    As filed with the Securities and Exchange Commission on August 15, 2000

                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                             --------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------
                         FiberNet Telecom Group, Inc.
            (Exact name of Registrant as specified in its charter)

                             --------------------

        Delaware                     4813                   13-3859938
                         (Primary Standard Industrial    (I.R.S. Employer
    (State or other       Classification Code Number)   Identification No.)
    jurisdiction of
    incorporation or
     organization)

                             570 Lexington Avenue
                           New York, New York 10022
                                (212) 405-6200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             --------------------
                                Michael S. Liss
                     President and Chief Executive Officer
                         FiberNet Telecom Group, Inc.
                             570 Lexington Avenue
                           New York, New York 10022
                                (212) 405-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------

                                  Copies To:
         Gordon Caplan, Esq.                   Gregory A. Ezring, Esq.
     Mintz, Levin, Cohn, Ferris,                  Latham & Watkins
       Glovsky and Popeo, P.C.                    885 Third Avenue
           Chrysler Center                    New York, New York 10022
           666 Third Avenue                        (212) 906-1200
       New York, New York 10022
            (212) 986-7200

                             --------------------
      Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             --------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Proposed Maximum
      Title of Each Class         Aggregate Offering Price            Amount of
of Securities to be Registered              (1)                   Registration Fee
----------------------------------------------------------------------------------
 Common Stock, $.001 par value
   per share....................        $143,750,000                   $38,000
----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                             --------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 15, 2000

PRELIMINARY PROSPECTUS

                          FiberNet Telecom Group, Inc.

                                  [   ] Shares

                                  Common Stock

    We are offering [   ] shares of our common stock. Our common stock is
traded on the Nasdaq National Market under the symbol "FTGX." The last reported sale price of our common stock on the Nasdaq National Market on August 14, 2000 was $14.44 per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 8.

                                --------------

                                                                    Per
                                                                   Share  Total
                                                                   ------ ------
Public Offering Price............................................. $[   ] $[   ]
Underwriting Discounts and Commissions............................ $[   ] $[   ]
Proceeds to FiberNet Telecom Group, Inc........................... $[   ] $[   ]

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters an option for a period of 30 days to
purchase up to an additional [   ] shares of common stock to cover over-
allotments.

                                --------------

Robertson Stephens

         First Union Securities, Inc.

                  CIBC World Markets

                           Prudential Volpe Technology
                                     a unit of Prudential Securities

                                                             Kaufman Bros., L.P.

                  The date of this prospectus is [     ], 2000


  diagram carrier hotel

 . Carrier Hotel Connectivity           diagram commercial office building
  - We supply a next generation
    optical network connection to     . FiberNet In-Building Network
    every floor, allowing quick         - We construct and operate FINs in class A office
    installation of broadband             properties that extend the metropolitan transport
    circuits to interconnect with         network's next generation optical network to
    any carrier in the building           every floor of the building

 . Gateway to international and                                                                 detailed diagram
  domestic long-haul networks                                                                  commercial office building

                                                                                             . Diversely routed fiber optic cables

                                                                                             . Customer Equipment Room

                                                                                             . OC-48/192 metropolitan transport
                                                                                               network

                                                                                             . Broadband to every floor





                                       diagram metropolitan transport
                                       network


                                       . Metropolitan Transport Network

                                         - Our metropolitan transport
                                           networks are fiber optic rings
                                           running through city streets that
                                           interconnect carrier hotels
                                           and FIN buildings using a high
                                           capacity next generation
                                           optical network

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   8
Forward Looking Statements...............................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  24
Business.................................................................  30
Management...............................................................  48
Principal Stockholders...................................................  57
Certain Relationships and Related Transactions...........................  60
Description of Capital Stock.............................................  63
Shares Eligible For Future Sale..........................................  66
Underwriting.............................................................  68
Legal Matters............................................................  70
Experts..................................................................  70
Where You Can Find More Information......................................  70
Index to the Financial Statements........................................ F-1

                               PROSPECTUS SUMMARY

      This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

Our Business

      We deploy, own and operate state-of-the-art, fiber-optic networks designed to provide comprehensive broadband connectivity for data, voice and video transmission to communications service providers in major metropolitan areas. These networks provide an advanced, high bandwidth, fiber-optic solution to support the growing demand for network capacity in the intra-city market, or local loop. We provide optical transport within and between carrier hotels, which are facilities where service providers exchange and route communications traffic, as well as optical transport from carrier hotels to tenants in select, class A commercial office buildings. Our networks support multiple transmission protocols including synchronous optical network, or SONET, Ethernet, Frame Relay, asynchronous transfer mode, or ATM, and Internet Protocol, or IP. We believe that our end-to-end connectivity, carrier-neutral position, rapid provisioning time and carrier-class reliability will make us the preferred carrier's carrier for metropolitan transport services. Our target markets are New York, Chicago, Los Angeles, San Francisco, Boston and Washington, D.C.

      We began operating our first metropolitan network in New York City in January 2000. We plan to commence operations in Chicago in the fourth quarter of this year. As of July 31, 2000, we had accomplished the following:

    . We deployed fiber-optic transport infrastructure in three major carrier hotels in New York City, including 60 Hudson Street and 111 Eighth Avenue.

    . We deployed advanced, vertical in-building networks, known as FiberNet
      In-Building Networks, or FINs, in five office buildings in New York
      City.

    . We entered into exclusive license agreements that give us the right to build and operate our FINs in 36 office buildings in our target markets.

    . We have exclusive license agreements that give us the right to manage communications access and infrastructure in 185 other office buildings nationwide.

    . We entered into 21 interconnection agreements with existing and potential customers, establishing the basis for purchase orders from them.

      We generate revenues on a monthly recurring basis by selling network capacity and related services to other service providers under long-term contracts, typically three to five years in length. We currently have 21 customers, including 360networks, Deutsche Telecom, France Telecom, Network Plus, NEXTLINK, Qwest, Teligent and Winstar.

Our Services

Transport

      In our target markets, we are focused on deploying and operating fiber-optic networks that replicate and expand the geographic and physical penetration of the incumbent local exchange carriers, or ILECs, and the regional Bell operating companies, or RBOCs. Our networks enable us to provide seamless transport in the local loop through the integration of three key elements:

      Carrier point facilities. Our networks originate in carrier point facilities that we establish in carrier hotels. At these facilities, we house our optical networking equipment, interconnect with our customers and transfer their traffic onto our networks.

      Metropolitan transport network. Our out-of-building infrastructures, or metropolitan transport networks, consist of multiple strands of lit fiber deployed in interconnecting circles, referred to as ring architectures. Our metropolitan transport networks establish connectivity between our carrier point facilities in carrier hotels and select multi-tenant, class A commercial office buildings, which we refer to as on-net buildings.

      FiberNet in-building networks, or FINs. In the central equipment rooms of on-net buildings, our customers' traffic is transferred onto our FINs. Once installed in an on-net building, our FIN provides a central distribution system that enables us to transport our customers' traffic directly to their end-users on each floor of the building. Subject to certain limitations, we are the exclusive provider of wholesale broadband capacity in our on-net buildings.

Colocation

      We offer colocation and ancillary services at several of our carrier point facilities and on-net buildings. These services provide customers with a secure technical operating environment in which to locate their communications and networking equipment. Our colocation facilities enable the interconnection of our networks with other service providers' networks.

Communications Access Management

      We manage communications access and infrastructure for commercial office properties, which we refer to as our off-net buildings, in markets nationwide. For the owners and managers of these buildings, we provide the in-building infrastructure necessary to meet the connectivity needs of tenants and manage service providers' access to these buildings.

Our Strategy

      Our goal is to become a leading provider of metropolitan fiber-optic transport services. We believe that by utilizing our cost-effective, carrier-neutral, flexible and scalable networks, service providers will have access to significantly more bandwidth in the local loop. The following are key elements of our strategy:

    . Establish a presence in multiple carrier interconnection points, focusing on carrier hotels, to expand the geographic reach of our network and increase the scope of our transport services;

    . Strengthen and expand our relationships with our service provider customers by emphasizing our carrier-neutral position, open network architectures, access to end-users and colocation facilities;

    . Continue to establish mutually beneficial relationships with major office property owners and managers to secure the rights to manage communications access and deploy infrastructure in their buildings; and

    . Continuously upgrade the capacity and quality of our network solutions to enable our customers to deliver new and innovative communications services to end-users.

Recent Transactions

      Devnet. In April 2000, we acquired 3% of Devnet L.L.C. In July 2000, we acquired the remaining 97%, which gave us 100% control of Devnet. We issued 3,461,162 shares, and granted options to purchase an additional 344,839 shares, of our common stock and paid approximately $18 million in cash in connection with these transactions. Devnet manages relationships between service providers and property owners and managers. Devnet has long-term exclusive contracts to control communications access to 210 class A commercial office buildings in major markets nationwide, of which 25 buildings are in our target markets. This real estate includes properties owned by Teachers Insurance and Annuity Association of America and Prime Realty Trust.

      Nortel Networks Inc. Nortel has invested $50 million in our business. In June 2000, Nortel invested $20 million by purchasing 2,000,000 shares of our series G preferred stock in a private placement. On July 31, 2000, Nortel surrendered its series G preferred stock and accrued dividends on that stock and invested an additional $22.5 million in a second private placement in exchange for 426,333 shares of our series H preferred stock at $10.00 per share, on an as converted basis. On August 11, 2000, Nortel invested $7.5 million by purchasing 62,500 of our series I preferred stock at $12.00 per share, on an as converted basis. Each share of our series H and series I preferred stock will be converted into ten shares of our common stock upon completion of this offering.

      In December 1999, we entered into a master purchase agreement with Nortel, giving us the right to purchase optical networking equipment and related services for up to $60 million at predetermined volume-based pricing. In June 2000, we amended the master purchase agreement to expand the scope of this agreement from $60 million to $260 million and to extend the term of the agreement to 2002.

      Credit Facility. In April 2000, we entered into a $75 million senior secured credit facility with Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Toronto Dominion (Texas), Inc. and Nortel. The credit facility has a term of four and one-half years, consisting of revolving availability for the first eighteen months and a term loan for the remaining three years. The credit facility is secured by substantially all of our assets. In addition to the initial lenders, First Union National Bank and IBM Credit Corporation are now lenders under the credit facility.

      Bechtel. In February 2000, we entered into a two year services agreement with Bechtel Corporation and Bechtel Associates Professional Corporation pursuant to which Bechtel will provide engineering services, labor, materials and equipment in connection with the design and installation of our FINs.

      Metromedia Fiber Network Services, Inc. In December 1999, we entered into a 20 year license agreement with Metromedia Fiber Network. Under this agreement, in exchange for 5,000,000 shares of our common stock, Metromedia Fiber Network granted us the right to use a significant number of fiber miles of intra-city dark fiber in our six target markets. As part of the transaction, we also acquired Metromedia Fiber Network's 10% membership interest in Local Fiber L.L.C., one of our wholly-owned subsidiaries.

      Tishman Speyer Properties, L.P. In May 2000, we entered into an agreement with Tishman Speyer Properties under which we will issue up to 1,600,000 shares of our common stock as we enter into exclusive license agreements for the deployment and operation of our FINs in 25 class A commercial office buildings owned by Tishman Speyer Properties and its affiliates. These license agreements generally give us the exclusive right to manage central distribution systems and provide wholesale transport services in these buildings for 15 years with options to renew the license for up to 10 years.

                                  The Offering

 Common stock offered by FiberNet....................     shares
 Common stock to be outstanding after this offering..     shares
 Use of proceeds..................................... For expansion of our network infrastructure,
                                                      working capital and
                                                      general corporate
                                                      purposes, including
                                                      possible acquisitions of,
                                                      or investments in,
                                                      complementary businesses,
                                                      products and
                                                      technologies. See "Use of
                                                      Proceeds."
 Nasdaq National Market symbol....................... "FTGX"

                              --------------------

      The number of shares of our common stock that will be outstanding after
the offering is based on       shares of common stock outstanding as of      ,
2000. This number includes 1,556,255 shares of our series C, D, E, F, H and I preferred stock, which will convert automatically into 14,809,358 shares of our common stock upon the closing of this offering.

      The number of shares of common stock to be outstanding after the offering excludes:

    . 7,661,728 shares issuable upon the exercise of outstanding stock options as of July 31, 2000 at a weighted average exercise price of $6.69 per share;

    . 3,476,369 shares available for future grant or issuance under our stock option plans as of July 31, 2000; and

    . 10,589,791 shares issuable upon the exercise of warrants outstanding as of July 31, 2000 at a weighted average exercise price of $4.01 per share.

                              --------------------

                             About This Prospectus

      Unless the context otherwise requires, throughout this prospectus FiberNet, we, us and our refer to FiberNet Telecom Group Inc., and its subsidiaries.

      Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

      This prospectus contains trademarks and trade names of other companies.

      Our principal executive offices are located at 570 Lexington Avenue, New York, New York 10022. We maintain the following web site: www.ftgx.com. The information contained on this web site is not part of this prospectus.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

     The following table presents our summary consolidated financial information. You should read this information together with the management's discussion and analysis of financial condition and results of operations section beginning on page 24, and our consolidated financial statements, our unaudited pro forma combined financial statements and the notes to those financial statements, beginning on page F-1.

     Our summary statement of operations data is presented for:

    . the years ended December 31, 1997, 1998, and 1999;

    . the six months ended June 30, 1999 and 2000; and

    . the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 on a pro forma basis to give effect to the acquisition of Devnet and the issuance of our series H and series I preferred stock to Nortel.

     Our summary balance sheet data is presented as of June 30, 2000, on an actual, pro forma and pro forma as adjusted basis.

     The pro forma information gives effect to:

    . the acquisition of Devnet; and

    . the issuance of 426,333 shares of our series H preferred stock and 62,500 shares of our series I preferred stock to Nortel.

     The pro forma as adjusted information adjusts the pro forma information to give effect to:

    . the automatic conversion of all of our outstanding convertible preferred stock into a total of 14,809,358 shares of common stock upon the completion of this offering; and

    . the sale by us of     shares of common stock at an assumed offering
      price of $    per share after deducting the underwriting discounts and
      commissions and estimated offering expenses and the application of the net proceeds from this offering.

                                             Actual                                   Pro Forma
                          ------------------------------------------------  -------------------------------
                                                         Six Months Ended    Year Ended  Six Months Ended
                            Year Ended December 31,          June 30,       December 31,     June 30,
                          -----------------------------  -----------------  ------------ ------------------
                             1997      1998      1999     1999      2000        1999       1999      2000
                          ----------- -------  --------  -------  --------  ------------ --------  --------
                          (unaudited)                      (unaudited)      (unaudited)     (unaudited)
Statement of Operations
 Data:
Revenues................    $    --   $    --  $     --  $    --  $  1,768   $   1,865   $    865  $  3,257
Operating expenses:
 Direct costs...........         --        --        --       --       813       3,023      1,512     2,508
 Selling, general and
  administrative
  expenses..............        712     3,111    12,567    3,071     9,793      15,036      4,065    12,734
 Stock related expense..         --        --        --       --     2,237       3,429      3,429     2,237
 Depreciation and
  amortization..........          2        28       520      111     2,415       4,807      2,250     4,565
                            -------   -------  --------  -------  --------   ---------   --------  --------
Total operating
 expenses...............        714     3,139    13,087    3,182    15,258      26,295     11,256    22,044
                            -------   -------  --------  -------  --------   ---------   --------  --------
Loss from operations....       (714)   (3,139)  (13,087)  (3,182)  (13,490)    (24,430)   (10,391)  (18,787)
Interest income
 (expense), net.........         26       156    (1,284)    (199)   (1,223)     (1,258)      (173)   (1,172)
Interest expense on
 beneficial conversion..         --        --    (7,932)      --        --          --         --        --
                            -------   -------  --------  -------  --------   ---------   --------  --------
Net loss before minority
 interest...............       (688)   (2,983)  (22,303)  (3,381)  (14,713)    (25,688)   (10,564)  (19,959)
Minority interest.......         23       167       104       87        --          --         --        --
                            -------   -------  --------  -------  --------   ---------   --------  --------
Net loss................       (665)   (2,816)  (22,199)  (3,294)  (14,713)    (25,688)   (10,564)  (19,959)
Preferred stock
 dividends(1) ..........         --        --   (50,002)      --   (19,532)    (77,799)   (16,759)  (22,638)
                            -------   -------  --------  -------  --------   ---------   --------  --------
Net loss applicable to
 common stockholders....    $  (665)  $(2,816) $(72,201) $(3,294) $(34,245)  $(103,487)  $(27,323) $(42,597)
                            =======   =======  ========  =======  ========   =========   ========  ========
Net loss applicable to
 common stockholders per
 share: Basic and
 diluted................    $ (0.04)  $ (0.18) $  (4.30) $ (0.21) $  (1.25)  $   (5.11)  $  (1.40) $  (1.38)
Weighted average common
 shares outstanding:
 Basic and diluted......     15,000    15,847    16,798   16,025    27,454      20,259     19,486    30,915
Supplemental Data:
EBITDA(2)...............    $  (712)  $(3,111) $(12,567) $(3,071) $ (8,838)  $ (16,194)  $ (4,712) $(11,985)

                                                          June 30, 2000
                                                  ------------------------------
                                                           (unaudited)
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $ 23,587  $39,828
Other current assets.............................    3,183    3,659
Property, plant and equipment, net...............   67,475   68,054
Total assets.....................................  118,553  196,609
Long-term liabilities............................    6,859    6,859
Total stockholders' equity.......................  104,291  173,233

(1) We have recorded non-cash dividends, paid in additional shares of each of our respective series of preferred stock, on our series D, E, F, G, H and I preferred stock. There are no longer any shares of our series G preferred stock authorized or outstanding. Each share of our series D, E, F, H and I preferred stock is convertible into 10 shares of our common stock. The recorded amount of the dividends was calculated based on the market price of our common stock. Our series D, E, F, H and I preferred stock will convert into shares of our common stock upon completion of this offering.
(2) EBITDA is defined as net loss before income taxes and minority interest, interest expense, interest income, depreciation and amortization, and stock related expense. EBITDA is commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Because it is not calculated under generally accepted accounting principles, our EBITDA may not be comparable to similarly titled measures used by other companies.

                                  RISK FACTORS

      You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently deem immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We are an early-stage company, and we expect to encounter risks and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets

      We did not begin to engage in our current business until 1999 and did not begin to offer our services until the first quarter of 2000. The market for our services is unproven, and our limited operating history makes the evaluation of our future prospects very difficult. We will encounter risks and difficulties frequently experienced by early stage companies in new and rapidly evolving markets. As a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a strain on all of our resources and require substantial additional capital. If we do not successfully address these risks, we may not achieve profitability, and our business will suffer.

We have and will continue to experience operating losses, net losses and a cash flow deficit

      We may not achieve or sustain operating income, net income or positive cash flow from operations in the future. Since our inception we have incurred operating losses and net losses both on an annual and quarterly basis. We have not achieved profitability and expect to continue to incur operating losses and net losses in 2000 and for the foreseeable future. In 1998, we had an operating loss of $3.1 million and a net loss of $2.8 million, and in 1999, we had an operating loss of $13.1 million and a net loss of $72.2 million. For the first six months of 2000, we had an operating loss of $13.5 million and a net loss of $34.2 million. From our inception through 1999, we did not generate any revenues. For the first six months of 2000, we generated revenues of $1.8 million.

      In addition, we expect to continue to incur significant operating costs and, as a result, will need to generate significant revenue to achieve profitability, which may not occur. If our revenues do not grow as needed to offset increases in these costs, it is unlikely our business will succeed. Furthermore, we will make substantial capital expenditures in deploying our networks before we know whether our business plan can be successfully executed.

      You should also be aware that our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

    . the economic and competitive conditions in the communications and networking industries;

    . any operating difficulties, increased operating costs or pricing pressures we may experience;

    . the passage of legislation or other regulatory developments that may adversely affect us;

    . any delays in implementing any strategic projects; and

    . our ability to complete our networks in a timely and cost-effective manner.

We must make significant capital expenditures before generating operating profits, which may prove insufficient to justify those expenditures

      We will have to make significant capital expenditures to develop our business and deploy our networks, services and systems. The amount and timing of these expenditures are uncertain and will depend upon our ability to execute our plans in a timely and cost-effective manner. When we install an in-building network or construct a carrier point facility, we incur significant initial expenditures, typically ranging from $400,000 to $1 million for in-building networks and $500,000 to $5 million for carrier point facilities. Construction costs vary with building size, location, complexity of the construction project and other factors. In addition, we typically install infrastructure before contracting with our customers for use of that infrastructure. Since we generally do not have binding commitments until our infrastructure is in place, and because our costs can vary, we may not be able to recoup our expenditures. If our revenues do not grow as expected, or capital expenditures or operating costs exceed our estimates, our business will suffer.

We must obtain additional carrier hotel lease agreements and maintain our existing agreements for space in major carrier hotels or our business will be harmed

      Our business depends upon our ability to lease space in carrier hotels to establish carrier point facilities where we can locate our networking equipment and interconnect with our customers. At a minimum, to provide our services in any one of our target markets, we must obtain space in two of the major carrier hotels in that target market. In addition, we need adequate space at our carrier point facilities in order to continue offering colocation services. There is significant competition for space in major carrier hotels. Our inability to obtain additional space, or our inability to renew existing leases, would impede our growth and have a material adverse effect on our business.

We must obtain additional license agreements with building owners for the installation of our in-building network infrastructure, or our growth will be constrained

      Our business depends upon our ability to enter into license agreements to install in-building networks in commercial office buildings. We depend heavily on a limited number of real estate owners and developers for these license agreements. A deterioration in our relationship with them would harm our business. In addition, there are currently a significant number of other companies competing for these same rights. The failure of property owners and managers to grant access rights or enter into license agreements with us on acceptable terms could substantially reduce our potential customer base. Furthermore, building owners may terminate or fail to renew our existing license agreements. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. Building owners may decide not to permit us to install our networks in their buildings. In addition, our competitors may install networks in any building for which we do not obtain a license agreement. Our success will ultimately depend upon our ability to quickly obtain license agreements and install our in-building networks in many more buildings. We may not be able to accomplish this, which would have a material adverse effect on our business.

We will require additional capital to complete the build-out of our networks and to fund our other needs, and an inability to obtain such capital could harm our business

      We believe that in addition to the money raised in this offering, we will need to raise substantial additional funds through public or private equity or debt financings to complete the construction of our networks in our target markets. If we raise funds through the issuance of equity securities, the ownership percentage of our then-current stockholders will be diluted and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through another bank credit facility or the issuance of debt securities, the holders of such indebtedness would have rights senior to the rights of the holders of our common stock, and the terms of this indebtedness could impose restrictions on our ability to incur additional indebtedness and on our operations, which could impede the successful completion of our business plan.

      There can be no assurance that any such funds will be available at the time or times needed, or on terms acceptable to us. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or anticipated expansion, which will have a material adverse effect on our business.

We cannot assure you that we will successfully complete the construction of our networks

      We currently operate a network in New York City, have commenced construction in Chicago and intend to commence construction in our other target markets over the next two years. The construction of these networks entails significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental problems, work stoppages, and unanticipated cost increases. Building owners have the ability to delay the installation of our in-building networks by impeding our access to the building. Moreover, we currently depend on a limited number of suppliers for our equipment and outsource a significant portion of the installation and deployment of our networks to third parties. In particular, we rely on Nortel for our network equipment and Bechtel for the construction of our FINs. Any supply shortage or reduction in services from these major equipment vendors or providers could delay the buildout of our networks. Our vendors may also not be able to meet our requirements in a timely and satisfactory manner, and we may not be able to obtain additional services and equipment when and if needed. Although we believe that there are alternative suppliers for this equipment and these services, it could take a significant period of time to establish relationships with alternative suppliers and to substitute their equipment into our networks. In addition, the price of the equipment we purchase may substantially increase over time, increasing the costs we pay in the future. Further, there can be no guarantee that Metromedia Fiber Network will have fiber laid in our target markets in a time frame that meets our business plan. In such event, we could be required to wait until the appropriate fiber is laid or to seek fiber from alternative sources. There is no guarantee that we will be able to obtain rights to fiber suitable for our business plan on a timely basis, or on favorable terms, or at all.

      We cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will become operational within the contemplated schedules, if at all. Difficulties associated with constructing our networks could increase the estimated costs and delay the scheduled completions, either of which could have a material adverse effect on our business.

We may need to expand or adapt our networks in the future in order to remain competitive, which could be very costly

      Any expansion or adaptation of our networks could require substantial additional financial, operational and managerial resources which may not be available to us. We may have to expand or adapt our networks to respond to the following:

    . an increasing number of customers;

    . demand for greater capacity;

    . changes in our customers' service requirements; and

    . technological advances.

We must increase the number of our significant customers and the volume of traffic on our networks or our business will suffer

      We must substantially increase the current volume of traffic on our networks in order to realize anticipated revenues and cash flows. To do so, we must obtain long-term commitments from new large-volume customers, as well as expand our relationships with current customers. This need is more critical as a wholesale carrier because our potential customers are a limited number of service providers. Therefore, it is essential for us to succeed at establishing and expanding customer relationships, otherwise our business will suffer.

      During the first six months of 2000, our largest customers, 360networks, Network Plus and Qwest, accounted for approximately 88% of our net sales. This high concentration of sales to a few of our largest customers increases the risk of a substantial decrease in our net sales resulting from a deterioration in our relations with any of these customers.

There might not be sufficient demand for broadband services, which could impact our ability to sell network capacity and prevent our revenues from growing as rapidly as expected

      Demand and market acceptance for recently introduced services in the communications industry are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of services requiring broadband capabilities remain unresolved and may impact the growth of these services. Historically, some businesses have been reluctant to purchase broadband services, such as high-speed Internet access, for a number of reasons, including:

    . resistance to the use of the Internet in business applications;

    . inconsistent quality of service;

    . lack of available cost-effective, high-speed options;

    . the need to deal with multiple and frequently incompatible vendors;

    . inadequate security for stored or transmitted data;

    . lack of networking tools to simplify Internet access and use; and

    . lack of high-speed application requirements.

      If these issues and concerns cause the commercial market for communications, voice and data transmission and Internet access and other broadband services to develop more slowly than expected, demand for our capacity on our networks will not grow as quickly as anticipated. As a result, our revenues will not grow rapidly enough to achieve or sustain profitability.

If we cannot maintain the scalability, reliability and speed of our network, potential customers will not use our services

      Because of the limited deployment of our services, our ability to manage a substantial amount of traffic on our networks while maintaining superior service is unknown at this time. There is no assurance that our network will be able to maintain such levels of service as the number of our customers grows. Our failure to maintain such levels of service would significantly reduce customer demand for our services and have a material adverse effect on our business.

Service interruptions on our networks could expose us to liability or cause us to lose customers

      Our operations depend on our ability to avoid and mitigate any damages from power losses, network software flaws, telecommunications failures, transmission cable cuts or natural disasters. The failure of any equipment or facility on our networks could result in the interruption of customer service until we make the necessary repairs or install replacement equipment. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, which would reduce our revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs will be extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our networks. Our networks may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after our networks have been completed and are in use.

Our failure to manage the growth of our operations could harm our business

      We have rapidly and significantly expanded our operations. We anticipate that further significant expansion will be required to grow our customer base if we are to be successful in implementing our business strategy. Our future performance depends in part upon our senior management's ability to manage our growth effectively. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. We have increased the number of our employees from 34 employees as of December 31, 1999 to 139 employees as of July 31, 2000. If we are unable to manage our growth effectively, our business will suffer.

Our business will be harmed if our information support systems are not further developed

      Sophisticated information processing systems, including provisioning, billing, and network management are vital to our growth and our ability to achieve operating efficiencies. Our plans for the development and implementation of these systems rely largely upon acquiring products and services from third-party vendors and integrating those products and services. We may be unable to implement these systems on a timely basis or at all, and these systems may not perform as expected. A failure of these systems could substantially impair our ability to provide services, send invoices and monitor our operations. We may also be unable to maintain and upgrade our operational support systems as necessary.

We license key software from third parties. If we are unable to obtain such software on commercially acceptable terms, our business could be adversely affected

      We rely on software licensed from third parties, including applications that are integrated with internally developed software and used in our services. Most notably, we license Doc X Web-Server, DSIT, Portal, Preside and MetaSolv TBS. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our services. Although we believe that there are alternative suppliers for the software that we rely upon, it could take a significant period of time to establish relationships with alternative suppliers and integrate their software into our services. The loss of any of our relationships with these suppliers could have a material adverse affect on our business.

We depend on our key personnel, and the loss of their services may adversely affect our business

      We are highly dependent upon the efforts of our existing senior management team. Although we have entered into employment agreements with members of our senior management team, these agreements are typically only for two years. The death or departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition.

We must attract and retain qualified professionals in a tight labor market, or we will be unable to manage our growth

      Our growth will require us to hire and train additional management, technical and marketing personnel. There is intense competition for management, technical and marketing personnel in the communications industry and recruiting qualified personnel is a difficult and time-consuming process. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to deploy our service in a timely fashion or to support our users and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. The failure to attract and retain additional qualified employees could have a material adverse effect on our business.

We cannot be certain that we will achieve the anticipated benefits from our acquisition of Devnet, which may harm our business

      We have recently acquired Devnet with a view to expanding our service offerings. In order for us to realize the benefits of our acquisition, we must:

    . integrate the buildings for which Devnet has license agreements into our business; and

    . combine our personnel in an effective, timely and cost-efficient manner.

      If we do not achieve these goals, we will not realize the anticipated benefits from the acquisition, and our business may be adversely affected.

The sector in which we operate is highly competitive, and we may not be able to compete effectively

      We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The entities that compete with us include cable modem, Internet, digital subscriber line, microwave, mobile and fixed wireless service providers, local telephone companies and long distance companies. The numerous companies that may seek to enter our market may expose us to severe price competition for our services or for building access rights. We expect competition to intensify in the future. If these competitors successfully focus on our market opportunity, there may be intense price competition which could have a material adverse effect on our business.

We may face competition from various service providers in buildings for which we have exclusive license agreements

      We generally have exclusive license agreements for both our on-net and off-net buildings. Even though our competitors cannot install a central distribution system in any of our buildings covered by an exclusive agreement, they may still compete with us by installing infrastructure designed to directly service one or more specific tenants in the building as requested by such tenants. Consequently, they could indirectly compete against us by not utilizing our FINs to gain connectivity to tenants. In addition, ILECs and RBOCs currently own pre-existing, copper-based networks in many of our on-net and off-net buildings. These ILECs and RBOCs may be able to upgrade their existing networks to provide advanced broadband services which would place them in direct competition with us. Furthermore, service providers may have pre-existing license agreements in our buildings, which allow these providers to install, and possibly expand, their network infrastructure in our buildings. As a result, we may face competition in some of the buildings for which we have exclusive license agreements.

Alternative technologies pose competitive threats

      In addition to fiber-optic technology, there are other technologies that provide more capacity and speed than traditional copper wire transmission technology, such as DSL and wireless technologies, and can be used instead of our network. Furthermore, these technologies may be improved and other new technologies may be developed that provide more capacity, reliability, scalability and speed than the fiber-optic technology we deploy. The development of new technologies or the significant penetration of alternative technologies into our target markets may reduce the demand for our services and consequently could have a material adverse effect on our business.


In the communications industry, continued competition or an excess of network capacity could cause prices for our services to decline

      We anticipate that prices for our services specifically, and fiber-optic network services in general, will decline over the next several years due primarily to the following:

    . price competition as various service providers continue to install networks that might compete with our networks;

    . recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber; and

    . strategic alliances or similar transactions that increase customers' purchasing power.

We have outstanding debt which may limit our ability to borrow additional money, restrict the use of our cash flows and constrain our business strategy, and we may not be able to meet our debt obligations

      We have, and will continue to have after this offering of our stock, outstanding debt and debt service requirements. We will have total debt, excluding an original issue discount, of approximately $22.1 million, as of June 30, 2000. As a result of this debt, we will need to devote a portion of our available cash towards debt service payments and our ability to borrow additional amounts in the future may be limited. Furthermore, we have agreed to terms in our credit agreement that expose us to certain risks and limitations:

    . as the interest rate on our debt is variable, if interest rates rise, our debt service payments will increase;

    . we have made affirmative financial covenants that we will breach if our financial results do not meet our expectations; and

    . we have agreed to certain negative covenants that may cause us to make choices regarding the operation of our business that we would not otherwise make.

      You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance and on our ability to implement our business strategy successfully. We cannot assure you that our future cash flows and capital resources will be sufficient to repay our existing indebtedness and any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. In the event that we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our networks, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our existing debt agreements would result. To avoid a default, we may need waivers from third parties, which might not be granted.

Legislation and government regulation could adversely affect us

      Regulation of telecommunications. We are subject to federal, state and local regulations that affect our services, competition, demand costs and other aspects of our operations. The regulation of the communications industry is changing rapidly, and varies from state to state. Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. Certain communications services are subject to significant regulation at the federal and state level. The Federal Communications Commission regulates communications carriers providing intrastate, interstate and international common carrier services. State public utility commissions exercise jurisdiction over intrastate communications services. The Federal Communications Commission and state public utility commissions do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Our subsidiary, Local Fiber, LLC, is regulated as a common carrier by virtue of its provision of communications services directly to the public for a fee. As a common carrier, Local Fiber, LLC is subject to extensive federal, state and local communications regulation, which includes the payment of all applicable regulatory assessments.

      Many of our competitors and vendors, especially ILECs, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today, other than those provided by Local Fiber, LLC, are not subject to regulation imposed on other telecommunications services by the FCC or the state public utility commissions, changes in regulation or new legislation may impose regulation on our non-regulated services.

      Regulation of access to office buildings could negatively affect our business. Some states have adopted laws that require that commercial building owners provide non-discriminatory access to communications providers. Recently, the FCC initiated a regulatory proceeding relating to access to multiple tenant buildings, and a bill was introduced in Congress that addresses issues relating to communications access to buildings owned or used by the federal government. Some of the issues being considered in these developments include requiring building owners to provide utility shaft access to communications carriers, and requiring communications providers to provide access to other communications providers. Although we do not know whether or in what form these proposals will be adopted, if they are adopted and regulatory or legal requirements change access rights to our target building or our networks, these requirements will facilitate our competitors' entry into buildings where we have access rights, which in turn will diminish the value of our access rights and adversely affect our competitive position.

      As an access provider, we may incur liability for information disseminated through our networks. The law relating to the liability of access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Although we have not been sued for information carried on our networks, it is possible that we could be. Federal and state statutes have been directed at imposing liability on Internet service providers for aspects of content carried on their networks. There may be new legislation and court decisions that may affect our services and expose us to potential liability.

      As the law in this area develops, the potential imposition of liability for information carried on and disseminated through our networks could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or services offerings. Any significant costs that we incur as a result of such measures or the imposition of liability could have a material adverse effect on our operating expenses and our liquidity.

Risks Associated with this Offering

Our principal stockholders, directors and executive officers currently control a majority of the voting rights of our stock, and this may limit your ability to affect the outcome of any stockholder vote or exercise any influence over our business

      The concentration of ownership of our stock may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, or tender offer that could involve a premium over the price of our common stock. Upon completion of this offering, our executive officers, directors and greater-than-five-percent stockholders and their affiliates will, in the aggregate, beneficially own approximately % of the outstanding common stock, or % of the outstanding common stock if the underwriters' over-allotment option is exercised in full. These stockholders, if they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Anti-takeover provisions could prevent or delay a change of control that stockholders may consider favorable

      Provisions in our certificate of incorporation, our amended and restated by laws and Delaware law could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their common stock. The authorization of undesignated preferred stock, for example, gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. If a change of control or change in management is delayed or prevented, this premium may not be realized, or the market price of our common stock could decline.

Holders of our common stock will not receive a return on their shares until they sell them, because we do not plan to pay cash dividends on our shares

      We have neither declared nor paid any dividends on our common stock and do not anticipate paying cash dividends in the future. We currently intend to retain any earnings to fund operations and future growth. Furthermore, our credit facility currently prohibits, and the terms of any future debt agreements or preferred stock will likely restrict, the payment of cash dividends on our common stock.

We may use the proceeds of this offering in ways with which you may not agree or which prove to be ineffective

      We have not committed the net proceeds of this offering to any particular purpose. We will, therefore, have significant flexibility in applying the net proceeds of this offering, including ways with which you may disagree. We may, if the opportunity arises, use a portion, or all, of the net proceeds to acquire or invest in businesses, products and technologies. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business.

Shares eligible for public sale after this offering could adversely affect our stock price

      Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock
to decline. After this offering,     shares of our common stock will be
outstanding. All of the shares sold in this offering will be freely tradable immediately after this offering. In addition, after 135 days, the lock-up
agreement with Robertson Stephens will expire and     shares of common stock
may be sold in the public market by existing stockholders subject to applicable volume and other limitations imposed under federal securities laws or pursuant to a registration statement to register for resale shares of common stock issued upon the exercise of stock options. Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the lock-up agreement. In evaluating whether to release all or any of such shares, Robertson Stephens may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, recent trading volume, recent prices of the stock and the length of time before the lock-up expires. The occurrence of sales, or the perception that sales could occur, could cause the amount of our stock available for sale, or perceived to be available for sale, in the public market to exceed demand, which could cause the market price of our common stock to drop significantly.

Investors in this offering will suffer immediate and substantial dilution in the net tangible book value of their shares

      The public offering price per share of our common stock is substantially higher than the net tangible book value per share of our common stock. Our pro forma net tangible book value per share of common stock as of June 30, 2000 was
$   . Based on the assumed offering price of $    per share, investors will
experience an immediate dilution in pro forma net tangible book value equal to
$    per share. You may experience further dilution if holders of stock options exercise their options, if warrant holders exercise their warrants to purchase common stock or we issue additional shares of common stock in the future.

Our stock price is likely to be highly volatile and you may lose all or part of your investment

      Following this offering, the trading price of our common stock may be highly volatile. Failure to meet market expectations because of quarterly fluctuations in our financial results could cause our stock price to decline and you could lose all or part of your investment. Moreover, factors that are not related to our operating performance could cause our stock price to decline. The stock market has periodically experienced significant price and volume fluctuations that have affected the market prices for securities of technology and communications companies. Consequently, you may experience a decrease in the market value of your common stock or lose all or part of your investment, regardless of our operating performance or prospects.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

      We estimate that we will receive net proceeds from the sale of our shares
of common stock in this offering of $    million, assuming a public offering
price of $    per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be
$    million.

      We intend to use the net proceeds of this offering for:

    . expansion of our network infrastructure; and

    . working capital and general corporate purposes, including possible acquisitions of, or investments in, complementary businesses, products and technologies.

      As of the date of this offering, we have no understandings, commitments or agreements to make any material acquisitions or investments. We will have broad discretion concerning the use of the net proceeds of the offering. Pending our use of the net proceeds of this offering for the purposes described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                        PRICE RANGE OF OUR COMMON STOCK

      Our common stock began trading on the OTC Bulletin Board on November 24, 1997. Prior to November 24, 1997, there was no public market for our common stock or any of our other securities. On April 27, 2000, we commenced trading our common stock on the Nasdaq National Market under the symbol "FTGX." The following table sets forth, for 1998, 1999 and for the first three quarters to date for 2000, the high and low sales prices per share of our common stock. The prices for the period prior to April 27, 2000 were obtained from the OTC Bulletin Board and the prices for the period commencing April 27, 2000 were obtained from the Nasdaq National Market.

                                                                 Price Range of
                                                                  Common Stock
                                                                 ---------------
                                                                  High     Low
                                                                 ------- -------
      1998:
        First Quarter..........................................  $ 8.375 $ 4.500
        Second Quarter.........................................  $ 6.000 $ 4.000
        Third Quarter..........................................  $ 4.688 $ 1.875
        Fourth Quarter.........................................  $ 2.375 $ 1.000
      1999:
        First Quarter..........................................  $ 3.250 $ 1.250
        Second Quarter.........................................  $ 5.313 $ 2.938
        Third Quarter..........................................  $ 7.500 $ 4.250
        Fourth Quarter.........................................  $17.438 $ 4.875
      2000:
        First Quarter..........................................  $25.500 $13.250
        Second Quarter.........................................  $18.000 $ 8.750
        Third Quarter (to August 14, 2000).....................  $12.875 $18.750

      On August 14, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $14.44 per share. As of June 7, 2000, there were approximately 2,988 stockholders of record.

                                DIVIDEND POLICY

      We have not paid any dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, for the foreseeable future, we intend to retain our earnings, if any, for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, our results of operations and our current and anticipated cash needs. Our credit facility currently prohibits, and future debt agreements and preferred stock will likely restrict, the payment of cash dividends on our common stock.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2000 on actual, pro forma and pro forma as adjusted basis.
    Our pro forma information gives effect to:
    . the issuance of 426,333 shares of our series H preferred stock and
      62,500 series I preferred stock to Nortel; and
    . the acquisition of Devnet.
    Our pro forma as adjusted information adjusts the pro forma information to give effect to:
    . the conversion of all of our outstanding convertible preferred stock into 14,809,358 shares of common stock; and
    . the sale by us of     shares of common stock at an assumed public
      offering price of $    per share, after deducting the underwriting
      discounts and commissions and estimated offering expenses, and the application of the net proceeds from this offering.

                                               June 30, 2000
                                  ----------------------------------------------
                                                                     Pro Forma
                                     Actual         Pro Forma       as Adjusted
                                  --------------   --------------  -------------
                                   (unaudited)
                                    (in thousands, except share amounts)
Cash and cash equivalents........  $       23,587  $       39,828          $
Long-term obligations, less
  current maturities.............           6,859           6,859
Stockholders' equity:
 Common stock, $0.001 par value,
   150,000,000 authorized and
   28,519,759 shares issued and
   outstanding actual; issued and
   outstanding pro forma and pro
   forma as adjusted.............              28              31
 Preferred stock, $0.001 par
   value; 20,000,000 shares
   authorized, shares issued and
   outstanding:
  Series C voting preferred
    stock $0.001 par value,
    83,688 shares issued and
    outstanding actual; 83,688
    issued and outstanding pro
    forma and none pro forma as
    adjusted (preference in
    involuntary liquidation
    value, $1.50 per share)......             125             125
  Series D preferred stock
    $0.001 par value, 316,376
    shares issued and
    outstanding actual; 316,376
    issued and outstanding pro
    forma and none pro forma as
    adjusted (preference in
    involuntary liquidation
    value, $15.00 per share).....          23,623          23,623
  Series E preferred stock
    $0.001 par value, 305,627
    shares issued and
    outstanding actual; 305,627
    issued and outstanding pro
    forma and none pro forma as
    adjusted (preference in
    involuntary liquidation
    value, $15.00 per share).....          23,457          23,457
  Series F preferred stock
    $0.001 par value, 361,731
    shares issued and
    outstanding actual; 361,731
    issued and outstanding pro
    forma and none pro forma as
    adjusted (preference in
    involuntary liquidation
    value, $30.00 per share).....          27,763          27,763
  Series G preferred stock
    $0.001 par value, 2,000,000
    shares issued and
    outstanding actual; none
    authorized, issued or
    outstanding pro forma and
    none pro forma as adjusted
    (preference in involuntary
    liquidation value, $10.00
    per share)...................          34,000             --
  Series H preferred stock
    $0.001 par value, none
    issued and outstanding
    actual; 426,333 issued and
    outstanding pro forma and
    none pro forma as adjusted
    (preference in involuntary
    liquidation value, $100.00
    per share)...................             --           63,910
  Series I preferred stock
    $0.001 par value, none
    issued and outstanding
    actual; 62,500 issued and
    outstanding pro forma and
    none pro forma as adjusted
    (preference in involuntary
    liquidation value, $120.00
    per share)...................             --            8,906
 Additional paid in capital and
   other.........................         105,336         149,111
 Accumulated deficit.............        (110,041)       (123,693)
                                   --------------  --------------
     Total stockholders' equity..         104,291         173,233
                                   --------------  --------------
      Total capitalization.......  $      134,737  $      219,920
                                   ==============  ==============

      The capitalization in the table above excludes:
    . 7,072,334 shares of common stock issuable upon the exercise of outstanding options as of June 30, 2000 at a weighted average exercise price of $6.43 per share;
    .4,091,611 shares of common stock reserved for issuance under our stock option plans as of June 30, 2000; and
    .10,229,591 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $3.41 per share.

      This table should be read in conjunction with our consolidated financial statements, our unaudited pro forma combined financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                    DILUTION

      Our pro forma net tangible book value as of June 30, 2000 was $   , or
$    per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to:

    . the acquisition of Devnet; and

    . the conversion of all of our convertible preferred stock into 14,809,358 shares of our common stock upon completion of this offering.

      After giving effect to the sale of     shares of our common stock in this
offering at an assumed public offering price of $    per share, and after
deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 would have been
$   , or $    per share of common stock. This represents an immediate increase
in pro forma net tangible book value of $    per share to our existing
stockholders and an immediate dilution in pro forma net tangible book value of
$    per share to new investors. The following table illustrates the per share dilution:

   Assumed public offering price per share.............................       $
     Pro forma net tangible book value per share as of June 30, 2000...  $
     Pro forma increase attributable to new investors..................  $
   Pro forma net tangible book value per share after the offering......       $
   Pro forma dilution per share to new investors who purchase shares in
     the offering......................................................       $

      If the underwriters exercise their option to purchase additional shares in the offering, the pro forma net tangible book value per share after the
offering would be $    per share, the increase in pro forma net tangible book
value per share to existing stockholders would be $    per share and the
dilution to persons who purchase shares in the offering would be $    per
share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the selected financial data presented below and our financial statements, our unaudited pro forma combined financial statements, the notes to those financial statement and the management's discussion and analysis of financial condition and results of operations section appearing elsewhere in this prospectus.

      The consolidated statement of operations data for the fiscal year ended June 30, 1997, and the consolidated balance sheet data as of June 30, 1997 have been derived from our consolidated financial statements, which have been audited by Mendelsohn Kary Bell & Natoli, independent public accountants, and appear elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and appear elsewhere in this prospectus. The consolidated statement of operations data for the six months ended December 31, 1997 and the six months ended June 30, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1997 and June 30, 1999 and 2000 are derived from unaudited consolidated financial statements appearing elsewhere in this prospectus. The statements of operations data for the period from August 10, 1994, the date of our inception, to June 30, 1996, the pro forma year ended December 31, 1999 and the six months ended June 30, 1999 and 2000, and the pro forma and pro forma as adjusted balance sheet data as of June 30, 2000, have been derived from our unaudited pro forma combined financial statements appearing elsewhere in this prospectus. Our historical and pro forma results are not necessarily indicative of the operating results to be realized in the future.

      Our selected consolidated statement of operations and balance sheet data are presented on an actual, pro forma and pro forma as adjusted basis.

    Our pro forma information gives effect to:

    . the issuance of 426,333 shares of our series H preferred stock and 62,500 shares of our series I preferred stock to Nortel; and

    . the acquisition of Devnet L.L.C.

    Our pro forma as adjusted information adjusts the pro forma information to give effect to:

    . the automatic conversion of all of our outstanding convertible preferred stock into a total of 14,809,358 shares of common stock upon the completion of this offering; and

    . the sale by us of     shares of common stock at an assumed offering
      price of $    per share after deducting the underwriting discounts and
      commissions and estimated offering expenses and the application of the net proceeds from this offering.

                                                   Actual                                                Pro Forma
                    ------------------------------------------------------------------------  --------------------------------
                    Period from
                    August 10,
                        1994                  Six                                Six                              Six
                    (inception)   Year       Months          Year               Months            Year           Months
                         to       Ended      Ended          Ended               Ended            Ended           Ended
                     June 30,   June 30,  December 31,   December 31,         June 30,        December 31,      June 30,
                    ----------- --------  ------------ -----------------  ------------------  ------------ -------------------
                       1996       1997      1997 (1)    1998      1999      1999      2000        1999       1999      2000
                    ----------- --------  ------------ -------  --------  --------  --------  ------------ --------  ---------
                    (unaudited)                                              (unaudited)      (unaudited)     (unaudited)
                                                   (in thousands, except per share data)
Statement of
 Operations Data:
Revenues..........    $    --   $    --     $    --    $    --  $     --  $     --  $  1,768   $.  1,865   $    865  $   3,257
Operating
 expenses:
 Direct costs.....         --        --          --         --        --        --       813       3,023      1,512      2,508
 Selling, general
  and
  administrative
  expenses........          9       374         418      3,111    12,567     3,071     9,793      15,036      4,065     12,734
 Stock related
  expense.........         --        --          --         --        --        --     2,237       3,429      3,429      2,237
 Depreciation and
  amortization....         --        --           2         28       520       111     2,415       4,807      2,250      4,565
                      -------   -------     -------    -------  --------  --------  --------   ---------   --------  ---------
  Total operating
   expenses.......          9       374         420      3,139    13,087     3,182    15,258      26,295     11,256     22,044
                      -------   -------     -------    -------  --------  --------  --------   ---------   --------  ---------
Loss from
 operations.......         (9)     (374)       (420)    (3,139)  (13,087)   (3,182)  (13,490)    (24,430)   (10,391)   (18,787)
Interest
 income/(expense),
 net..............         --        --          26        156    (1,284)     (199)   (1,223)     (1,258)      (173)    (1,172)
Interest expense
 on beneficial
 conversion.......         --        --          --         --    (7,932)       --        --          --         --         --
                      -------   -------     -------    -------  --------  --------  --------   ---------   --------  ---------
Net loss before
 minority
 interest.........         (9)     (374)       (394)    (2,983)  (22,303)  (3,381)   (14,713)    (25,688)   (10,564)   (19,959)
Minority
 interest.........         --        --          23        167       104        87        --          --         --         --
                      -------   -------     -------    -------  --------  --------  --------   ---------   --------  ---------
Net loss..........         (9)     (374)       (371)    (2,816)  (22,199)   (3,294)  (14,713)    (25,688)   (10,564)   (19,959)
Preferred stock
 dividends (2)....         --        --          --         --      (757)       --   (19,532)         --         --         --
Preferred stock--
 beneficial
 conversion.......         --        --          --         --   (49,245)       --        --     (77,799)   (16,759)   (22,638)
                      -------   -------     -------    -------  --------  --------  --------   ---------   --------  ---------
Net loss
 applicable to
 common
 stockholders.....    $    (9)  $  (374)    $  (371)   $(2,816) $(72,201) $ (3,294) $(34,245)  $(103,487)  $(27,323) $ (42,597)
                      =======   =======     =======    =======  ========  ========  ========   =========   ========  =========
Net loss
 applicable to
 common
 stockholders per
 share:
 Basic and
 diluted..........    $(0.001)  $(0.025)    $(0.025)   $ (0.18) $  (4.30) $  (0.21) $  (1.25)  $   (5.11)  $  (1.40) $   (1.38)
Weighted average
 common shares
 outstanding:
 Basic............     15,000    15,000      15,000     15,847    16,798    16,025    27,454      20,259     19,486     30,915
Supplemental Data:
EBITDA (3)........    $    (9)  $  (374)    $  (418)   $(3,111) $(12,567) $ (3,071) $ (8,838)  $ (16,194)  $ (4,712) $ (11,985)
                      -------   -------     -------    -------  --------  --------  --------   ---------   --------  ---------
                       As of June 30,          As of December 31,                 June 30, 2000
                    --------------------  ------------------------------  --------------------------------
                                                                                      Pro      Pro Forma
                       1996       1997        1997      1998      1999     Actual    Forma    As Adjusted
                    ----------- --------  ------------ -------  --------  --------  --------  ------------
                    (unaudited)           (unaudited)                                    (unaudited)
                                          (in thousands, except per share data)
Balance Sheet
 Data:
Cash and cash
 equivalents......    $         $     2     $ 5,146    $   257  $  9,512  $ 23,587  $ 39,828   $
Other current
 assets...........                    1           4        309       160     3,183     3,659
Property, plant
 and equipment,
 net..............                   --          92      5,397    55,177    67,475    68,054
Total assets......                  103       5,374      6,328    77,588   118,553   196,609
Long-term
 liabilities......                   --          --         --       956     6,859     6,859
Total
 stockholders'
 equity...........                 (241)      4,645      1,912    68,249   104,291   173,233

(1) At the end of our fiscal year ended June 30, 1997, we changed our fiscal year end to December 31.
(2) We have recorded non-cash dividends, paid in additional shares of each of our respective series of preferred stock, on our series D, E, F, G, H and I preferred stock. We no longer have any shares of our series G preferred stock authorized or outstanding. Each share of our series D, E, F, H and I preferred stock is convertible into 10 shares of our common stock. The recorded amount of the dividends was calculated based on the market price of our common stock. Our series D, E, F, H and I preferred stock will convert into shares of our common stock upon completion of this offering.
(3) EBITDA is defined as net loss before income taxes and minority interest, interest expense, interest income, depreciation and amortization, and stock related expense. EBITDA is commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Because it is not calculated under generally accepted accounting principles, our EBITDA may not be comparable to similarly titled measures used by other companies.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      We deploy, own and operate state-of-the-art, fiber-optic networks designed to provide comprehensive wholesale, broadband connectivity for data, voice and video transmission in major metropolitan areas. These networks provide an advanced, high-bandwidth, fiber-optic solution to support the growing demand for network capacity in the local loop. We believe that our end-to-end connectivity, carrier-neutral position, rapid provisioning time and carrier-class reliability will make us the preferred carrier's carrier for transport services in our target markets.

      From our inception through December 31, 1999, we were a development stage enterprise. During this period, we had no commercial operations and did not record any revenues. We engaged principally in organizational and developmental activities, including formulating our business plan, developing strategic relationships with vendors and property owners, gaining access to capital for future growth, hiring personnel, purchasing equipment, and deploying our communications networks. In the first quarter of fiscal 2000, we began providing services in the New York City market. We are no longer a development stage enterprise for financial reporting purposes.

      We began operating our first metropolitan network in January 2000, in New York City. In the fourth quarter of this year, we plan to commence operations in Chicago. As of July 31, 2000, we had accomplished the following:

    . We deployed fiber-optic transport infrastructure in three major carrier hotels in New York City, including 60 Hudson Street and 111 Eighth Avenue.

    . We deployed advanced, vertical in-building networks, known as FiberNet
      In-Building Networks, or FINs, in five office buildings in New York
      City.

    . We entered into exclusive license agreements that give us the right to build and operate our FINs in 36 office buildings in our target markets.

    . We have exclusive license agreements that give us the right to manage communications access and infrastructure in 185 other office buildings nationwide.

    . We entered into 21 interconnection agreements with existing and potential customers, establishing the basis for purchase orders from them.

      We intend to establish our metropolitan networks in four other gateway cities: Los Angeles, San Francisco, Boston and Washington D.C.

      We have experienced significant operating losses, net losses and negative cash flows from operating activities. We expect to continue to experience such losses and negative cash flows as we continue to deploy our network infrastructure and expand our business operations. As a result of our limited operating history, prospective investors have limited operating history and financial data upon which to evaluate our performance.

Factors Affecting Future Operations

      Revenues. We generate revenues from selling network capacity and related services to other communications service providers. The majority of our revenues are generated on a monthly recurring basis under long-term contracts, typically three to five years in length. Most of our customers are obligated to make minimum payments for the utilization of our networks and facilities. Customers may elect to purchase additional services in excess of minimum contractual requirements.

      Revenues are derived from three general types of services:

    . Transport services. Our transport services include the offering of broadband circuits on our metropolitan transport networks and FINs. Over our metropolitan transport networks, we can provision circuits from one of our carrier point facilities to another carrier point facility or to an on-net building via an interconnection with our FIN in that building. We can also provision circuits vertically between floors in a carrier point facility or an on-net building.

    . Colocation services. Our colocation services include providing customers with the ability to locate their communications and networking equipment at our carrier point facilities in a secure technical operating environment. We can also provide our customers with colocation services in the central equipment rooms of certain of our on-net buildings. Typically, if a customer colocates its equipment at our facilities, our agreement with them will include a minimum commitment to use our transport services.

    . Communications access management services. Our access management services include providing our customers with the non-exclusive right to market and provide their retail services to tenants in our on-net and off-net buildings. Customers typically enter into an agreement with us to gain access to all or a significant number of our properties. For all of our off-net buildings and some of our on-net buildings, we have the exclusive right to manage communications access. Once a customer has entered into an agreement with us for access services, we typically require that customer to utilize our in-building networking infrastructure for connectivity to their retail customers.

      The growth of our revenues is dependent upon our ability to add more carrier point facilities and on-net buildings as points of connectivity on our networks. We believe that an increase in the number of locations where we can deliver traffic for our customers provides us with a broader addressable market to offer our services. Within each carrier point facility, on-net and off-net building, our revenues will depend upon the demand for our services, the competition that we face and our customer service.

      We typically begin our sales cycle by entering into a non-binding business services agreement with a customer. This agreement establishes our mutual interest in exploring a business relationship and the general parameters upon which we will proceed. As a next step, we execute a telecommunications services agreement, also known as an interconnection agreement. This is a technical document that outlines the engineering specifications and operating standards that are required of us by the customer. With the technical requirements complete, we finalize a sales contract. Customers can order a specific circuit or colocation space, or, alternatively, they can purchase general availability on our networks or in our facilities by establishing minimum revenue commitments on a recurring basis.

      Currently our colocation and access services produce approximately one-third of our revenues. In the future we anticipate generating significantly more of our revenues from transport services than from colocation or access management services. The scalability of our network architecture allows us to increase transport capacity to a greater degree than is possible with our colocation and access services. In addition, we typically require our customers to make minimum commitments for transport services to utilize the inherent operating leverage in our networks.

      We recognize revenues under the contract method on a monthly basis over the period that services are provided. Pursuant to the terms of certain of our sales agreements, we submit invoices to customers for the full contract value at the inception of the contract term. We must recognize the revenues ratably over the full contract term, regardless of when a customer is invoiced for our services. As a result, we record deferred revenues for amounts invoiced but not yet recognized as revenues.

      Direct Costs. Direct costs are associated with the operation of our networks and facilities. These costs typically include maintenance and repair costs and utility costs. Other specific costs include occupancy expenses at our carrier point facilities, on-net buildings and off-net buildings. Our license agreements for our on-net and off-net buildings require us to pay license fees to the owners of these properties. These license fees typically are calculated as a percentage of the revenues that we generate in each particular building. Other than our license fees, our direct costs are generally fixed in nature. After the significant capital for our networks and facilities is expended, we do not anticipate that direct costs will grow commensurately with the growth of our revenues. We expect these costs to increase in aggregate dollar amount but to decline as a percentage of revenues.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses generally include all of our personnel costs, including wages and benefits, occupancy costs for our corporate offices, professional fees, and other miscellaneous expenses. Sales and marketing expenses, including advertising and promotions, are also included. We expect these costs to increase substantially over the next twelve to eighteen months as we continue to build our organization and expand our operations.

      Stock Related Expense. Stock related expense relates to the granting of stock options to our employees. We grant stock options to our employees as a form of equity-based compensation to attract, retain and incentivize qualified personnel. These costs are non-cash charges that are amortized over the vesting term of each employee's option agreement.

      Depreciation and Amortization. Depreciation and amortization expense includes the depreciation of our network equipment and infrastructure, computer hardware and software, furniture and fixtures, and leasehold improvements, as well as the amortization of goodwill and certain deferred charges. We commence the depreciation of network related fixed assets when they are placed into service and depreciate those assets over periods ranging from three to 20 years.

Results of Operations

                          Consolidated Financial Data
                                 (in thousands)

                             Year Ended      Six Months Ended     Three Months
                            December 31,         June 30,        Ended June 30,
                          -----------------  -----------------  -----------------
                           1998      1999     1999      2000     1999      2000
                          -------  --------  -------  --------  -------  --------
                                               (unaudited)        (unaudited)
Statement of Operations
  Data:
Revenues................  $    --  $     --  $    --  $  1,768  $    --  $  1,657
Operating expense:
Direct costs............       --        --       --       813       --       610
Selling, general and
  administrative
  expenses..............    3,111    12,567    3,071     9,793    2,330     5,502
Stock related expense...       --        --       --     2,237       --       541
Depreciation and
  amortization..........       28       520      111     2,415      107     1,240
                          -------  --------  -------  --------  -------  --------
Total operating
  expenses..............    3,139    13,087    3,182    15,258    2,437     7,893
                          -------  --------  -------  --------  -------  --------
Loss from operations....   (3,139)  (13,087)  (3,182)  (13,490)  (2,437)   (6,236)
Interest
  income/(expense)......      156    (1,284)    (199)   (1,223)    (200)   (1,273)
Interest expense on
  beneficial
  conversion............       --    (7,932)      --        --       --        --
                          -------  --------  -------  --------  -------  --------
Net loss before minority
  interest                 (2,983)  (22,303)  (3,381)  (14,713)  (2,637)   (7,509)
Minority interest.......      167       104       87        --       63        --
                          -------  --------  -------  --------  -------  --------
Net loss................   (2,816)  (22,199)  (3,294)  (14,713)  (2,574)   (7,509)
Preferred stock
  dividends.............       --   (50,002)      --   (19,532)      --   (16,680)
                          -------  --------  -------  --------  -------  --------
Net loss applicable to
  common stockholders...  $(2,816) $(72,201) $(3,294) $(34,245) $(2,574) $(24,189)
                          =======  ========  =======  ========  =======  ========

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

      Revenues. Revenues for the six months ended June 30, 2000 were $1.8 million. We generated revenues by providing transport, colocation and communications access management services to our customers. We recognized $1.2 million in transport services, $0.5 million in colocation services and $0.1 million in communications access management and other services during the period. During this period, three of our customers, 360networks, Network Plus and Qwest, accounted for approximately 88% of our revenues. We expect such customer concentration to diminish as we expand our operations. Prior to the six months ended June 30, 2000, we had no commercial operations and did not generate any revenues.

      Direct Costs. Direct costs for the six months ended June 30, 2000 were $0.8 million in expenses associated with the operation of our networks. These costs included on-net building license fees, maintenance and repair costs, rent expense at carrier point facilities and on-net buildings, and related utility costs. For the six months ended June 30, 1999, we did not record any direct costs because we were not offering services during that period.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended June 30, 2000 were $9.8 million compared to $3.0 million for the six months ended June 30, 1999. This increase was the result of the rapid expansion of our operations. We have experienced significant growth in personnel costs, marketing and advertising expenses, and network construction overhead to support our business strategy. The number of significant transactions that we have undertaken this year has also contributed to professional fees, including legal and accounting costs, of $1.4 million for the six months ended June 30, 2000, included in selling, general and administrative expenses.

      Stock Related Expense. Stock related expense for the six months ended June 30, 2000 was $2.2 million. This non-cash expense relates to the granting of stock options to our employees. We did not incur any stock related expense for the six months ended June 30, 1999.

      Depreciation and Amortization. Depreciation and amortization expense for the six months ended June 30, 2000 was $2.4 million compared to $0.1 million of depreciation and amortization expense for the six months ended June 30, 1999. This increase resulted from commencement of the depreciation of certain network related fixed assets that were placed into service.

      Interest Expense, Net. Interest expense, net for the six months ended June 30, 2000 was $1.2 million compared to $0.2 million of interest expense, net for the six months ended June 30, 1999. Interest expense was generated as a result of borrowings under our senior secured credit facility and our outstanding capital lease obligations.

      Preferred Stock Dividends. For the six months ended June 30, 2000, we paid non-cash dividends on our series D, E and F preferred stock of $5.5 million in the form of additional shares of each respective series of preferred stock, which are convertible into shares of our common stock. The liquidation value of the dividends paid was $0.7 million. We also recorded a beneficial conversion feature of $14.0 million upon the issuance of our series G preferred stock, which is convertible into common stock at a price of $10.00 per share, on June 30, 2000. The amounts of the dividends and the beneficial conversion feature assume a price per share of the underlying common stock of $17.00. We did not record any preferred dividends during the six months ended June 30, 1999.

      Net Loss Applicable to Common Stockholders. We reported a net loss applicable to common stockholders of $34.2 million for the six months ended June 30, 2000, compared to a loss of $3.3 million for the six months ended June 30, 1999. This increase is a result of the aforementioned changes in our operations.

Three Months Ended June 30, 2000 Compared to Three Months Ended June 30, 1999

      Revenues. Revenues for the three months ended June 30, 2000 were $1.7 million. We generated revenues by providing transport, colocation and communications access management services to our customers. We recognized $1.2 million in transport services, $0.4 million in colocation services and $0.1 million in communications access management and other services during the period. During this period, three of our customers, 360networks, Network Plus and Qwest, accounted for approximately 88% of our revenues. We expect such customer concentration to diminish as we expand our operations. For the three months ended June 30, 1999, we had no commercial operations and did not generate any revenues.

      Direct Costs. Direct costs for the three months ended June 30, 2000 were $0.6 million in expenses associated with the operation of our networks. These costs included on-net building license fees, maintenance and repair costs, rent expense at carrier point facilities and on-net buildings, and related utility costs. For the three months ended June 30, 1999, we did not record any direct costs because we were not offering services during that period.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended June 30, 2000 were $5.5 million compared to $2.3 million for the three months ended June 30, 1999. This increase was the result of the rapid expansion of our operations. We have experienced significant growth in personnel costs, marketing and advertising expenses, and network construction overhead to support our business strategy.

      Stock Related Expense. Stock related expense for the three months ended June 30, 2000 was $0.5 million. This non-cash expense relates to the granting of stock options to our employees. We did not incur any stock related expense for the three months ended June 30, 1999.

      Depreciation and Amortization. Depreciation and amortization expense for the three months ended June 30, 2000 was $1.2 million compared to $0.1 million of depreciation and amortization expense for the three months ended June 30, 1999. This increase resulted from commencement of the depreciation of certain network related fixed assets that were placed into service.

      Interest Expense, Net. Interest expense, net for the three months ended June 30, 2000 was $1.3 million compared to $0.2 million of interest expense, net for the three months ended June 30, 1999. Interest expense was generated as a result of borrowings under our senior secured credit facility and our outstanding capital lease obligations.

      Preferred Stock Dividends. For the three months ended June 30, 2000, we paid non-cash dividends on our Series D, E and F preferred stock of $2.7 million in the form of additional shares of each respective series of preferred stock, which are convertible into shares of our common stock. The liquidation value of the dividends paid was $0.4 million. We also recorded a beneficial conversion feature of $14.0 million upon the issuance of our series G preferred stock, which is convertible into common stock at a price of $10.00 per share, on June 30, 2000. The amounts of the dividends and the beneficial conversion feature assume a price per share of the underlying common stock of $17.00. We did not record any preferred dividends during the three months ended June 30, 1999.

      Net Loss Applicable to Common Stockholders. We reported a net loss applicable to common stockholders of $24.2 million for the three months ended June 30, 2000, compared to a loss of $2.6 million for the three months ended June 30, 1999. This increase is a result of the aforementioned changes in our operations.

Fiscal Year Ended December 31, 1999 Compared to Fiscal Year Ended December 31, 1998

      As of December 31, 1999, we were a development stage enterprise that had no commercial operations and had not generated any revenues. For the fiscal year ended December 31, 1999 we reported an operating loss of $13.1 million and a net loss of $72.2 million, compared to losses of $3.1 million and $2.8 million, respectively, in fiscal 1998. Our general and administrative expenses increased from $3.1 million in 1998 to $8.3 million in 1999, primarily as a result of an increase in payroll expense and related overhead as our organizational and developmental activities accelerated.

      We recorded non-recurring expenses of $4.3 million in fiscal 1999. Of these expenses, $3.7 million was a non-cash charge, relating to the settlement of certain litigation. Net interest expense was $1.3 million in fiscal 1999 compared to $0.2 million of net interest income in fiscal 1998. This change resulted primarily from the issuance of senior secured convertible notes during the year. Nearly all of the interest expense on the senior secured convertible notes accrued in fiscal 1999 was converted into, or exchanged for, shares of common stock or preferred stock on November 30, 1999.

      We recorded two non-cash charges for beneficial conversion features in fiscal 1999, relating to the issuance of convertible securities, in accordance with the Emerging Issues Task Force, or EITF, Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Ratios." The total amount of these charges was $57.2 million, and we concurrently recorded an increase to stockholders' equity in an equal amount. We also recorded preferred stock dividends of $0.8 million in fiscal 1999, relating to our series D, E and F preferred stock. Such dividends were paid in additional shares of series D, E and F preferred stock, as of December 31, 1999.

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

Liquidity and Capital Resources

      As a result of our developmental activities and the deployment of our networks and facilities, we have incurred significant losses from inception to date. We expect such losses to continue as we further execute our business plan and expand our operations. Consequently, we have been dependent upon external sources of capital to fund our operations. Prospectively, we will continue to incur losses and will not be able to fund our operations with internally generated funds; therefore we will require additional, external capital. Additionally, we have no relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages against larger and more established companies.

      To date, we have financed our operations through direct equity investments from our stockholders, the issuance of additional debt and equity securities in private transactions and by arranging a senior secured credit facility with a group of lenders. Furthermore, we have issued our equity securities as consideration for certain acquisitions and commercial agreements. We have incurred an EBITDA loss and a net loss for the six months ended June 30, 2000 of $8.8 million and $34.2 million, respectively, and $3.0 million and $3.3 million, respectively, during the six months ended June 30, 1999. During the six months ended June 30, 2000, cash used to fund operating activities was $10.5 million, and cash purchases of property, plant and equipment were $14.1 million, compared to $4.0 million and $5.0 million, respectively, for the six months ended June 30, 1999. In addition, we invested $3.0 million in cash in Devnet on April 12, 2000.

      During the six months ended June 30, 2000, we received $41.6 million in net cash proceeds from financing activities. The net borrowings under our senior secured credit facility was $18.4 million. In addition, we received $3.3 million in cash proceeds from the exercise of outstanding options to purchase shares of common stock and $20.0 million from the private placement of series G preferred stock to Nortel. For the six months ended June 30, 1999, we received $15.6 million in net cash proceeds from equipment financings and the private placement of certain debt and equity securities.

      Our planned operations will require significant, additional capital to fund equipment purchases, engineering and construction costs, marketing costs, administrative expenses and other operating activities. We anticipate spending over $100 million during the fiscal year 2000 for the deployment of our FINs, expansion of its metropolitan transport networks, the development of additional carrier point facilities and other network programs and management systems.

      As a result, we will require significant additional financing to complete our networks. We will continue to have on-going discussions with sources of additional financing. From time to time, we may consider private or public sales of additional equity or debt securities and other financings, depending upon market conditions, in order to finance the continued operations of our business. To date, no commitments for additional financing have been obtained. There can be no assurance that we will be able to successfully consummate any such financing on acceptable terms, or at all.

Market Risk

      Our exposure to financial market risk, including changes in interest rates, relates primarily to our senior secured credit facility and our marketable security investments. Borrowings under our senior secured credit facility bear interest at floating rates. As a result we are subject to fluctuations in interest rates. We generally place our marketable security investments in high credit quality instruments, primarily U.S. government obligations and corporate obligations with contractual maturities of less than one year. We do not believe that a 100 basis point increase or decrease in interest rates would significantly impact our business. We do not have any derivative instruments. We operate only in the United States and all sales have been made in U.S. dollars. We do not have any material exposure to changes in foreign currency exchange rates.

                                    BUSINESS

Overview

      We deploy, own and operate state-of-the-art, fiber-optic networks designed to provide comprehensive broadband connectivity for data, voice and video transmission to service providers in major metropolitan areas. These networks provide an advanced, high bandwidth fiber-optic solution to support the growing demand for network capacity in the local loop. We provide optical transport within and between carrier hotels, which are facilities where service providers exchange and route communications traffic, as well as optical transport from carrier hotels to tenants in commercial office buildings. Our networks support multiple transmission protocols including SONET, Ethernet, Frame Relay, ATM and IP. Our target markets are New York, Chicago, Los Angeles, San Francisco, Boston and Washington, D.C.

Industry Background

Increased Communications Traffic and Demand for Network Capacity

      Over the past several years, there has been significant growth in the use of communications services, including Internet access, electronic commerce, streaming video and virtual private networks. As a result of the deregulation of the communications industry, these broadband applications are being provided by a growing number of service providers. This rapid increase in bandwidth intensive data applications and providers of these services is driving demand for additional transmission capacity on communications networks. In addition, more businesses are relying on communications services to conduct mission critical operations, increasing the need for greater network reliability, security and speed.

      Further, as quickly as network capacity becomes available, new bandwidth intensive applications are being developed and deployed. As a result, bandwidth capacity is being consumed almost as rapidly as it is being made available, requiring carriers to continually expand their network capacity.

The Local Loop Bottleneck

      The deployment of communications network infrastructure consists of two separate segments.

      Long-Haul Networks. Demand for transmission capacity was initially most acute between metropolitan areas. As a result, long-haul fiber-optic networks were built to function as transport links for vast amounts of traffic between metropolitan locations worldwide. Communications traffic is aggregated at the edge of metropolitan networks and transferred onto long-haul networks for transmission to other metropolitan points. These long haul networks typically terminate at carrier hotels in metropolitan locations, where traffic is routed onto the local metropolitan network.

      Local Loop Networks. The role of networks in metropolitan areas is to transport large volumes of traffic delivered by long-haul networks, as well as traffic generated in the local loop, between carrier interconnection points and buildings. Existing metropolitan networks mainly consist of copper infrastructure installed by ILECs and RBOCs. These legacy networks were built for voice traffic and cannot support the increasing volumes of data intensive traffic being generated in the local loop. This same infrastructure was deployed to connect the central equipment rooms of commercial office buildings to metropolitan networks and to provide connectivity within buildings, from central equipment rooms to the individual tenant offices. In contrast to this legacy infrastructure, most tenants within individual commercial offices have deployed high-capacity local area networks, or LANs which have abundant network capacity.

      There are numerous technically complex issues involved in building out local loop networks to increase capacity and extend connectivity in metropolitan areas:

    . Diverse traffic. Data on local loop networks is generated by a large number of end-users served by a variety of service providers. As a result, metropolitan traffic is transmitted in multiple protocols using different technology platforms.

    . Complex architecture. The infrastructure of local loop networks must reach a multitude of locations to access end-users in dense urban areas.

    . Rights of way. Installing fiber-optic networks requires the use of numerous rights of way, which are controlled by many different public and private entities in each metropolitan area.

      These complexities have impeded the deployment of additional bandwidth capacity in the local loop. As a result, a bottleneck has developed in many major metropolitan areas. This bottleneck is the result of insufficient network capacity starting at the carrier interconnection point, which is the entry point to the local loop, and extending all the way to the tenants' LANs in office buildings.

                                   [DIAGRAM]

Needs of Metropolitan Service Providers

      Service providers are seeking a local loop network that allows them to rapidly and cost-effectively provide their communications services to end-users. In particular, they seek:

      End-to-End Fiber Connectivity. Service providers establish points of presence for their networking equipment in metropolitan areas. Network connectivity must extend from these points of presence directly to the end-users of their communications services. In addition, service providers need to interconnect with other service providers to exchange communications traffic.

      Carrier Neutral Transport Services. Traditionally, service providers have relied on ILECs and RBOCs for metropolitan transport. However, in addition to providing network transport, both the ILECs and RBOCs provide communications services directly to end-users. This puts service providers at a competitive disadvantage. Unless these service providers undertake the time-consuming and costly construction of their own proprietary networks, they are dependent on their competitors' networks for transport.

      Advanced, High-Capacity Network. Service providers desire a broadband network with the highest possible transmission capacity to ensure the speed of their service. Further, in order to offer a full range of services, providers are seeking a network that can incorporate multiple transmission protocols and new technologies. To ensure the quality of these services, providers also require reliable and secure connectivity.

      Rapid Provisioning of Services. Service providers need a network provider that has lit network elements and the necessary advanced network management systems to rapidly provision circuits. Currently, much of the fiber in metropolitan networks is dark fiber, which is inoperative until lit by installing optical networking equipment. Lighting dark fiber can be expensive and time consuming. Service providers can significantly decrease the time and cost to provision services to end-users by obtaining capacity from a network provider that offers lit network capacity.

Needs of Building Owners

      In-Building Communications Infrastructure. We believe that having technologically advanced communications infrastructure in a commercial office building gives property owners a sales advantage in attracting and retaining quality tenants and increases the market value of the building. Many tenants in class A commercial office buildings are sophisticated, bandwidth-intensive enterprises. We believe that building owners need to provide state-of-the-art communications infrastructure capable of delivering high-bandwidth communications services for these tenants. The communications infrastructure should be readily accessible to all tenants without limiting their choice of service providers.

      Overall Management of Communications Infrastructure. While upgrading the communications infrastructure and maximizing tenant choice for broadband services is a priority for building owners, the overall management of this process is time consuming and complicated. Building owners desire a partner to manage the process of upgrading the infrastructure and to deal with the individual service providers seeking access to the tenants in the building.

      Some service providers have provided a partial solution to building owners' needs by entering into contractual agreements to upgrade existing in-building communications infrastructures. These arrangements typically allow the service provider to install its proprietary network in the building and provide retail communications services to the tenants. While this is one method of developing in-building infrastructure, it can potentially make tenants captive to a single broadband service provider, which may be undesirable for both tenants and the building owners. We believe that it would be preferable for a third party to install an in-building communications infrastructure, accessible to all service providers wanting to provide communications services to the building's tenants.

Our Solution

      We are focused on owning and operating fiber-optic networks that provide superior carrier neutral capacity to service providers in metropolitan areas, replicating and expanding the geographic and physical penetration of the ILECs' networks. We are designing, installing and operating local loop networks to provide wholesale end-to-end, broadband connectivity that is scalable, reliable and secure. In these and other markets, we also enter into strategic partnerships with building owners and managers pursuant to which we manage the communications access and infrastructure in their buildings. The following are key elements of our solution:

      Full Range of Services. In our target markets, our carrier point facilities, metropolitan transport networks and FINs will offer service providers cost-effective access to complete optical local loop networks. Our carrier-to-carrier transport services provide fiber-optic connectivity to carriers between and within carrier hotels. Our carrier-to-customer transport services provide fiber-optic transport between carrier points and on-net buildings in which we have deployed our FINs. By offering both of these transport services, we believe that we can meet a service providers' end-to-end connectivity needs.

      We also offer colocation services at certain of our carrier point facilities and on-net buildings. Colocation refers to the ability of a carrier to locate its networking equipment in another carrier's facilities. These colocation facilities provide service providers with a network interconnection point where they can terminate their traffic and transfer it onto our high-capacity metropolitan transport network.

      In addition, we provide access management services to property owners and managers of buildings that are not on our metropolitan transport network, which we refer to as our off-net buildings. In these buildings we deploy network infrastructure and coordinate service providers' access to that infrastructure. In addition, we provide ongoing management services that enable building owners to outsource the management of their communications infrastructure and services.

      State-of-the-Art Network Architecture. In order to provide high quality local loop network services to our customers, we are deploying what we believe to be the most advanced all-optical local loop network architecture available. Features of this state-of-the-art network architecture include:

    . the use of optical networking equipment which can transmit data at the highest speeds currently commercially available;

    . dense wave division multiplexing equipment that is capable of increasing the transmission capacities of each fiber-optic strand in our networks;

    . an open architecture that supports new broadband technologies and multiple transmission protocols, including SONET, Ethernet, Frame Relay, ATM and IP, to meet our service provider customers' evolving demands;

    . multiple fibers laid in interconnecting circles, or ring architectures, over which traffic can be routed in a different direction or to a different fiber if there is a break in one of the rings, creating networks that are fully redundant and self-healing; and

    . optical networks that enable our customers to provision and monitor services on our networks as if the networks were their own.

      Rapid Provisioning of Services. Our optical local loop network gives us the ability to remotely provision new circuits within 10 business days through our centralized network operations center, or NOC. As a result, we are able to allocate network capacity rapidly to meet our customers' growing bandwidth requirements. Our customers can order capacity on a short-term basis and quickly provision new services to their end-users. We believe that this provisioning capability is a key factor in our customers' decisions to work with us.

      Superior Value Proposition for Property Owners. We manage the communications infrastructure in our on-net and off-net buildings. We provide significant value to property owners by ensuring that each of these buildings has a readily accessible communications infrastructure that supports broadband communications solutions, such as high-speed Internet access and streaming video. Our in-building communications infrastructure and access management services are appropriate for properties of varying size, class and location and provide a comprehensive solution to owners of real estate portfolios. Owners of both our on-net and off-net buildings benefit from the increased desirability of their buildings to existing and prospective tenants. Further, offering our services on a wholesale basis allows tenants a range of alternatives in their choice of service providers.

Our Strategy

      Our goal is to be the preferred facilities-based provider of wholesale metropolitan fiber-optic network capacity in our target markets. We intend to serve select, class A commercial office properties and major carrier hotels in our target markets with carrier neutral, end-to-end, optical connectivity that enables our customers to provide next generation services and applications to end-users. In addition, we plan to establish our presence as a leading manager of communications access and infrastructure in buildings nationwide. Our strategy for achieving these goals includes the following key elements:

      Establish our position as a leading provider of connectivity to carrier hotels. We intend to establish a presence in multiple carrier hotels in each of our target cities by contracting or partnering with a select group of owners and operators of carrier hotels in those markets. To date, we have deployed fiber optic transport infrastructure in three major carrier hotels in New York City and have entered into agreements for three additional carrier hotels, one in New York City, one in Chicago and one in Los Angeles.

      By establishing our presence in multiple carrier hotels, we will expand the geographic reach of our networks and increase the size of our addressable market. In addition, this will increase our ability to interconnect with other service providers, thereby increasing our potential customer base and revenue opportunities with existing customers.

      Strengthen and expand upon our relationships with customers. We believe that our local loop end-to-end fiber-optic connectivity is currently a unique service offering. We intend to promote:

    . our carrier-neutral position;

    . our open architecture that supports multiple transmission protocols;

    . our ability to provide services to multiple broadband carriers, including wireless carriers and building local exchange carriers, or BLECs, in our on-net and off-net buildings;

    . our rapid provisioning time;

    . our ability to increase transport capacity rapidly to meet our customers' needs; and

    . the carrier-class reliability of our networks.

      We believe that due to our wholesale strategy we have a broader potential customer base than our competitors. Our potential customers include ILECs, RBOCs, competitive local exchange carriers, or CLECs, BLECs, inter-exchange carriers, or IXCs, Internet service providers, or ISPs, application service providers, or ASPs, and integrated communications providers, or ICPs. We intend to strengthen our relationships with our existing customers and actively market our service offerings to this broad range of new customers. As of July 31, 2000, we had 21 customers, including 360networks, Deutsche Telecom, France Telecom, Network Plus, NEXTLINK, Qwest, Teligent and Winstar.

      Partner with real estate owners to expand our portfolio of buildings. We intend to grow our business aggressively and expand our geographic reach by continuing to bring additional buildings into our portfolio under exclusive license agreements. We currently have 226 buildings in our portfolio. We have installed FINs in five of these buildings and have license agreements to install FINs in an additional 36 of these buildings.

      We intend to establish ourselves as the preferred in-building communications facilities provider and manager by emphasizing:

    . our unique offering of carrier-neutral access and transport;

    . our ability to install and manage a state-of-the-art-network in on-net buildings at no cost to the building owner; and

    . our ability to manage all aspects of communications access and infrastructure in buildings.

      In addition, we plan to leverage our existing relationships with key partners, including Teachers Insurance and Annuity Association and Tishman Speyer Properties, L.P.

      To date, our license agreements for our on-net buildings have typically given us the exclusive right, subject to certain limitations, to resell our network capacity on a wholesale basis within the building. Moreover, in our off-net buildings we have secured the right to be the exclusive manager of all communications access in the building. We intend to continue to establish mutually beneficial relationships with major institutional property owners to secure the exclusive rights to manage communications access and deploy infrastructure in their buildings.

      Develop the platforms that enable our customers to offer new revenue-generating communications services to their end-users. We believe that the demand for new services will drive our customers' growth. To keep pace with this growth, we intend to ensure that our network architecture continues to offer the connectivity, scalability, performance and flexibility necessary for the rapid introduction of new services. We are currently serving as a beta site for several next generation optical networking equipment providers. Being involved in beta testing gives us insights into the next-generation of equipment that will be made commercially available. We test equipment with the intention of adopting new technologies that can be integrated into our networks to improve performance and decrease the cost of operating our network.

Our Services

      Our services are designed to provide communications transport and colocation within our target markets, and communications access management and infrastructure in markets nationwide:

Transport

      Our transport services consist of T-1 through OC-48 circuits, 10 Base-T and 100 Base-T connections and optical wavelengths. We also offer vertical dark fiber in our on-net buildings.

      Carrier-to-Carrier-Transport. We provide carrier-to-carrier transport by building optical transport facilities within and between carrier hotels. We offer carrier-to-carrier connectivity ranging from transport between floors of a carrier hotel, to comprehensive connectivity between carrier hotels within a metropolitan area.

      Carrier-to-Customer Transport. Our carrier-to-customer transport services provide our customers with connectivity from the carrier hotels where their communications traffic is aggregated, to their end-user customers in our on-net buildings. We transport their data from carrier hotels, via our metropolitan transport networks, to the central equipment rooms that we establish in the basements of our on-net buildings. Once in the central equipment room, the data is transferred from our metropolitan transport network onto our FIN and routed to the appropriate floor of the on-net building, where the end-user is located.

Colocation

      In select carrier hotels and on-net buildings, we offer our customers racks, cabinets, or cages where they can locate their networking equipment. We also offer ancillary services, including AC/DC power, fire protection, security, and heating, ventilation and air conditioning, or HVAC.

Communications Access Management

      In our off-net buildings, we typically obtain the exclusive right to manage the communications access and infrastructure for the buildings. We then enter into agreements with service providers giving them non-exclusive rights to provide services to tenants in the buildings. The term of our contracts with service providers typically ranges from three to five years. To date, we have entered into agreements to provide access management services to 185 off-net buildings.

Network Design and Architecture

      We have and will continue to design, develop and construct networks for carrier-to-carrier and carrier-to-customer transport in our target markets. Our networks have four components: carrier point facilities, metropolitan transport networks, FINs and a NOC.

Carrier Point Facilities

      Carrier point facilities are environmentally controlled, secure sites within a carrier hotel, designed to house carrier transmission and networking equipment. At these facilities we establish the interconnection of our metropolitan transport networks with other service providers' networks. This interconnection of networks enables us to transfer other carriers' traffic onto our local loop networks and provide transport services to them. In addition to utilizing our carrier point facilities to interconnect with service providers, we also offer colocation and other ancillary services at certain of these facilities.

      Our primary carrier point facilities in New York City are located in 60 Hudson Street and 111 8th Avenue, and we offer colocation at both of these sites. We have deployed and will establish other carrier point facilities in New York City, Long Island and New Jersey, which we will connect to both 60 Hudson Street and 111 8th Avenue via our metropolitan transport networks. By establishing our presence in multiple carrier hotels we will increase our ability to interconnect with other service providers, thereby increasing our potential customer base and revenue opportunities with existing customers.

      In each of our target cities, we intend to establish at least two primary carrier point facilities within major carrier hotels and multiple secondary carrier point facilities. At our primary sites we will offer colocation facilities in addition to transport and interconnection services. The cost of constructing a primary carrier point facility generally ranges from $3 million to $5 million, and a secondary carrier point facility, without colocation facilities, generally from $500,000 to $1.5 million. In certain of our secondary carrier point facilities we may colocate in other carriers' facilities.

Metropolitan Transport Network

      We acquire dark fiber rights, install our own optical transmission equipment to light the fiber and then provide lit circuits to carriers for the transport of traffic in the out-of-building local loop. We light the dark fiber in ring configurations with optical networking gear, establishing connectivity between carrier point facilities and our on-net buildings.

      Our existing New York metropolitan transport networks consists of multiple OC-48 SONET rings deployed in midtown Manhattan, downtown Manhattan, New York/Long Island and New York/New Jersey. We intend to expand this existing network, as well as establish metropolitan transport networks in Chicago by the end of 2000. In the future, we plan on establishing metropolitan transport networks in our remaining target markets.

      Our networks can transmit data at 2.5 gigabits per second or Gbps, (OC-
48) and are scalable to 10.0 Gbps (OC-192). We use dense wave division multiplexing technology to increase capacity on our networks. Dense wave division multiplexing can increase the bandwidth of a single fiber-optic strand by transmitting signals on up to 32 different wavelengths of light on a single fiber, therefore enabling the transmission of up to 32 times more information on an existing fiber-optic strand.

FiberNet In-Building Networks

      Our FIN is an advanced central distribution network that we deploy in our on-net buildings to provide communications transport within the building. We have a team of highly trained and experienced communications professionals and engineers that design and oversee the installation of our FINs. This team performs a thorough analysis of each commercial building that we have targeted, including an assessment of available space to house equipment in the building and install fiber cables in the vertical shafts, or risers, the adequacy of the power supply, and the diversity of fiber-optic entrance conduits from our metropolitan transport network. The standard design specifications for our FINs are then tailored to each building. After a thorough evaluation process we select a bonded and licensed general contractor to perform construction. To date, we have contracted with Bechtel for the construction of our FINs. A member of our engineering staff oversees all of the construction in order to maintain and enforce our strict construction standards.

      The total cost for installing a FIN typically ranges from approximately $400,000 to $1,000,000. We are committed to building the most secure, reliable fiber-optic systems that adhere to the highest technical standards in the industry. We strive to provide a system that is flexible and expandable and able to meet the needs of our customers.

      To date, we have constructed our FINs and lit OC-3 SONET rings in five buildings in Manhattan. We have also entered into, and are in the process of negotiating, additional license agreements for in-building networks in 85 buildings located in our target markets.

      Our in-building fiber-optic network infrastructure consists of:

    . Direct and diverse routing to metropolitan transport network. Our metropolitan transport network enters an on-net building at one or two discrete points and interconnects with the FIN in our central equipment room in the basement of the building. Diverse routing and interconnection in the building basement enables the seamless transfer of traffic between the FIN and our high-bandwidth metropolitan transport network. We offer dedicated bandwidth without over-subscription directly between the tenants' premises and the carrier point facilities, so that our customers avoid congestion or a bottleneck, as traffic is transmitted from our FINs to our out-of-building metropolitan transport networks.

    . Central equipment room. We usually lease approximately 100 to 1,500 square feet in the basement of our on-net buildings to establish a central equipment room, where we install and manage communications networking equipment. Here we connect the FIN to our metropolitan transport network, linking the on-net building to all of our other points of presence. The equipment in this facility aggregates and disseminates traffic to and from the building. The central equipment rooms are built to our carrier point specifications with power supplies and HVAC systems for environment control.

    . Redundant, vertical riser system. We configure, install, own and manage a fiber-optic network in the building's vertical riser system. We believe our FINs are designed to ensure reliability and scalability. By deploying over one hundred strands of fiber in dual risers, our FINs allow for redundant fiber paths in a ring architecture. Our FINs generally extend from the central equipment room in the basement of the building throughout the building, with a termination point on each floor.

    . Points of presence on each floor of the on-net building. Typically, we install secure communications closets on each floor of the building to house the network equipment and redundant power supplies. This footprint on every floor facilitates the rapid provisioning of transmission capacity to tenants, the scalability for growth in bandwidth and the flexibility to accommodate new technologies.


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

Network Operations Center

      We monitor and manage traffic on our networks from our NOC located at 60 Hudson Street in New York City using Portal, Preside and MetaSolv TBS software. During the third quarter of this year, we will relocate our NOC to Newark, New Jersey. Our NOC enables us to remotely provision circuits to any point on our networks and to provide timely customer support and maintenance from a centralized location. Our networks are monitored and maintained 24 hours a day, 7 days a week. Our customers are also able to monitor their traffic on our networks using the latest technology in network management.

Real Estate

      We have highly experienced professionals, familiar with the commercial real estate markets nationwide, who are dedicated to identifying and securing access to portfolios of commercial office buildings. We typically target portfolios of class A commercial office properties with multiple tenants. Other factors considered in selection include:

    . location;

    . occupancy levels;

    . proximity to our metropolitan transport networks, carrier point facilities and other on-net buildings;

    . feasibility of installation of network infrastructure;

    . cost-effectiveness of construction; and

    . existing broadband communications infrastructure in the building.

      We also identify whether a building will become an on-net or off-net building. This decision is based on a number of factors. First, we determine if the building is located in a city where we have metropolitan transport networks. If so, we then analyze the size of the building, tenant mix and cost-effectiveness of construction to determine if it is economically feasible to install a FIN.

      On-net buildings. In buildings that we have identified as on-net buildings, we sign a license agreement with the building owner or manager for the installation of a FIN. Our licenses generally give us the exclusive right to install and operate a central distribution system to provide wholesale transport services in the building. However, ILECs and RBOCs may resell their existing infrastructure, which they have the right to upgrade, in the building, and other communications providers may deploy their own infrastructure to provide retail services to any tenant requesting services from the provider. In addition, in some instances service providers may have pre-existing license agreements in our buildings, which allow these providers to install and possibly expand their network infrastructure in our buildings. Our typical on-net license agreement has an initial term of 15 years, with renewal options of up to 10 years. We have installed FINs in five on-net buildings, have licenses to build FINs in an additional 36 buildings, and are currently in negotiations for licenses to build FINs in 44 buildings.

      Off-net buildings. In buildings that we select as off-net buildings, we enter into license agreements with the owners or managers for the exclusive right to manage access and infrastructure in the building. The agreement does, however, allow for the continuation of any pre-existing communications service agreements between the building owner or manager and other communications providers for the installation of communications networks in the building. These pre-existing agreements may not be extended or renewed unless required by their terms. Our typical off-net license agreement is for an initial term of five years, with renewal options of up to 15 years. Once the license agreement has been executed, we enter into agreements with communications service providers, giving them non-exclusive access to provide services in the building. Our agreements with service providers are typically for an initial term of five years, with a renewal option of up to five years. We currently have contracts to manage the communications infrastructure in 185 off-net buildings.

Sales and Marketing Strategy

      Sales. We sell network access to other service providers through our direct sales staff. Our sales team is comprised of representatives that have significant expertise in, and knowledge of, the wholesale communications market. Several of our sales representatives have had extensive work experience with British Telecom, AT&T, and other major carriers. By using a direct sales strategy, we provide the personal attention and high quality of service that our customers require.

      Marketing. Our marketing strategy is focused on building relationships with our customers, our real estate partners, and tenants in our on-net and off-net buildings. We believe that all segments benefit from targeted advertising, public relations efforts, promotional materials, event marketing, and personal selling techniques. In addition, we have marketing activities directed specifically to each of our constituent markets. These activities include:

    . Service Providers. We support industry organizations, participate in conferences, tradeshows and seminars, prepare personalized presentations and engage in direct marketing.

    . Real Estate Community. We belong to and sponsor membership associations, trade shows, conferences, and other special events.

    . Tenant Appreciation Programs. We circulate a quarterly newsletter to tenants in our on-net buildings, and co-sponsor in-building events with carriers that sell directly to tenants. We believe that if tenants are aware of the capacity and reliability and security of our FINs, they will be more likely to select carriers using our networks to provide their communications services.

Customers

      We have a broad target customer base that includes ILECs, RBOCs, CLECs, IXCs, ISPs, ASPs and ICPs. Our technologically advanced fiber-optic infrastructure meets the needs not just of small- and medium- sized business end-users, but also large corporate end-users. This expands the size of our addressable market beyond that of traditional CLECs, which are generally focused on the small- and medium-sized business market opportunity. We enter into long-term contracts with our customers, which are typically three to five years in length.

Transport and Colocation Customers

      We target service providers seeking cost-effective, flexible, reliable, broadband network connectivity in the local loop. The increase in communications traffic and data intensive applications and the deregulation of the telecommunications industry has resulted in rapid growth in the number of service providers operating in the local loop market. Many of these providers do not have their own metropolitan networks and rely on us for transport in the local loop. Our customer base also includes providers that have their own local networks, but do not have sufficient bandwidth to meet their customers' needs or are seeking shorter installation intervals and will benefit from our faster provisioning times. We also generate transport-traffic through agreements with our colocation customers. Typically, if a service provider colocates its networking equipment at our facilities, our agreement with them will include a minimum commitment to use our transport services.

      Our transport and colocation customers are typically:

    . service providers that have significant bandwidth demands between carrier points for the aggregation of their network traffic. These customers need to interconnect high-capacity circuits with other service providers' networks. These carriers typically include long distance providers and international carriers;

    . service providers requiring connectivity to their retail customers in our on-net buildings; and

    . service providers requiring a secure technical operating environment in which to locate their communications and networking equipment.

      Our transport and colocation customers include:


    . 360networks                        . Iaxis


    . CAIS Internet                      . Network Plus


    . Deutsche Telecom                   . NEXTLINK


    . France Telecom                     . Qwest


Access Management Customers

      Our access management customers include facilities-based providers that want access to our off-net buildings to provide communications services to tenants in the building. Our access customers include:

    . eLink Communications

    . Everest Broadband Networks

    . NEXTLINK

    . Teligent

    . Winstar

Competition

      The market for our services is very competitive. Our competitors include traditional and new communications companies.

      Local Telephone Companies. In New York City and other major metropolitan areas where we plan to do business, we face significant competition from ILECs and RBOCs, which currently dominate local communications markets, and CLECs, which are increasing their market penetration for local communications services. ILECs, including Verizon Communications and Ameritech, have several competitive advantages over us, which include established brand names, reputation and significant capital. As a result of the Telecommunications Act of 1996, ILECs are required to provide other carriers with access to end users via their existing networks. This type of access is in direct competition to our services. Moreover, ILECs also sell wholesale connectivity in the local loop, which competes with our local loop transport services. Various other competitive communications providers also own communications infrastructure in the local loop. Some of these carriers currently compete with us in the market for providing broadband transmission capacity in the local loop, and such competition may increase in the future.

      Other In-Building Communications Providers. Certain integrated communications providers are deploying their own network infrastructure in commercial office properties in our target markets to provide communications services to tenants. These include, but are not limited to, Advanced Radio Telecom, Allied Riser Communications, Broadband Office, Cypress Communications, Eziaz, Intermedia, NEXTLINK, Onsite Access, RCN Telecom Services, Riser Management Corporation, Teligent, and Winstar. These companies build out networks on which they offer only their own services. Consequently, they could indirectly compete against us by not utilizing our FIN to gain connectivity to tenants. Additionally, many of these companies are seeking to establish license agreements with building owners to gain access to the buildings. Some companies have agreements whereby the building owners will not allow other communications providers to install a central distribution system in their buildings. These type of agreements reduce the number of buildings available for installation of our FINs. We have competed and will continue to compete with some of these companies for license agreements with owners of target buildings.

      Metropolitan Network Providers. Many of the leading communications companies, including AT&T, WorldCom, Sprint, Level 3, Qwest and Williams, have constructed or are constructing fiber-optic networks nationwide, including within metropolitan areas. These companies utilize their networks for their own transmission requirements and in certain circumstances provide excess network capacity to other carriers. Other communications companies, such as Metromedia Fiber Network and Telergy, build metropolitan dark fiber networks that are leased or sold to other carriers and large corporate users. In addition, these companies could begin to build their own in-building networks. We compete directly and indirectly with these companies in New York City, and we intend to compete with them in our other target markets.

      Fixed Wireless Service Providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers can provide high-speed inter-building communications services using microwave or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small- and medium-sized business customers and have business strategies that are similar to ours. These providers include Winstar, Teligent, Advanced Radio Telecom, Sprint and WorldCom.

Our History

      FiberNet Telecom, Inc. was organized under the laws of the State of Delaware on August 10, 1994. On November 24, 1997, Desert Native Designs Inc., an existing public company incorporated in the State of Nevada, acquired FiberNet Telecom, Inc. pursuant to an agreement and plan of merger dated as of the same date. Upon consummation of the merger, FiberNet Telecom, Inc. became a wholly owned subsidiary of Desert Native Designs, Inc., which subsequently changed its name to FiberNet Telecom Group, Inc. On February 4, 2000, we reincorporated in Delaware.

      On July 31, 2000, we consummated a corporate reorganization in order to acquire Devnet L.L.C. As a result of this reorganization, we became a holding company that directly owns all of the outstanding common stock of FiberNet Operations, Inc., a Delaware corporation and Devnet L.L.C., a Delaware limited liability company. FiberNet Operations directly owns all of the outstanding common stock of FiberNet Telecom, Inc., a Delaware corporation. FiberNet Telecom, Inc. owns all of the outstanding membership interests in Local Fiber, L.L.C. and FiberNet Equal Access, LLC, both New York limited liability companies. We conduct our primary business operations through our operating subsidiaries, Local Fiber, FiberNet Equal Access and Devnet.

Regulation of FiberNet

General Regulatory Environment

      We are subject to federal, state and local regulations that affect our product offerings, competition, demand, costs and other aspects of our operations. The regulation of the communications industry varies from state to state and is changing rapidly. To the extent that our offerings are treated as telecommunications services, federal and state regulation would apply to those offerings. Our operations are also subject to a variety of environmental, safety, health and other governmental regulations. We cannot guarantee that current or future regulatory, judicial or legislative activities will not have a material adverse effect on our operations or financial condition, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

Federal Regulation

      Federal regulation has a great impact on the communications industry and has undergone major changes in the last four years as the result of the enactment of the Telecommunications Act of 1996. The Telecommunications Act is the most comprehensive reform of the nation's communications laws since the Communications Act was enacted in 1934.

      Our services are provided through our operating subsidiaries, Local Fiber, Equal Access and Devnet. The services offered by our subsidiaries fall into one of two categories:

    .  telecommunications services or common carriage; and

    .  non-telecommunications services.

      Certain regulations associated with each type of offering are described below. Although the law establishing regulatory requirements is often unclear, we expect that our telecommunications services are subject to a lower degree of federal regulation than those of dominant carriers such as the RBOCs.

Telecommunications Services

      One of our subsidiaries, Local Fiber, is regulated as a telecommunications carrier because it provides telecommunications services directly to the public on a nondiscriminatory basis subject to standardized rates, terms and conditions. A telecommunications service, as defined by the Communications Act, means the offering of telecommunications for a fee directly to the public, or to such class of users as to be effectively available to the public, regardless of the facilities used. Telecommunications is defined, as the transmission between and among points specified by the user of information of the user's choosing without change in the form or content of the information as sent. Telecommunications carriers are subject to extensive federal, state and local telecommunications regulation that may impose substantial administrative and other burdens on operations.

      General Obligations of All Telecommunications Carriers. As a competitive provider of local telecommunications services, Local Fiber is subject to federal telecommunications regulation, including, but not limited to:

      . rate regulation;

      . reporting requirements;

      . special assessments;

      . access charges;

      . the obligation not to charge unreasonable rates or engage in unreasonable practices;

      . the obligation to not unreasonably discriminate in service offerings;
and

      . the obligation to allow resale of regulated telecommunications services.

      In addition, telecommunications carriers must contribute to the FCC's universal service fund, a fund that was established to ensure the availability of affordable basic telecommunications services.

The rate of assessment is approximately 5.8% of gross interstate end-user telecommunications revenues for the year 2000, and may be higher in subsequent years. FCC rules also require that telecommunications carriers contribute to various other funds.

      Local Fiber is also required to comply with a number of other federal regulatory requirements. Third parties may file complaints against us at the FCC for violations of the Communications Act or the FCC's regulations. Certain statistical reporting requirements may also apply. Although compliance with these regulatory requirements imposes certain administrative burdens, similarly situated competitors are subject to comparable regulatory obligations.

      Local Exchange Carrier Regulation. The Telecommunications Act imposes a number of access and interconnection requirements on telecommunications carriers and on all local exchange providers, including CLECs, and imposes additional requirements on ILECs. CLECs compete with the ILECs for local subscribers of telecommunications services. As discussed under our state regulation section, Local Fiber provides only local transport services and has obtained authorization as a CLEC to provide telecommunications services in the state of New York. However, because of the nature of Local Fiber's service offerings, not all CLEC obligations will apply to us. As a CLEC in New York, Local Fiber is subject to the FCC's regulatory structure favoring CLEC entry into the local market, however, it is also subject to any requirement imposed by the FCC that is generally applicable to local exchange carrier, or LECs. In addition, LEC regulations affect us to the extent that they have a direct affect on our carrier customers.

      All telecommunications carriers must interconnect with the facilities of other telecommunications carriers and may not install features that will interfere with the interoperability of networks. Accordingly, all ILECs must permit their competitors to interconnect with their facilities directly and all CLECs must permit any other telecommunications carrier to interconnect with their facilities either directly or indirectly. All LECs, including CLECs, also have a duty to:

    .  not unreasonably limit the resale of their services;

    . provide number portability, if technically feasible, which will allow a customer to retain its existing phone number if it switches its local exchange carrier;

    . provide dialing parity to competing providers and nondiscriminatory access to telephone numbers, directory assistance, operator services and directory listings;

    .  provide access to poles, ducts, conduits and rights-of-way; and

    . establish reciprocal compensation arrangements for the transport and termination of communications.

      Other Federal Communications Regulations. In addition to the general duties of all LECs, ILECs have the following additional duties:

    . interconnect with any requesting telecommunications carrier at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit) and provide service equal in quality to that provided to their customers or the ILEC itself;

    . provide any requesting telecommunications carrier unbundled access to network elements at any technically feasible point at just, reasonable and nondiscriminatory rates, terms and conditions;

    . offer retail services to a requesting telecommunications carrier at wholesale prices;

    . provide reasonable public notice of changes in the network or the information necessary to use the network or which affect interoperability; and

    . provide for physical co-location for requesting telecommunications carriers. Physical co-location is an offering by an ILEC that enables another telecommunications carrier to enter the ILEC's premises to install, maintain and repair its own equipment that is necessary for interconnection or access to the ILEC's network elements.

      The FCC also adopted guidelines for implementing the interconnection and local competition provisions of the Telecommunications Act. In order to foster competition in the local exchange market, the FCC required ILECs to offer access to their communications networks to CLECs at cost-based rates. All of these regulations affect the growth opportunities for some of our customers and thus the demand for our services.

      Appeal of the FCC's decision implementing the interconnection and local competition provisions of the Telecommunications Act have resulted in the review of certain FCC rules by the U.S. Supreme Court. On January 25, 1999, the Supreme Court largely reversed an Eighth Circuit Decision and reestablished the validity of many of the FCC rules that earlier had been vacated by the Eighth Circuit.

      On remand from the Supreme Court, the Eighth Circuit issued a decision on July 18, 2000. The Eighth Circuit's decision, among other things, vacated and remanded the FCC's rule that forward-looking costs used to calculate the rates at which ILECs may charge CLECs for network elements be based on the most efficient network model. The use of a forward-looking cost model was affirmed, however. In addition, the Supreme Court recently agreed to hear argument on the merits of the FCC's forward looking pricing methodology in a separate context concerning the FCC's universal service support program.

      The Supreme Court's January 25 decision also remanded the list of network elements ILECs must offer to CLECs to the FCC for further consideration of the necessity of each one under the statutory standard. On November 5, 1999, the FCC released an order largely retaining its list of unbundled network elements, but eliminating the requirement that ILECs provide unbundled access to local switching for customers with four or more lines in the densest parts of the top 50 Metropolitan Statistical Areas in most circumstances, and the requirement to provide operator services and directory assistance.

      The FCC further required ILECs to offer dark fiber as an unbundled network element on both a local loop and interoffice transport basis. This availability of dark fiber from ILECs as an unbundled network element could be in addition to other sources of dark fiber already available in the market. In the event we offer dark fiber service, it is possible that the availability of dark fiber from ILECs as an unbundled network element could affect the demand for our services and the pricing of our services. To the extent our customers buy unbundled network elements from the ILEC, any court or FCC revisions of the interconnection and local competition provisions of the Telecommunications Act, including access to unbundled network elements or pricing, could affect the growth opportunities for some of our customers and thus demand for our services.

      On December 9, 1999, the FCC ordered ILECs to offer line sharing arrangements that will permit competing carriers to offer digital subscriber line services over the same copper loop facilities used by the ILECs to provide voice telephone service. The prices that carriers charge for these arrangements will be determined by state utility commissions. If these prices are set at low levels, it could allow our competitors to offer low-cost alternatives to our service and put downward pressure on our prices for transport services.

      In addition to the numerous decisions to implement the Telecommunications Act, in August 1999, the FCC issued an Order that provided substantial new pricing flexibility to ILECs. The pricing flexibility applies primarily to special access and dedicated transport. This ruling will ultimately permit ILECs to utilize contract arrangements for the provision of dedicated services similar to the way in which we offer these same types of services. As a result of this new pricing flexibility for ILECs, we could face greater competition with respect to the services we provide.

State Regulation

      The Communications Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain jurisdiction to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

      Local Fiber must obtain and maintain certificates of authority from regulatory bodies in states where it offers intrastate telecommunications services on a common carrier basis. In most states, telecommunications providers must also file and obtain prior regulatory approval of tariffs for its regulated intrastate services. Certificates of authority can generally be conditioned, modified or revoked by state regulatory authorities for failure to comply with state law or regulations. Fines and other penalties also may be imposed for such violations. Local Fiber is currently authorized as a CLEC to provide intrastate services in New York and may seek additional authority in other states. Delays in receiving required regulatory approvals in other states could also have a material adverse effect on us. We cannot assure you that regulators or third parties will not raise material issues with regard to our compliance or non-compliance with applicable laws or regulations.

      State regulatory commissions generally regulate the rates RBOCs charge for intrastate services, including intrastate access services paid by providers of intrastate long distance services. Intrastate access rates affect the costs of carriers providing intrastate long distance services and demand for our services and those that other carriers provide. Under the Communications Act, state commissions have jurisdiction to arbitrate and review negotiations between local telephone companies and CLECs regarding the prices local telephone companies charge CLECs for interconnection and resale. In setting these prices, state commissions must use a forward-looking cost methodology as required by the FCC, and later upheld by the Supreme Court. A state may also impose telecommunications taxes and fees for state-level universal service and other programs on providers of services within that state.

Local Regulation

      In addition to federal and state laws, local governments exercise legal authority that may affect Local Fiber's operations. For example, local governments retain the authority to license public rights-of-way, subject to the limitation that local governments may not prohibit the provision of telecommunications services. Local authorities affect the timing and costs associated with the use of public rights-of-way. These regulations may have an adverse effect on our business to the extent Local Fiber requires access to such public rights-of-way.

Non-Telecommunications Services

      Our subsidiaries, Equal Access and Devnet are not subject to telecommunications carrier regulation. Unlike a telecommunications carrier, Equal Access and Devnet do not hold their offerings out to the public generally for a fee. Moreover, Equal Access and Devnet do not use public rights-of-way which may trigger local regulation. Equal Access and Devnet generally enter into exclusive agreements with building owners to provide or manage intra-building fiber capacity to telecommunications carriers on a private contractual basis. As such, Equal Access and Devnet merely provide the in-building capacity over which telecommunications service providers may provide telecommunications services, including access to the public telephone system which enables a tenant to reach any point on the public telephone system. However, certain proposals have been made before Congress and the FCC that could have an adverse impact on Equal Access' and Devnet's exclusive contractual rights, in certain buildings, to provide such capacity.

Regulation of Equal Access and Devnet

      Equal Access and Devnet are subject to numerous local regulations such as building and electrical codes, licensing requirements and construction requirements. These regulations vary on a city-by-city and county-by-county basis.

      Equal Access and Devnet generally secure multi-year license agreements with real estate owners for the exclusive right to lease intra-building fiber capacity to third parties. Under current FCC regulations, commercial real estate owners have the right to control wiring within their premises, beyond the demarcation point at which telecommunications carriers terminate their facilities. The demarcation point is typically at a minimum point of entry to the building such as the basement. These rules allow the real estate owners or managers to install and maintain their own inside wiring, or to contract with companies, such as Equal Access or Devnet, to maintain wiring on their behalf. If laws or regulations are enacted that effectively require building owners to give inside wiring access to all requesting telecommunications providers on nondiscriminatory terms, Equal Access' and Devnet's ability to secure and maintain exclusive inside wiring contracts may be inhibited.

      Currently, there is no federal legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services. However, such laws have been adopted in certain states. For example, laws in Connecticut and Texas generally require commercial real estate owners to provide nondiscriminatory access to requesting telecommunications providers that have customers within a building, and limit what the real estate owner may charge for such access. The California Public Utilities Commission recently ruled that carriers cannot enter, on a prospective basis, into exclusive access agreements with property owners that would restrict the access of other carriers to the property or discriminate against the facilities of other carriers. Although these laws require that telecommunications carriers be permitted to install their own inside wiring, there is no requirement that real estate owners allow such carriers to use existing inside wiring. Thus, in certain states, telecommunications carriers are permitted to construct inside wiring within buildings even if a provider such as Equal Access or Devnet already have existing facilities.

      Federal laws and regulations concerning building access have been considered in the past and may be adopted in the future. On June 10, 1999, the FCC initiated an inquiry into riser access in multiple tenant environments and requested comment on the following issues:

    . the FCC's tentative conclusion that utilities must allow telecommunications and cable service providers access to rooftop and other rights-of-way and utility shaft conduits in multiple tenant environments on just, reasonable and nondiscriminatory rates, terms and conditions;

    . whether incumbent local telephone companies should make available unbundled access to riser cable and wiring within multiple tenant environments; and

    . whether building owners offering access to any telecommunications provider should be required to make comparable access available to all such providers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

      In addition, legislation has recently been introduced in the U.S. House of Representatives that covers similar issues concerning access to building risers and rights-of-way. Legislation has also been introduced in both the Senate and the House that addresses issues relating to telecommunications access to buildings owned or used by the federal government. We cannot predict the outcome of the FCC's proceeding or of any legislation, nor what effect, if any, it may have on our business.

Liability for Internet Content

      There have been various statutes, regulations and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability.

Other Regulations

      Our operations are subject to various federal, state, local and foreign environmental, safety and health laws and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites and endangered species and the health and safety of our employees.

      Although we monitor compliance with environmental, safety and health laws and regulations, we cannot ensure that our operations have been or will be in complete compliance with these laws and regulations. We may be subject to fines or other sanctions imposed by governmental authorities if we fail to obtain certain permits or violate the laws and regulations. We do not expect any material capital or other expenditures for compliance with laws, regulations or permits relating to the environment, safety and health to be material in 2000.

      In addition, our business may be subject to environmental laws requiring the investigation and cleanup of contamination at sites we own or operate or at third party waste disposal sites. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. Although we operate numerous sites in connection with our operations, we are not aware of any liability relating to contamination at these sites or third party waste disposal sites that could have a material adverse effect on our business or financial condition.

Employees

      As of July 31, 2000, we had 139 employees, including 42 in engineering, 50 in network operations, 7 in network construction 24, in sales and marketing and 16 in finance and administration. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

      Our principal offices are located at 570 Lexington Avenue, in New York, New York where we lease an aggregate of approximately 12,195 square feet. The term for these premises expires in 2008. Our subsidiary, Devnet, is located at 325 Riverside Avenue, Westport, Connecticut. We lease 4,930 square feet under a lease that expires in 2001, with an option to extend the lease to 2006, and 3,260 square feet under a lease that expires in 2002, with an option to extend the lease to 2007. We also have office space in Rochester, New York, our former headquarters. We lease 15,000 square feet under a lease that expires in 2005. Currently, our NOC is located at 60 Hudson Street in New York, and we are in the process of relocating this facility to the Gateway Center in Newark, New Jersey. Our warehouse facility is located in Long Island City, New York. We lease 6,500 square feet under a lease that expires in 2005. We have also leased two facilities at major carrier hotels in New York, New York. These facilities are located at 60 Hudson Street and at 111 Eighth Avenue. The lease for the 15,239 square feet facility at 60 Hudson Street extends through 2008 and the lease for the 5,672 square feet facility at 111 Eighth Avenue extends through 2015. We also lease space in the basements of our on-net buildings for our central equipment rooms. We intend to lease additional space in the next 12 months.

Legal Proceedings

      We are currently not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information concerning our directors and executive officers:

Name                      Age                          Positions
----                      ---                          ---------
Michael S. Liss (1)        46 President, Chief Executive Officer, Director
Roy (Trey) D. Farmer III   29 Chief Operating Officer, Executive Vice President, Director
Les Hankinson              48 Senior Vice President--Sales and Marketing
Lance L. Mickel            48 Senior Vice President--Network Operations
Warren Miller              59 Senior Vice President--Network Construction
Allan Zendle               46 Senior Vice President--Engineering
Jon A. DeLuca              29 Chief Financial Officer
Timothy P. Bradley (1)     38 Director
Steven G. Chrust (2)       51 Director
Philip L. DiGennaro        40 Director
Charles J. Mahoney (1)     62 Director
Richard E. Sayers (2)      63 Director
William Vrattos (2)        31 Director

--------
(1) Member of our compensation committee
(2) Member of our audit committee

      Michael S. Liss has served as our president and chief executive officer, and as one of our directors, since May 11, 1999. From 1994 to 1999, he was a managing director of Lazard Freres & Co. LLC, and prior to that he was a senior managing director of Bear, Stearns & Co. Inc. Mr. Liss has a B.A. from Columbia University, a J.D. from Yale Law School and a M.P.P.M. from the Yale School of Management.

      Roy (Trey) D. Farmer III has served as our chief operating officer since August 9, 2000 and as our executive vice president and one of our directors since May 11, 1999. From 1998 to 1999, he was a partner of Sterling Capital LLC, a private investment firm. From 1997 to 1998, Mr. Farmer worked with Bright Sun Consulting, a strategic consulting firm based in New York City that repositioned technology companies. He has an A.B. from Princeton University, an M.Ed. from Harvard University and an M.A.R. from Yale University.

      Les Hankinson has served as our senior vice president of sales and marketing since October 4, 1999. Mr. Hankinson has more than 27 years of executive level experience in the telecommunications industry. From 1991 to 1999, he was with British Telecommunications plc, where he was responsible for worldwide wholesale sales and marketing for carrier services as well as Internet and multimedia. As vice president and general manager of Internet sales and marketing, he was responsible for launching British Telecommunications' line of products aimed at the wholesale and retail Internet market. Mr. Hankinson has also held executive positions at Sprint, MCI WorldCom, Satellite Business Systems, and Cable & Wireless. He attended George Mason University and completed a telecommunications master's program at the Telecommunications Engineering Staff College in London, England.

      Lance L. Mickel has served as our senior vice president of network operations since January 18, 2000. Mr. Mickel has more than 28 years of executive level experience with AT&T. From 1971 to 2000, Mr. Mickel was employed by AT&T, most recently as general manager for AT&T's global network services serving IBM and other large enterprise accounts. Prior to that time, he was responsible for managing AT&T's global network of voice, data, IP, wireless, international and local services from its global network operations center. In addition to leading the design of AT&T's new global network operations center, Mr. Mickel played an integral role in repositioning the operations of numerous AT&T business units. He attended College of DuPage.

      Warren Miller has served as our senior vice president of network construction since June 17, 2000. Mr. Miller has more than 30 years of executive level experience in the telecommunications industry. From 1998 to 1999, Mr. Miller was president of Avista Fiber, a regional fiber optic CLEC in the Northwest. From 1985 to 1997, he was the Telecommunications Manager for Avista Corporation where he was responsible for strategic planning and implementation of telecommunications infrastructure for the corporation. He has extensive experience in design of telephony, microwave, and data applications. Mr. Miller has a B.S. in electrical engineering from the University of Washington and is a registered Professional Engineer.

      Allan Zendle has served as our senior vice president of engineering since May 26, 2000. Mr. Zendle has over 18 years of experience in executive level technology management positions in the telecommunications industry. From 1996 to 2000, Mr. Zendle served as vice president, architecture and advanced technology, for Winstar Communications, Inc., where he pioneered the development and implementation of next generation fixed wireless broadband local networks. From 1995 to 1996 he was employed by Bell Atlantic as director of systems engineering. Previously, Mr. Zendle was employed by MCI WorldCom, where his responsibilities included development of next generation telecommunications services based on newly emerging technologies. Mr. Zendle has a B.S. from Frostburg University, and has several telecommunications patents pending.

      Jon A. DeLuca has served as our chief financial officer since August 9, 2000 and as our vice president of finance since June 14, 1999. From 1997 to 1999, Mr. DeLuca was a Managing Director of Lago Industries, LLC, a private merchant banking firm. From 1992 to 1997 he was employed in the leveraged finance groups of Lazard Freres & Co. LLC and Bear, Stearns & Co. Inc. Mr. DeLuca has a B.A. from Trinity College.

      Timothy P. Bradley has served as one of our directors since May 7, 1999. From 1998 to the present, Mr. Bradley has been a managing partner of Signal Equity Partners L.P., a private equity investment fund focused on the telecom-munications and information technology industries, which he co-founded. Mr. Bradley also co-founded Signal Partners LLC, a financial advisory firm whose clients included Fortune 500 companies and premier private equity funds, where he worked from 1996 to 1998. From 1992 to 1996, Mr. Bradley was a general partner at the Exeter Group of Funds, a private equity investment firm. Prior to that, Mr. Bradley was a practicing attorney in New York City. Mr. Bradley currently serves as a director of Telecommunications Systems, Inc. He has a B.A. from Yale University, a J.D. from New York University School of Law, and an M.B.A. from Columbia Business School.

      Philip L. DiGennaro has served as the president of our subsidiary, Devnet, and as one of our directors since July 31, 2000. Mr. DiGennaro served as president and chief operating officer of Devnet from 1996 to 2000. In 1996, Mr. DiGennaro founded Sound Development Group, a commercial real estate investment and development company based in Westport, Connecticut, which he ran until 1998. From 1982 to 1988, Mr. DiGennaro was employed by the New York State Employees Retirement System as an investment manager. Mr. DiGennaro specialized in real estate and underwrote and placed several billion dollars of first mortgage loans on major commercial properties throughout the United States. He has a B.S. in Finance from Fairfield University.

      Steven G. Chrust has served as one of our directors since December 8, 1999. From 1998 to present, he has served as founder and president of SGC Advisory Services, Inc., an advisory and money-management firm specializing in telecommunications and technology, and has been involved with the telecommunications and financial services industries for over 25 years. He was a co-founder and served as vice chairman of Winstar Communications, Inc. from 1995 through 1998. Previously, Mr. Chrust was director of technology research at Sanford C. Bernstein & Co., an investment management firm. Mr. Chrust was chairman of the Association for Local Telecommunications Services, the national organization representing facilities-based competitive local exchange carriers. Currently, Mr. Chrust serves as a director of Worlds.com Inc. Mr. Chrust has a B.A. from Baruch College.

      Charles J. Mahoney has served as one of our directors since May 7, 1999. He is currently president and chief executive officer of Arcade Building Services, a wholly owned subsidiary of Tishman Speyer

Properties, L.P. From 1990 to 2000, he was a senior managing director and managing director with Tishman Speyer Properties. Prior to his employment at Tishman Speyer Properties, Mr. Mahoney held positions at the Helmsley Organization and at Con Edison. He has a B.S. from C.W. Post College.

      Richard E. Sayers has served as one of our directors since May 7, 1999. Since 1996, he has served as the president of Taurus Telecommunications, Inc., a private consulting company in the telecommunications industry. From 1994 to 1996, Mr. Sayers was the vice chairman of ACC Corp. and president of its international group, serving as chairman of ACC Telenterprises (ACC-Canada) and chairman of ACC Long Distance, United Kingdom. Mr. Sayers has nearly 40 years of executive level experience in the telecommunications industry. He has a B.S. from Union College.

      William Vrattos has served as one of our directors since September 29, 1999. Since 1997, he has been a managing director of Waterview Advisors LLC and Georgica Advisors LLC, investment management firms focusing on public and private investments in the media, communications and entertainment industries. Prior to that, Mr. Vrattos worked in the investment banking division of Morgan Stanley & Co. Incorporated from 1991 until 1997. Mr. Vrattos has a B.A. from Dartmouth College and an M.B.A. from Harvard University.

Composition of the board of directors

      Under our certificate of incorporation and by laws, the number of our directors is determined by the board of directors. The board of directors currently consists of eight members. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. Messrs. Liss and DiGennaro's employment agreements provide that they shall serve on our board of directors for the duration of their employment agreements. There are no family relationships among any of our directors or officers.

Committees of the board of directors

      Our board of directors has a compensation committee and an audit committee.

      The members of our compensation committee are Timothy P. Bradley, Michael
S. Liss and Charles J. Mahoney. The compensation committee reviews, approves and makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers, and administers our stock plans. The compensation committee also administers and reviews general policies relating to compensation and employee benefits.

      The members of our audit committee are Richard E. Sayers, Steven G. Chrust and William Vrattos. The audit committee oversees the engagement of our independent public accountants, reviews the results and scope of annual audits and other services provided by our independent public accountants.

Compensation of directors

      Our directors do not receive an annual retainer or any fees for attending regular meetings of the board of directors. Non-employee directors are reimbursed for travel costs and other reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors or any committee thereof.

      Non-employee directors are eligible to receive grants of non-qualified stock options under our equity incentive plan and we may, in the future, grant such options to non-employee directors as an incentive to join or remain on our board of directors. Options exercisable for 225,000 shares of our common stock were granted to non-employee directors under our 1999 stock option plan during fiscal 1999 as follows:

                                                        Date   Number  Per Share
                                                         of      of    Exercise
Name of Recipient                                       Grant  Options   Price
-----------------                                      ------- ------- ---------
Charles J. Mahoney.................................... 5/24/99  25,000   $4.25
                                                       12/3/99  75,000   $5.00
William Vrattos(1).................................... 9/29/99  25,000   $3.00
Steven G. Chrust...................................... 12/3/99 100,000   $5.00

--------
(1) Mr. Vrattos beneficially owns these shares as a managing director of Waterview Advisors LLC, which is the investment management firm of Waterview Partners L.P.

      In addition, in March 1999 we granted Richard E. Sayers non-qualified stock options to purchase 250,000 shares of our common stock at a per share exercise price of $1.875.

Compensation committee interlocks and insider participation

      The compensation committee has three members, Timothy P. Bradley, Michael
S. Liss and Charles J. Mahoney. While Mr. Liss, our chief executive officer and president, participates in decisions relating to compensation of executive officers, he does not vote on matters relating to his own compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive compensation

      The following table sets forth the compensation paid by us during 1999 to our chief executive officer and our executive vice president. No other executive officer or employee had compensation in excess of $100,000 during 1999. We refer to both of these people as our named executive officers in this prospectus.

                           Summary Compensation Table

                              Annual Compensation      Long Term Compensation
                         ----------------------------- ----------------------
                                                        Securities   Payouts
Name and Principal                         Restricted    Underlying    LTIP    All other
Position                  Salary   Bonus  Stock Awards Options/SARs  Payouts  Compensation
------------------       -------- ------- ------------ ------------- -------- ------------
Michael S. Liss......... $158,653 $    --     $ --       1,005,000      --         --
  President, CEO &
  Director(1)
Roy (Trey) D. Farmer      107,757  15,000       --         340,000      --         --
  III...................
  Chief Operating
  Officer, Executive
  Vice President &
  Director(2)

--------
(1) Mr. Liss was elected as an executive officer on May 7, 1999, at an annual base salary of $250,000. As of January 1, 2000, Mr. Liss' annual base salary was increased to $325,000.
(2) Mr. Farmer was elected as an executive officer on May 7, 1999, at an annual base salary of $175,000. As of January 1, 2000, Mr. Farmer's annual base salary was increased to $250,000.

Option Grants in 1999

      Option Grants. In 1999, we granted options to purchase an aggregate of
3.4 million shares of our common stock to employees under our equity incentive plan. Generally, we grant options at an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by our board of directors, and the options vest over four years from the date of grant. Because we are a publicly-held company, the fair market value of our common stock equals the closing price of our common stock on the Nasdaq National Market on a given day.

      The following table sets forth information relating to stock options granted to our named executive officers in 1999. All of these options were awarded under our equity incentive plan and have a term of 10 years from the date of grant.

                               Individual Grants

                                     Percent                       Potential Realizable Value at
                         Number of  of Total  Exercise                Assumed Annual Rates of
                           Shares    Options  or Base                 Stock Price Appreciation
                         Underlying  Granted   Price                      for Option Term
                          Options      to       Per    Expiration --------------------------------
Name                      Granted   Employees Share($)    Date        0%         5%        10%
----                     ---------- --------- -------- ---------- ---------- ---------- ----------
Michael S. Liss.........  125,000      4.4%    $4.000  5/11/2009  $     --   $  314,447 $  796,871
                          440,000     15.4      3.750  12/3/2009   1,540,000  3,546,174  6,624,038
                          440,000     15.4      6.000  12/3/2009     550,000  2,556,174  5,634,038
Roy (Trey) D. Farmer
 III....................  125,000      4.4      4.000  5/11/2009        --      314,447    796,871
                          215,000      7.5      5.000  12/3/2009     483,750  1,464,039  2,967,996

      In accordance with the rules of the Securities and Exchange Commission, the above table sets forth the potential realizable value over the ten-year period from the grant date to the expiration date, assuming rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.

      Option Exercises and Year-End Option Values. The following table sets forth information for our named executive officers, relating to the number and value of securities underlying exercisable and unexercisable options held at December 31, 1999. Neither of the named executive officers exercised stock options during 1999.

               Aggregate Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values


                                           Number of Securities Underlying        Value of the Unexercised
                          Shares                 Unexercised Options                In-The Money Options
                         Acquired                at Fiscal Year End                  at Fiscal Year End
                            on     Value   -------------------------------        -------------------------
Name                     Exercise Realized  Exercisable        Unexercisable      Exercisable Unexercisable
----                     -------- -------- ---------------    ----------------    ----------- -------------
Michael S. Liss.........    --       --               83,125              921,875 $924,765.62 $9,485,859.30
Roy (Trey) D. Farmer
  III...................    --       --               83,125              256,875 $924,765.62 $2,642,734.30

      The value of unexercised in-the-money options at December 31, 1999 in the table above is based on a value of $15.125 per share, the last reported sale price of our common stock on the OTC Bulletin Board on December 31, 1999, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 1999 stock option plan.

Employment Agreements

      On May 7, 1999, we entered into executive employment agreements with Michael S. Liss and Roy (Trey) D. Farmer III. The agreements with Mr. Liss and Mr. Farmer provide for a term of two years. The terms of the agreements with Mr. Liss and Mr. Farmer provide that Mr. Liss will serve as our president, chief executive officer and as a member of our board of directors and Mr. Farmer will serve as our executive vice president. Under these agreements, Mr. Liss will receive a minimum annual base salary of $250,000, and Mr. Farmer will receive a minimum annual base salary of $175,000, both of which may be increased at the discretion of our board of directors, or a committee thereof. Mr. Liss and Mr. Farmer are eligible to receive a cash bonus at the reasonable discretion of our board of directors. In addition, Mr. Liss and Mr. Farmer are each entitled to receive incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, under our equity incentive plan for 25,000 shares of our common stock, or such lesser amount then allowed under the Internal Revenue Code, with an exercise price equal to the fair market value of our common stock as of May 5, 1999. Mr. Liss and Mr. Farmer are also each entitled to receive non-qualified stock options to purchase up to 100,000 shares of our common stock at $4.75 per share.

      If we terminate Mr. Liss or Mr. Farmer without cause, or either Mr. Liss or Mr. Farmer terminates his employment agreement for good reason, they will be entitled to receive an amount equal to 12 months of their then current base salary, all of the options granted to them under their employment agreement shall vest and they shall have 12 months to exercise such options. The agreements for Mr. Liss and Mr. Farmer contain a one year post-termination non-compete and non-solicitation provision.

      We have also entered into employment agreements with Messrs. Hankinson, Mickel, Miller and Zendle. Each of their employment agreements has a two year term and is subject to non-competition and non-solicitation provisions. Mr. Miller receives a minimum annual salary of $200,000 and the others each receive a minimum annual salary of $225,000, all subject to increase by the compensation committee of our board of directors. In addition, each of them, except for Mr. Miller, received a $30,000 signing bonus. All of them are eligible for additional bonuses under certain circumstances. Mr. Hankinson was guaranteed a minimum bonus of $80,000 for the year ended December 31, 2000 and shall receive a minimum bonus of $80,000 for his services during the year 2001. They each received the following options to purchase our common stock, which vest over the term of their employment agreements. The vesting of these options will accelerate if they are terminated by us without cause or if they terminate their agreement for good reason:

                                            Number
                                              of
         Executive Officer                  Options Grant Price
         -----------------                  ------- -----------

         Les Hankinson..................... 162,792   $ 4.500
                                            137,208   $ 5.375
         Lance Mickel...................... 275,000   $ 9.313

         Warren Miller..................... 250,000   $13.125

         Alan Zendle....................... 275,000   $ 8.750

      We also entered into an employment agreement with Mr. DiGennaro. His employment agreement is for a one year term and is subject to non-competition and non-solicitation provisions. He receives a minimum annual salary of $200,000, subject to increase by the compensation committee of our board of directors. In addition, Mr. DiGennaro is eligible to receive a bonus under certain circumstances. He received options to purchase 300,000 shares of our common stock, which vest over a two-year period. The vesting of his options will accelerate if he is terminated by us without cause or if he terminates his agreement for good reason. The exercise price for Mr. DiGennaro's stock options is $14.75.

Employee Benefit Plans

Equity incentive plan

      On May 23, 2000, our board of directors approved, and on April 27, 2000 our stockholders ratified, the adoption of an equity incentive plan, which amends and restates our 1999 stock option plan. The equity incentive plan provides for the grant of incentive stock options, non-qualified stock options and other performance and non-performance based equity awards, including restricted stock, performance awards, stock appreciation rights, or SARs, and other types of awards based on our common stock. We are generally granted a repurchase option exercisable upon voluntary or involuntary termination of a participant's employment with us.

      Shares available and award limitations. A maximum of 10 million shares of common stock are available for issuance under the equity incentive plan. In the event of a recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock, adjustments may be made to the number and kind of shares available for issuance under the equity incentive plan.

      We may only issue an aggregate of 10% of the shares reserved under the equity incentive plan for awards designated as each of restricted stock, performance units and performance shares. For awards of options designated as incentive stock options, the aggregate number of shares that may be subject to such options shall not exceed the initial 10 million shares reserved under the equity incentive plan. Shares available for awards under the equity incentive plan may be either authorized and unissued shares or shares held in or acquired for our treasury.

      In order to qualify awards as performance-based compensation, our equity incentive plan also limits the number of shares subject to awards that may be granted to any one participant in any given fiscal year. No participant in our equity incentive plan may, in any year, be granted options or restricted stock awards with respect to more than 900,000 shares of common stock. This limit includes the number of shares that may be paid to a participant pursuant to the exercise or settlement of an award. In addition, the equity incentive plan limits the amount of cash that may be paid to an individual pursuant to an exercise or settlement of an award in any given fiscal year to a maximum aggregate amount of $5,000,000.

      Under our equity incentive plan, as of July 31, 2000:

    . options to purchase 6,497,783 shares of common stock had been granted and were outstanding;

    . no shares of restricted stock had been granted; and

    . 3,476,369 shares of common stock remained available for the grant of awards under the plan as of July 31, 2000.

      Eligibility. All of our, and our subsidiaries', current and future employees, including officers, non-employee directors, and consultants are eligible to participate in and receive a grant or grants of an award under our equity incentive plan.

      Administration. Our equity incentive plan is administered by the compensation committee of our board of directors or another committee appointed by our board to administer the plan. The compensation committee has the authority to make all determinations required under our equity incentive plan, including:

    . individuals eligible to receive awards;

    . the type and number of awards to be granted;

    . the number of shares subject to the awards; and

    . the time or times at which awards will be granted, exercisable or settled, including any performance conditions to be satisfied in connection with the awards.

      The compensation committee also has the authority to:

    . interpret and establish rules and regulations relating to the equity incentive plan and any individual agreements entered pursuant to the plan; and

    . make all other determinations that may be necessary or advisable for administration of the equity incentive plan.

      Change in control. The equity incentive plan provides that upon a change in control of FiberNet, unless a participant's award agreement provides otherwise:

    . outstanding awards will immediately vest and become fully exercisable;

    . any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse; and

    . goals relating to performance-based awards will be deemed met or exceeded.

      Our board of directors may determine that an event that otherwise would constitute a change in control will not result in accelerated vesting and exercisability or other enhancements of rights under the equity incentive plan. If our board of directors makes such a determination, the award will remain outstanding and the value of the award will not be materially impaired.

      Amendment and termination of the equity incentive plan. Our board of directors may amend, suspend or terminate the equity incentive plan or the compensation committee's authority to grant awards under the plan, without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule.

Employee Equity Participation Program

      We previously had in place a stock option plan known as the employee equity participation program. We granted 1,328,390 stock options under this plan. On May 7, 1999, our board of directors terminated this plan. Accordingly, additional stock options can not be granted under the employee equity participation program. Options to purchase an aggregate of 913,945 shares of our common stock remain outstanding under our employee equity participation program.

401(k) Plan

      We have adopted a 401(k) plan in which all eligible employees are entitled to make pre-tax contributions. This plan is intended to qualify under
Section 401 of the Internal Revenue Code of 1986, so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made. All full-time employees become eligible for participation in the plan on the date of their employment. Eligible participants may make pre-tax contributions to the 401(k) Plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. On a discretionary basis, we may match contributions made by participating employees under the plan. As of July 31, 2000, we have not matched any contributions made under the plan.

      As of July 31, 2000, we granted options to our executive officers and five of our directors pursuant to our equity incentive plan. The options typically vest annually over one or two years from the date of grant. Our section on executive compensation of management, beginning on page 52, provides more information on options granted to our named executive officers.

     Director/Executive Officer                   Grant Date  Total  Grant Price
     --------------------------                   ---------- ------- -----------
     Mahoney, Charles............................  05/24/99   25,000   $ 4.250
                                                   12/03/99   75,000   $ 5.000
     Vrattos, William ...........................  08/29/99   25,000   $ 3.000
     Chrust, Steven..............................  12/03/99  100,000   $ 5.000
     Hankinson, Les..............................  10/04/99  137,208   $ 5.375
                                                   10/04/99  162,792   $ 4.500
     Mickel, Lance...............................  05/23/00  300,000   $ 9.313
     Miller, Warren..............................  05/23/00   24,000   $ 9.313
                                                   05/23/00    2,600   $13.120
                                                   05/23/00    6,700   $18.740
                                                   05/23/00    6,700   $20.170
                                                   06/17/00  250,000   $13.125
     Zendle, Allan...............................  05/26/00  275,000   $ 8.750
     DeLuca, Jon.................................  06/14/99   90,000   $ 4.031
                                                   12/03/99   85,000   $ 5.000
                                                   12/18/99   50,000   $ 5.000
                                                   12/18/99   75,000   $ 5.000

Limitation of Directors' Liability and Indemnification

      Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

    . any breach of their duty of loyalty to the corporation or its stockholders;

    . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    . any transaction from which the director derived an improper personal benefit.

      This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of our outstanding shares of common stock as of July 31, 2000 by:

    . each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities;

    . our named executive officers;

    . each of our directors; and

    . all of our current directors and executive officers as a group.

      Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2000, pursuant to the exercise of options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

      Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. The percentage of beneficial ownership prior to the offering is based on 32,084,650 shares of common stock outstanding on July 31, 2000 and gives effect to the conversion of all of our outstanding shares of preferred stock into 14,809,358 shares of common stock. The percentage of beneficial ownership after the offering is
based on     shares of common stock outstanding after the completion of this offering.

      This table reflects the grant by SMFS, Inc., LTJ Group, Inc. and LPS Consultants, Inc. of a proxy to vote all of their shares, an aggregate of 12,635,580 shares, at meetings of stockholders, to:

    . Signal Equity Partners, L.P., of which Mr. Bradley, one of our directors, is a managing partner;

    . Trident Telecom Partners, LLC, which is controlled by Trident Telecom
      Management, LLC; and

    . Concordia Telecom Management, L.L.C., of which Mr. Liss is a sole member.

      This proxy terminates upon the completion of this offering.

                                      Shares Beneficially  Shares  Beneficially
                                      Owned Prior to the      Owned After the
                                           Offering              Offering
                                     --------------------- --------------------
                                       Number   Percentage  Number   Percentage
                                     ---------- ---------- --------- ----------
Five Percent Stockholders
 Concordia Telecom Management,       14,121,334   29.78%   1,485,754       %
   L.L.C.(1)(2).....................
   570 Lexington Avenue
   New York, New York 10022
 LTJ Group, Inc.(1)(3)..............  4,581,690    9.80    4,581,690
   61 Old Well Road
   Rochester, New York 16462
 Metromedia Fiber Network Services,   5,000,000   10.80    5,000,000
   Inc..............................
   One North Lexington Avenue
   White Plains, New York 10601
 Nortel Networks Inc.(4)............  4,263,330    9.20    4,263,330
   GMS 991 15 A40
   2221 Lakeside Blvd.
   Richardson, Texas 75082
 Signal Equity Partners,             18,616,379   40.18    5,980,799
   L.P.(1)(5).......................
   10 East 53rd Street
   New York, New York 10022
 SMFS, Inc.(1)(6)...................  7,090,000   13.54    7,090,000
   12-12 43rd Avenue
   Long Island City, New York 11101
 Trident Telecom Management,         13,838,384   29.75    1,202,804     --
   LLC(1)(7)........................
   445 Park Avenue
   New York, New York 10022

                                     Shares Beneficially  Shares  Beneficially
                                     Owned Prior to the      Owned After the
                                          Offering              Offering
                                    --------------------- ---------------------
                                      Number   Percentage   Number   Percentage
                                    ---------- ---------- ---------- ----------
Directors and Executive Officers
 Michael S. Liss(1)(8)............. 15,186,334   25.32%    2,550,754
 Roy (Trey) D. Farmer III(9).......    540,000    1.15       540,000
 Timothy P. Bradley(1)(10)......... 18,616,379   35.63     5,980,799
 Steven Chrust(11).................    134,390      *        134,390
 Charles J. Mahoney(12)............     62,500      *         62,500
 Richard Sayers(13)................    531,337    1.14       531,337
 William Vrattos(14)...............    378,780      *        378,780
 Philip L. DiGennaro(15)...........    760,608    1.64       760,608
 All current executive officers and
   directors as a group (13
   persons)(16).................... 24,178,532   46.05    11,542,952

--------
*   Less than 1%

 (1) SMFS, Inc., LTJ Group, Inc. and LPS Consultants, Inc. hold 7,090,000, 4,581,690 and 963,890 shares of our common stock, respectively. Pursuant to our stockholders agreement dated May 7, 1999, they each granted irrevocable proxies to Signal Equity Partners, L.P., Trident Telecom Partners, LLC and Concordia Telecom Management, L.L.C. to vote all of their shares, an aggregate of 12,635,580 shares, at all meetings of stockholders. The proxy will terminate upon completion of this offering.

 (2) Includes the right to vote 12,635,580 shares pursuant to the proxy described in note (1) above and 1,145,001 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000.

 (3) Includes 231,134 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000, and 190,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 31, 2000.

 (4) Represents 4,263,330 shares of common stock issuable upon the conversion of preferred stock upon the completion of this offering.

 (5) Represents the right to vote 12,635,580 shares pursuant to the proxy described in note (1) above, 2,349,000 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000 and 3,631,799 shares of common stock issuable upon the conversion of preferred stock upon the completion of this offering. This number includes 33,333 shares of common stock issuable upon the exercise of warrants held by Signal Equity Management Corp.

 (6) Includes 190,000 shares of common stock issuable upon the exercise of a stock option that was exercisable as of July 31, 2000.

 (7) Includes the right to vote 12,635,580 shares pursuant to the proxy described in note (1) above. The proxy is held by Trident Telecom Partners LLC, which is managed by Trident Telecom Management LLC. This number also includes 966,861 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000.

 (8) Represents the shares owned by Concordia Telecom Management, L.L.C., including those described in note (2) above, of which Mr. Liss holds 100% of the membership interests, 60,000 shares of common stock issuable upon the exercise of a warrant that is exercisable within 60 days of July 31, 2000 and 1,005,000 shares of common stock issuable upon the exercise of stock options that were exercisable as of July 31, 2000.

 (9) Includes 200,000 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000 and 340,000 shares of common stock issuable upon the exercise of stock options that were exercisable as of July 31, 2000. The number of shares does not include 200,000 shares of common stock issuable upon the exercise of stock options that are not exercisable within 60 days of July 31, 2000.

(10) Represents the shares owned by Signal Equity Partners, L.P. described in note (5) above, of which Mr. Bradley is the managing partner. Mr. Bradley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(11) Represents 34,965 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000 and 50,000 shares of common stock issuable upon the exercise of a stock option that was exercisable as of July 31, 2000. The number of shares does not include 50,000 shares of common stock issuable upon the exercise of stock options that are not exercisable within 60 days of July 31, 2000.

(12) Represents 62,500 shares of common stock issuable upon the exercise of stock options that were exercisable as of July 31, 2000.

(13) Includes 71,809 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000, 294,000 shares of common stock issuable upon the exercise of a stock option that was exercisable as of July 31, 2000, and 72,856 shares of common stock issuable upon the conversion of our preferred stock upon completion of this offering. Mr. Sayers beneficially owns the warrants to purchase 44,000 shares and the 72,856 shares of common stock through Taurus Telecommunications Inc., of which Mr. Sayers is the president.

(14) Represents the shares owned by Waterview Partners, L.P., which is controlled by Waterview Advisors LLC, of which Mr. Vrattos is a managing director. Mr. Vrattos disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. The number of shares represents 353,780 shares of common stock issuable upon the conversion of preferred stock upon the completion of this offering and 25,000 shares of common stock issuable upon the exercise of a stock option that was exercisable as of July 31, 2000.

(15) Represent shares owned by F.P. Enterprises L.L.C., beneficially owned by Mr. DiGennaro.

(16) Includes 3,904,775 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days of July 31, 2000, 2,335,833 shares of common stock issuable upon the exercise of options that were exercisable as of July 31, 2000 and 4,058,435 shares of common stock issuable upon the conversion of preferred stock upon the completion of this offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Issuances and Financings

November 1997 Private Placement

      In connection with a corporate restructuring, on November 27, 1999, we issued series A and B preferred stock in a private placement. Messrs. Petrocelli, Polan and Tortoretti, certain of our then officers and directors, received series B preferred stock through entities beneficially controlled by them. These entities included SMFS, Inc. and LTJ Group, Inc., beneficial owners of 5% of our common stock, and LPS Consultants, Inc. Mr. Petrocelli is the president and chief executive officer of Petrocelli Electric Co. and SMFS, Inc., Mr. Polan controls LPS Consultants, Inc. and Mr. Tortoretti is a principal of LTJ Group, Inc.

Option Grants

      On November 24, 1997, we granted Messrs. Petrocelli, Polan and Tortoretti stock options to each purchase 190,000 shares of our common stock.

      On March 29, 1999, we entered into an agreement with Richard Sayers, one of our directors, for financial advisory services in connection with our financing needs. Pursuant to this agreement, we granted Mr. Sayers stock options to purchase 250,000 shares of our common stock. Stock options to purchase 125,000 shares vested on March 29, 1999 and the remaining 125,000 options vested in equal monthly installments during the one year term of the agreement.

May 1999 Private Placement

      On May 7, 1999, we entered into a $14.1 million financing transaction pursuant to which we issued convertible notes, series C preferred stock, class A warrants and class B warrants. In addition, all of our outstanding series B preferred stock was converted into common stock.

      Signal Equity Partners, L.P., Concordia Telecom Management, L.L.C. and Taurus Telecommunications, Inc. were among the investors in this transaction. As part of this financing, the size of our board of directors was expanded from three to six directors, with the addition of Mr. Bradley, a managing partner of Signal Equity Partners, Mr. Liss, the sole member of Concordia, and Mr. Sayers, the president of Taurus Telecommunications. Mr. Liss was also appointed as our president and chief executive officer. The transaction also resulted in the resignation from our board of directors of Messrs. Chiaino, Petrocelli and Polan. These vacant seats on our board of directors were filled by Messrs. Farmer, Mahoney and Tortoretti. Also in connection with this transaction, Messrs. Tortoretti, Petrocelli and Polan granted an irrevocable proxy to Signal Equity Partners, Trident Telecom Partners and Concordia Telecom Management to vote all of the shares beneficially owned by them at all meetings of our stockholders.

June 1999 Conversion Warrants

      At the time of the May private placement, we had outstanding payables to Messrs. Chiaino, Petrocelli, Polan, Tortoretti and entities controlled by them. We paid these accounts payable as follows:

    . on June 30, 1999, we issued to Mr. Chiaino 41,664 shares of common stock and warrants to purchase 27,498 shares of our common stock at a purchase price of $0.67 per share.

    . on June 30, 1999, we issued 309,865 shares of our common stock, warrants to purchase 204,511 shares of our common stock at a purchase price of $0.67 per share and warrants to purchase 390,000 shares of our common stock at a purchase price of $1.50 per share to Petrocelli Electric Company Inc., LPS Consultants, Inc. and LTJ Group.

      The exercise price of these warrants approximated the fair market value of our common stock on the date the terms of the issuances were determined.

      The warrants issued to Mr. Chiaino, Petrocelli Electric Company Inc., LPS Consultants, Inc. and LTJ Group, may be exercised, in whole or in part, at any time from June 30, 1999 through June 30, 2004, upon payment of the exercise price. The conversion warrants also allow the holders to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

September 1999 Private Placement

      On September 28, 1999, we entered into a further financing transaction pursuant to which we issued 8% senior secured convertible notes due September 28, 2004 to investors in the aggregate principal amount of $12.5 million. These notes were convertible into shares of our common stock at a price of $3.00 per share. Signal Equity Partners, L.P., which beneficially owns more than 5% of our voting securities, participated in this transaction.

November 1999 Conversion and Exchange Transaction

      On November 30, 1999, pursuant to a conversion and exchange agreement, the September notes and the notes issued in the May 1999 and September 1999 financings, were converted into shares of our common stock. In connection with this conversion, we issued:

    . 309,143 shares of our series D preferred stock and 40,551 shares of our series F preferred stock to Signal Equity Partners, L.P., a beneficial owner of 5% of our voting shares;

    . 336,025 shares of our common stock to Concordia Telecom Management, L.L.C., of which Michael Liss, our president, chief executive officer and one of our directors, is the sole member; and

    . 6,868 shares of our series E preferred stock to Taurus
      Telecommunications, Inc., of which Mr. Sayers, one of our directors, is the president.

Nortel Networks Inc.

      Nortel has invested $50 million in our business. In June 2000, Nortel invested $20 million by purchasing 2,000,000 shares of our series G preferred stock in a private placement. On July 31, 2000, Nortel surrendered its series G preferred stock and accrued dividends on that preferred stock and invested an additional $22.5 million in a second private placement in exchange for 426,333 shares of our series H preferred stock at $10.00 per share, on an as converted basis. On August 11, 2000, Nortel invested $7.5 million by purchasing 62,500 of our series I preferred stock at $12.00 per share, on an as converted basis. Each share of our series H and series I preferred stock will be converted into ten shares of our common stock upon completion of this offering.

Related Party Transactions

Landtel Telecommunications Group, Inc.

      From 1997 to 1999, we paid Landtel consulting fees ranging from $83,000 to $125,000 per year for management, engineering and network development services. Mr. Tortoretti is the majority shareholder of Landtel.

LPS Consultants, Inc.

      During 1998, we paid consulting fees of $75,000 to LPS Consultants, which is controlled by Mr. Polan.

Petrocelli Electric Co.

      Petrocelli Electric, which is controlled by Mr. Petrocelli, received consulting fees from 1997 to 1999 ranging from $100,000 to $120,000 per year.

SMFS, Inc.

      During 1998, we entered into three contracts with SMFS, which is controlled by Mr. Petrocelli, for electrical contracting. The total value of these contracts was $2.5 million.

Concordia Telecom Management, L.L.C.

      In connection with our May 1999 financing, we entered into an agreement with Concordia for investment banking services, under which Concordia received a fee of $145,000. Mr. Liss, our president, chief executive officer, and one of our directors, is the sole member of Concordia.

Nortel Networks Inc.

      On June 22, 2000 we amended our existing master purchase agreement with Nortel, so that we now have the right to purchase up to $260 million worth of optical networking equipment and related services at predetermined volume-based pricing by 2002.

Signal Equity Management Corp.

      On July 20, 2000, we entered into an agreement with Signal for financial advisory services, in connection with the Devnet acquisition, under which Signal received a fee of $250,000. Mr. Bradley, one of our directors, is the president of Signal.

Waterview Advisors LLC.

      On July 20, 2000, we entered into an agreement with Waterview Advisors for financial advisory services, in connection with the Devnet acquisition. Under this agreement, Waterview Advisors received a fee of $250,000. Mr. Vrattos, one of our directors, is a managing director of Waterview Advisors.

      We believe that the terms of our agreements entered into with related parties are comparable to those that would have resulted from arms-length negotiations with any unrelated party.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of:

    . 150,000,000 shares of common stock, $0.001 par value per share;

    . 20,000,000 shares of undesignated preferred stock, par value $0.001 per share, of which 2,723,333 shares have been designated as follows:

     --133,333 shares of series C preferred stock, $0.001 par value per share;

     --500,000 shares of series D preferred stock, $0.001 par value per share;

     --750,000 shares of series E preferred stock, $0.001 par value per share;

     --500,000 shares of series F preferred stock, $0.001 par value per share;

     --750,000 shares of series H preferred stock, $0.001 par value per share; and

     --90,000 shares of series I preferred stock, $0.001 par value per share.

      Upon completion of this offering, there will be      shares of common
stock outstanding and no shares of preferred stock outstanding.

      As of July 31, 2000, we had:

    . 32,084,650 shares of common stock outstanding;

    . 1,556,255 shares of convertible preferred stock, convertible into 14,809,358 shares of common stock upon the closing of the offering; and

    . outstanding options and warrants to purchase 18,251,519 shares of common stock.

Common Stock

      Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as declared by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

      Upon the completion of this offering, each outstanding share of preferred stock will be converted into shares of our common stock. Each share of series C preferred stock will be converted into one share of common stock and each share of series D, series E, series F, series H and series I preferred stock will be converted into ten shares of common stock. No cash dividends have been declared on the preferred stock. A new certificate of incorporation will be filed immediately after the completion of this offering to delete all references to the series C, series D, series E, series F, series H and series I preferred stock.

      Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock from time to time without stockholder approval. Our board of directors will also be authorized to establish the number of shares to be included in such series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of FiberNet or an unsolicited acquisition proposal.

Stockholders Agreement

      We have entered into a stockholders agreement with holders of approximately 44,568,077 shares of our common stock, including 14,184,358 shares of common stock issuable upon the conversion of our preferred stock upon completion of this offering, 8,607,619 shares of our common stock issuable upon the exercise of warrants and 3,550,655 shares of our common stock issuable upon the exercise of options. The stockholders agreement will terminate upon this offering. However, the parties to this agreement shall not transfer any of their stock for the period provided for in any lock-up agreement entered into by such stockholder at the request of Robertson Stephens in connection with this offering. If the stockholder does not enter into such lock-up agreement, pursuant to our stockholders agreement they will not be permitted to transfer any of their stock until July 1, 2001.

Registration Rights

      The following registration rights are subject to certain conditions and limitations, including:

    . the limitations on transfer contained in our stockholders agreement;
      and

    . the right of underwriters of an offering generally to limit the number of shares included in any such registration under certain circumstances.

      We are a party to three different registration rights agreements. After completion of this offering, the holders of approximately 52,106,920 shares of common stock, including shares that the holders have the rights to acquire, can cause us to register their shares of common stock for public resale pursuant to one of our three registration rights agreements as more fully described below.

Demand Rights

      May 7, 1999 Registration Rights Agreement. Under a registration rights agreement dated May 7, 1999, any two of Signal Equity Partners, L.P., Concordia Telecom Management LLC, or Trident Telecom Management LLC may demand that we register up to 35,645,561 shares of our common stock held by stockholders that purchased securities under the May or September purchase agreements and certain other stockholders. These demand rights may be exercised on two occasions.

      In addition, any party to our registration rights agreement dated May 7, 1999, who has obtained the consent of Signal and Concordia or the consent of Trident and Concordia, may request that we register the shares held by them on a Form S-3 registration statement. This demand right is limited to two requests within a 12 month period. The registration rights of these stockholders will terminate when the shares held by them may be sold under Rule 144 under the Securities Act.

      Metromedia Fiber Network Services, Inc. Registration Rights Agreement. We have entered into an exchange and registration rights agreement with Metromedia Fiber Network Services, Inc., dated as of December 17, 1999. Under this agreement, at any time at least six months after the completion of this offering, Metromedia may demand that we register all or part of their 5,000,000 shares of common stock. This demand right may be exercised on two occasions.

      Nortel Networks Inc. Registration Rights Agreement. We have entered into a registration rights agreement with Nortel Networks Inc., dated as of June 30, 2000. Under this agreement, Nortel may demand that we register up to 4,263,330 shares of our common stock held by them. This demand right may be exercised on two occasions.

      In addition, Nortel may request that we register the shares held by them on a Form S-3 registration statement. This demand right is limited to two requests within a 12 month period. This right will terminate when the shares held by Nortel may be sold under Rule 144 under the Securities Act.

Piggyback Rights

      Pursuant to our registration rights agreements, after this offering, the holders of approximately 52,106,920 shares of our common stock and shares of our common stock issuable upon the exercise of outstanding options and warrants will be entitled to piggyback registration rights with respect to registration of their shares under the Securities Act, subject to various limitations. These piggyback registration rights require us to notify the holders anytime we propose to register any of our securities under the Securities Act, whether for our own account or for the account of other security holders exercising registration rights, and to use our best efforts to include their shares of common stock in the registration.

Delaware Law and Certain Charter and By Law Provisions

      The provisions of Delaware law and of our certificate of incorporation and bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of FiberNet.

      Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of
Section 203, a business combination is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an interested stockholder is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

      Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors or president.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is Interwest Transfer Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities.

      Summary of Shares Eligible for Future Sale. Upon the completion of this offering and conversion of our preferred stock, we will have a total of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants outstanding at
    , 2000. Of the outstanding shares, the following shares are freely tradable without restriction under the Securities Act, except that any shares purchased by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may be sold only in compliance with the limitations described below:

    .     shares sold in this offering;

    . 1 million shares registered pursuant to our initial public offering in October 1996; and

    .     shares, no longer subject to 144 limitations

      The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.

      In addition,      shares of common stock held by existing stockholders
are subject to lock-up agreements with the underwriters providing that the stockholder, subject to certain exceptions, will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock or any securities that are convertible into common stock, owned as of the date of this prospectus or subsequently acquired, until 135 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. There are no existing agreements between FleetBoston Robertson Stephens Inc. and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up.

      As a result of these lock-up agreements and the provisions of Rule 144, including Rule 144(k), the shares of common stock outstanding upon the completion of this offering will be available for sale in the public market as follows:

     Approximate
      Number of
       Shares                              Description
     -----------                           -----------
                 Shares currently traded on Nasdaq.

                 After the date of this prospectus, freely tradable shares sold in this offering, and shares saleable under Rule 144 that are not subject to the 135-day lock-up.

                 After 135 days from the date of this prospectus, the 135-day lock-up is released and these shares are saleable at various times under Rule 144 (subject, in some cases, to volume limitations) or pursuant to as registration statement to register for resale share of common stock issued upon the exercise of stock options.

Rule 144

      In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    . 1.0% of the number of shares of common stock then outstanding, which
      will equal approximately     shares immediately after this offering;
      or

    . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about FiberNet. Under Rule 144(k), a person who is not deemed to have been an affiliate of FiberNet at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      Options. As of July 31, 2000, options to purchase a total of 7,661,728 shares of common stock were outstanding, of which 4,021,395 were exercisable. Prior to the completion of this offering, we intend to file a registration statement to register the 10,888,097 shares of common stock outstanding or reserved for issuance under our stock plans. That registration statement will become effective immediately upon filing. However, holders of the shares covered by that registration statement may not resell their shares in the open market for 135 days, because they have all entered into lock-up agreements.

      Warrants. As of July 31, 2000, there were outstanding warrants to purchase 10,589,791 shares of common stock, some of which may be exercised prior to this offering. Upon the completion of this offering, holders of
warrants to purchase       shares of common stock are entitled to demand
registration rights on these shares for sale in the public market. However, the holders of the warrants are subject to the lock-up agreement entered into with Robertson Stephens. Registration of these shares under the Securities Act would result in their becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. However, all warrant holders that are entitled to demand registration rights have entered into a 135 day lock-up agreement.

                                  UNDERWRITING

      The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., First Union Securities, Inc., CIBC World Markets, Prudential Securities Incorporated and Kaufman Bros., L.P., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                        Number
     Underwriter                                                       of Shares
     -----------                                                       ---------
     FleetBoston Robertson Stephens Inc...............................
     First Union Securities, Inc......................................
     CIBC World Markets...............................................
     Prudential Securities Incorporated...............................
     Kaufman Bros., L.P...............................................

      The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price
less a concession of not in excess of $    per share, of which $    may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

      We have granted to the underwriters an option, exercisable during the 30-
day period after the date of this prospectus, to purchase up to     additional
shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to
purchase any of the additional     shares of common stock, each of the
underwriters will have a firm commitment and, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. Other than the per share information, this information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option:

                                                               Total
                                                      ------------------------
                                                 Per  Without Over- With Over-
                                                Share   allotment   allotment
                                                ----- ------------- ----------
Public offering price.......................... $         $            $
Underwriting discounts and commissions payable
  by us........................................ $         $            $
Proceeds, before expenses, to us............... $         $            $

      We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $ .

Indemnity

      The underwriting agreement contains covenants of indemnity among the underwriters, and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

      Pursuant to the terms of lock-up agreements, the holders of     shares of
our common stock, including each of our directors and officers, have agreed, for a period of up to 135 days after the date of this prospectus, that, subject to certain exceptions, they will not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Future Sales

      In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, offer, sell, contract to sell, or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under our existing equity incentive plan provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

Stabilization

      The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Pursuant to an assignment dated August 11, 2000, First Union National Bank has a $26.25 million commitment under our credit facility that we entered into on April 11, 2000. First Union National Bank's commitment was assigned to it from Nortel. In connection with the assignment, First Union Investors, Inc.

received warrants to purchase 425,000 shares of our common stock. The exercise price per share is $18.06. First Union National Bank, First Union Investors, Inc. and First Union Securities, Inc. are each subsidiaries of First Union Corporation.

      The underwriters, their representatives and their affiliates have performed investment banking and advisory services for us in the past for which they have received compensation and reimbursement of expenses. The underwriters and their representatives may continue to engage in transactions with, and perform services for us in the ordinary course of business.

Electronic Offers, Sales or Distribution

      Prudential Securities Incorporated facilitates the marketing of new issues online through its Prudential Securities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Attorneys for Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. collectively own 11,827 shares of our common stock. Certain matters will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

      Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements for the years ended December 31, 1998 and 1999, and for the six-month period ended December 31, 1997, as described in their report. We have included our consolidated financial statements in the prospectus and elsewhere in this registration statement in reliance on Arthur Andersen LLP's report given on their authority as experts in accounting and auditing.

      Mendelsohn Kary Bell & Natoli, independent public accountants, have audited our consolidated financial statements for the period from August 10, 1994, the date of our inception, to June 30, 1997, and for the fiscal year ended June 30, 1997, as described in this report. We have included our consolidated financial statements in the prospectus and elsewhere in this registration statement in reliance on Mendelsohn Kary Bell & Natoli's report given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

      You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Room of the SEC at such address, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at

Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's Web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

      We are subject to the information and reporting requirements of the Securities and Exchange Act of 1934, and are required to file annual and quarterly reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the SEC's public reference rooms and the SEC's Web site referred to above.

                          FIBERNET TELECOM GROUP, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
FiberNet Telecom Group, Inc. Consolidated Financials:

  Report of Independent Public Accountants................................ F-2

  Independent Auditor's Report............................................ F-3

  Consolidated Balance Sheets as of December 31, 1999 and 1998............ F-4

  Consolidated Statements of Operations................................... F-5

  Consolidated Statements of Stockholders' Equity......................... F-6

  Consolidated Statements of Cash Flows................................... F-7

  Notes to Consolidated Financial Statements.............................. F-8

  Report of Independent Public Accountants................................ F-19

  Consolidated Balance Sheets as of June 30, 2000 and December 31, 1999... F-20

  Consolidated Statements of Operations for the six months ended June 30,
    2000 and 1999......................................................... F-21

  Consolidated Statements of Operations for the three months ended June
    30, 2000 and 1999..................................................... F-22

  Consolidated Statements of Cash Flows for the six months ended June 30,
    2000 and 1999......................................................... F-23

  Notes to Consolidated Financial Statements.............................. F-24

Devnet L.L.C. Financials

  Report of Independent Public Accountants................................ F-28

  Balance Sheets as of December 31, 1999 and 1998......................... F-29

  Statements of Operations................................................ F-30

  Statements of Members' Capital.......................................... F-31

  Statements of Cash Flows................................................ F-32

  Notes to Financial Statements........................................... F-33

  Report of Independent Public Accountants................................ F-37

  Balance Sheets as of June 30, 2000 and December 31, 1999................ F-38

  Statement of Operations for the six months ended June 30, 2000 and
    1999.................................................................. F-39

  Statement of Cash Flows for the six months ended June 30, 2000 and
    1999.................................................................. F-40

  Notes to Financial Statements........................................... F-41

Unaudited Pro Forma Combined Financial Statements of FiberNet Telecom
  Group, Inc.

  Financial Information................................................... F-43

  Balance Sheet as of June 30, 2000....................................... F-44

  Statement of Operations as of December 31, 1999......................... F-45

  Statement of Operations for the six months ended June 30 1999........... F-46

  Statement of Operations for the six months ended June 30 2000........... F-47

  Notes to Financial Statements........................................... F-48

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FiberNet Telecom Group, Inc.:

      We have audited the accompanying consolidated balance sheets of FiberNet Telecom Group, Inc. (a corporation in the development stage--Note 1) and subsidiaries as of December 31, 1999 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and for the six month period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberNet Telecom Group, Inc. and subsidiaries as of December 31, 1999 and December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and for the six month period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

New York, New York
March 7, 2000

                  [MENDELSOHN KARY BELL & NATOLI LETTERHEAD]

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
FiberNet Telecom, Inc. and Affiliated Entities
(A Development Stage Company)

      We have audited the accompanying combined statements of operations, stockholder's equity and cash flows of FiberNet Telecom, Inc. and affiliated entities ( a development stage company) for the year ended June 30, 1997 and for the period from August 10, 1994 (inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above, present fairly, in all material respects, the results of operations, shareholder's equity and cash flows of FiberNet Telecom, Inc. and Affiliated Entities for the year ended June 30, 1997, and from August 10, 1994, (inception), to June 30, 1997 in conformity with generally accepted accounting principles.

                                        /s/ Mendelsohn Kary Bell & Natoli, P.C.

New York, New York
November 29, 1997

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

                          CONSOLIDATED BALANCE SHEETS

                                                     December 31,  December 31,
                                                         1999          1998
                                                     ------------  ------------
                       ASSETS
Current Assets:
  Cash and cash equivalents......................... $  9,512,480  $   257,384
  Prepaid expenses and other........................      159,907      309,365
                                                     ------------  -----------
    Total current assets............................    9,672,387      566,749
Property, plant and equipment, net..................   55,176,713    5,397,109

Other Assets:
  Goodwill, net.....................................    8,667,471          --
  Deferred charges, net.............................    3,697,501          --
  Other assets......................................      373,620      363,839
                                                     ------------  -----------
    Total other assets..............................   12,738,592      363,839
                                                     ------------  -----------
TOTAL ASSETS........................................ $ 77,587,692  $ 6,327,697
                                                     ============  ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable including related party of $1.4
   million in 1998.................................. $  3,732,216  $ 3,974,350
  Accrued expenses..................................    4,447,016      337,384
  Capital lease--current portion....................      203,031          --
                                                     ------------  -----------
    Total current liabilities.......................    8,382,263    4,311,734
Long-term Liabilities:
  Capital lease obligation..........................      956,360          --
                                                     ------------  -----------
    Total Liabilities...............................    9,338,623    4,311,734
  Minority Interest.................................          --       104,429

Stockholders' Equity:
  Common Stock, $.001 par value, 50,000,000 shares
   authorized and 25,932,464 and 16,000,000 shares
   issued and outstanding at December 31, 1999 and
   1998, respectively...............................       25,933       16,000
  Series B Voting Preferred Stock $.001 par value,
   80,000 shares issued and outstanding at December
   31, 1998 (Preference in involuntary liquidation
   value, $1.00 per share)..........................          --            80
  Series C Voting Preferred Stock $.001 par value,
   133,333 shares issued and outstanding at December
   31, 1999 (Preference in involuntary liquidation
   value, $1.50 per share)..........................      200,000          --
  Series D Preferred Stock $.001 par value, 310,173
   shares issued and outstanding at December 31,
   1999 (Preference in involuntary liquidation val-
   ue, $15.00 per share)............................   22,553,205          --
  Series E Preferred Stock $.001 par value, 293,872
   shares issued and outstanding at December 31,
   1999 (Preference in involuntary liquidation val-
   ue, $15.00 per share)............................   21,429,777          --
  Series F Preferred Stock $.001 par value, 347,819
   shares issued and outstanding at December 31,
   1999 (Preference in involuntary liquidation val-
   ue, $30.00 per share)............................   25,329,198          --
  Additional paid in capital and other..............   74,506,595    5,465,564
  Deficit accumulated during the development stage..  (75,795,639)  (3,570,110)
                                                     ------------  -----------
    Total Stockholders' Equity......................   68,249,069    1,911,534
                                                     ------------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......... $ 77,587,692  $ 6,327,697
                                                     ============  ===========

 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Period From
                                                               Six Months                 Inception
                      Year Ended    Year Ended    Year Ended     Ended     Year Ended  August 10, 1994
                     December 31,  December 31,  December 31, December 31,  June 30,   to December 31,
                         1999          1998          1997         1997        1997          1999
                     ------------  ------------  ------------ ------------ ----------  ---------------
                                                 (Unaudited)
Revenues........     $        --   $       --     $      --    $      --   $      --    $        --
Operating
  expenses:
General and
  administrative..      8,263,981    3,111,157       712,506      418,140     373,674     12,176,339
Non-recurring
  expenses......        4,303,587          --            --           --          --       4,303,587
Depreciation and
  amortization..          519,880       27,951         1,842        1,842         --         549,673
                     ------------  -----------    ----------   ----------  ----------   ------------
Total operating
  expenses......       13,087,448    3,139,108       714,348      419,982     373,674     17,029,599
                     ------------  -----------    ----------   ----------  ----------   ------------
Loss from
  operations....      (13,087,448)  (3,139,108)     (714,348)    (419,982)   (373,674)   (17,029,599)
Interest
  (expense)/income,
  net...........       (1,283,563)     156,392        26,180       26,180         --      (1,100,991)
Interest expense
  on beneficial
  conversion....       (7,932,188)         --            --           --          --      (7,932,188)
                     ------------  -----------    ----------   ----------  ----------   ------------
Loss before
  minority
  interest......      (22,303,199)  (2,982,716)     (688,168)    (393,802)   (373,674)   (26,062,778)
Minority
  interest......          104,429      166,229        23,240       23,240         --         293,898
                     ------------  -----------    ----------   ----------  ----------   ------------
Net loss........      (22,198,770)  (2,816,487)     (664,928)    (370,562)   (373,674)   (25,768,880)
Preferred stock
  dividends.....         (756,807)         --            --           --          --        (756,807)
Preferred
  stock--
  beneficial
  conversion....      (49,245,855)         --            --           --          --     (49,245,855)
                     ------------  -----------    ----------   ----------  ----------   ------------
Net loss
  applicable to
  common
  stockholders..     $(72,201,432) $(2,816,487)   $ (664,928)  $ (370,562) $ (373,674)  $(75,771,542)
                     ============  ===========    ==========   ==========  ==========   ============
Net loss
  applicable to
  common
  stockholders
  per share--
  basic and
  diluted.......           $(4.30)      $(0.18)       $(0.04)     $(0.025)    $(0.025)        $(4.51)
                     ------------  -----------    ----------   ----------  ----------   ------------
Weighted average
  shares
  outstanding...       16,798,254   15,847,222    15,000,000   15,000,000  15,000,000     16,798,254
                     ------------  -----------    ----------   ----------  ----------   ------------



 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      Accumulated
                                                                                        Deficit
                             Preferred Stock          Common Stock       Capital in    During the
                          -----------------------  -------------------   Excess of    Development
                            Shares      Amount       Shares    Amount    Par Value       Stage         Total
                          ----------  -----------  ----------  -------  ------------  -----------   ------------
Balance at August 10,
 1994...................         --   $       --          --   $   --   $        --   $        --   $        --
Issuance of 240 shares
 of common stock for
 cash, out of 1,000
 shares authorized,
 August 10, 1994, at
 $.001 par value........         --           --          240      --         61,000           --         61,000
Net loss for the period
 from inception to June
 30, 1996...............         --           --          --       --            --         (9,387)       (9,387)
                          ----------  -----------  ----------  -------  ------------  ------------  ------------
Balance at June 30,
 1996...................         --           --          240      --         61,000        (9,387)       51,613
Capital contribution....         --           --          --       --         80,796           --         80,796
Net loss for the year
 ended June 30, 1997....         --           --          --       --            --       (373,674)     (373,674)
                          ----------  -----------  ----------  -------  ------------  ------------  ------------
Balance at June 30,
 1997...................         --           --          240      --        141,796      (383,061)     (241,265)
Capital contribution....         --           --          --       --        212,348           --        212,348
Effect of reverse
 acquisition of DND;
 issuance of 15,000,000
 share common stock,
 $.001 par value,
 November 24, 1997......         --           --   15,000,000   15,000       (15,000)          --            --
Other...................         --           --         (240)     --            --            --            --
Issuance of 1,000,000
 shares Series A
 Preferred Stock, $.001
 par value, November 24,
 1997...................   1,000,000        1,000         --       --      5,074,000           --      5,075,000
Issuance of 80,000
 shares Series B
 Preferred Stock, $.001
 par value, November 24,
 1997...................      80,000           80         --       --            (80)          --            --
Preferred Stock
 dividends accrued in
 1997...................         --           --          --       --        (30,163)          --        (30,163)
Net loss for the six
 months ended
 December 31, 1997......         --           --          --       --            --       (370,562)     (370,562)
                          ----------  -----------  ----------  -------  ------------  ------------  ------------
Balance at December 31,
 1997...................   1,080,000        1,080  15,000,000   15,000     5,382,901      (753,623)    4,645,358
Conversion of 1,000,000
 shares Series A
 Preferred Stock, $.001
 par value, into common
 stock, February 24,
 1998...................  (1,000,000)      (1,000)  1,000,000    1,000           --            --            --
Dividends paid..........         --           --          --       --        (44,837)          --        (44,837)
Earned compensation,
 executive stock
 options................         --           --          --       --        127,500           --        127,500
Net loss for the year
 ended December 31,
 1998...................         --           --          --       --            --     (2,816,487)   (2,816,487)
                          ----------  -----------  ----------  -------  ------------  ------------  ------------
Balance at December 31,
 1998...................      80,000           80  16,000,000   16,000     5,465,564    (3,570,110)    1,911,534
Redemption of Series B
 Preferred Stock........     (80,000)         (80)        --       --            --            --            (80)
Issuance of Series C
 Preferred Stock........     133,333      200,000         --       --            --            --        200,000
Conversion of Senior
 Secured Convertible
 Notes to common
 stock, net.............         --           --   13,826,868   13,826    34,528,040           --     34,541,866
Exchange of common stock
 for preferred stock and
 beneficial conversion
 feature:
 Issuance of Series D
  Preferred Stock.......     309,143   22,412,867  (3,091,430)  (3,091)   (4,634,067)          --     17,775,709
 Issuance of Series E
  Preferred Stock.......     291,926   21,164,635  (2,919,260)  (2,919)   (4,376,133)          --     16,785,583
 Issuance of Series F
  Preferred Stock.......     345,515   25,049,838  (3,455,243)  (3,455)  (10,362,447)          --     14,683,936
Series D Preferred Stock
 dividends..............       1,030      140,338         --       --            --            --        140,338
Series E Preferred Stock
 dividends..............       1,946      265,142         --       --            --            --        265,142
Series F Preferred Stock
 dividends..............       2,304      279,360         --       --            --            --        279,360
Beneficial conversion
 feature on preferred
 stock dividends........         --           --          --       --         71,967           --         71,967
Exercise of warrants to
 common stock...........         --           --      220,000      220       147,180           --        147,400
Issuance of common stock
 for purchase of MFN
 dark fiber, minority
 interest and other.....         --           --    5,351,529    5,352    43,971,939           --     43,977,291
Deferred compensation...         --           --          --       --     (4,289,919)          --     (4,289,919)
Stock compensation to
 consultants and
 employees..............         --           --          --       --     13,764,039           --     13,764,039
Other...................         --           --          --       --        220,432       (24,097)      196,335
Net loss for the year
 ended December 31,
 1999...................         --           --          --       --            --    (72,201,432)  (72,201,432)
                          ----------  -----------  ----------  -------  ------------  ------------  ------------
Balance at December 31,
 1999...................   1,085,197  $69,512,180  25,932,464  $25,933  $ 74,506,595  $(75,795,639) $ 68,249,069
                          ==========  ===========  ==========  =======  ============  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Period From
                                                                     For Six                Inception August
                           Year Ended    Year Ended    Year Ended  Months Ended Year Ended    10, 1994 to
                          December 31,  December 31,  December 31, December 31,  June 30,     December 31,
                              1999          1998          1997         1997        1997           1999
                          ------------  ------------  ------------ ------------ ----------  ----------------
                                                      (Unaudited)
Cash flows from
 operating activities:
 Net loss applicable to
  common stockholders...  $(72,201,432) $(2,816,487)   $ (664,928)  $ (370,562) $ (373,674)   $(75,771,542)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Depreciation and
    amortization........       551,296       27,951         1,842        1,842         --          581,089
   Amortization of
    deferred financing
    costs...............       500,574      227,324        56,200          --       56,200         784,098
   Preferred stock
    dividend and other
    non-cash interest...     1,093,290          --            --           --          --        1,093,290
   Stock option
    compensation
    expense.............     3,175,269      127,500           --           --          --        3,302,769
   Beneficial conversion
    charges.............    57,771,291          --            --           --          --       57,771,291
   Litigation
    settlement..........     3,710,339          --            --           --                    3,710,339
   Minority interest....      (104,429)    (166,229)       (6,446)      (6,446)        --         (277,104)
 Change in assets and
  liabilities:
   (Increase) decrease
    in prepaid expenses
    and other assets....       139,677     (669,250)     (153,160)     (34,924)     (1,067)       (621,764)
   Increase (decrease)
    in accounts payable
    and accrued
    expenses............       157,159    1,532,740       645,596      361,482     239,072       2,290,861
   Other................       (97,702)         --            --           --          --          (97,702)
                          ------------  -----------    ----------   ----------  ----------    ------------
Cash used in operating
 activities.............    (5,304,668)  (1,736,451)     (120,896)     (48,608)    (79,469)     (7,234,375)
Cash flows from
 investing activities:
 Capital expenditures...   (10,827,171)  (3,077,492)      (94,865)     (94,065)       (800)    (13,999,528)
                          ------------  -----------    ----------   ----------  ----------    ------------
Cash used in investing
 activities.............   (10,827,171)  (3,077,492)      (94,865)     (94,065)       (800)    (13,999,528)


Cash flows from
 financing activities:
 Net proceeds from
  issuance of debt
  securities............    25,331,145          --            --           --          --       25,331,145
 Net proceeds from
  issuance of equity
  securities............       200,000          --      5,075,000    5,075,000         --        5,275,000
 Repayment of capital
  lease obligation......      (144,210)         --            --           --          --         (144,210)
 Payment of dividends...           --       (75,000)          --           --          --          (75,000)
 Capital contributed....           --           --        286,248      212,348      81,000         359,448
                          ------------  -----------    ----------   ----------  ----------    ------------
Cash provided from
 financing activities...    25,386,935      (75,000)    5,361,248    5,287,348      81,000      30,746,383
                          ------------  -----------    ----------   ----------  ----------    ------------
Net increase (decrease)
 in cash................     9,255,096   (4,888,943)    5,145,487    5,144,675         731       9,512,480
Cash at beginning of
 period.................       257,384    5,146,327           840        1,652         921             --
                          ------------  -----------    ----------   ----------  ----------    ------------
Cash at end of period...  $  9,512,480  $   257,384    $5,146,327   $5,146,327  $    1,652    $  9,512,480
                          ============  ===========    ==========   ==========  ==========    ============

Supplemental disclosures
 of cash flow
 information:
 Interest paid..........  $    109,707          --            --           --          --     $    109,707
 Income taxes paid......           --           --            --           --          --              --
Non-Cash Financing
 Activities
 Issuance of common
  stock to acquire MFN
  dark fiber and
  minority interest.....  $ 43,450,000          --            --           --          --     $ 43,450,000
 Issuance of
  capitalized stock
  options...............  $  7,115,100          --            --           --          --     $  7,115,100
 Capital expenditures
  financed through
  capital leases........  $  1,303,601          --            --           --          --     $  1,303,601

 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.
                        (a Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

      FiberNet Telecom, Inc. ("Original FiberNet") was organized under the laws of the State of Delaware on August 10, 1994. On November 24, 1997, an existing public company, Desert Native Design, Inc. ("DND"), acquired Original FiberNet, pursuant to an agreement and plan of merger dated that date (the "Original Merger"). To effect the Original Merger, DND effectuated a 3.5 for 1 forward stock split, which entitled DND shareholders to 3.5 shares of DND stock for every one share held by them and issued 11,500,000 shares of common stock and 80,000 Series B Preferred Stock in exchange for all of the outstanding shares of Original FiberNet. Upon consummation of the Original Merger, Original FiberNet became a wholly-owned subsidiary of DND, which subsequently changed its name to FiberNet Telecom Group, Inc., a Nevada corporation ("FiberNet Nevada"). For accounting purposes, the acquisition was treated as a recapitalization of DND with Original FiberNet as the acquirer (reverse acquisition). On February 4, 2000, FiberNet Nevada changed its state of incorporation to Delaware (hereinafter referred to as "FiberNet" or the "Company").

      FiberNet is an all-optical facilities-based communications provider focused on providing wholesale broadband connectivity for data, voice and video transmission on its state-of-the-art fiber optic networks in major metropolitan areas. The Company offers an advanced high bandwidth, fiber optic solution to support the growing demand for network capacity in the intra-city market, or local loop. The Company has established operations in the New York metropolitan area and expects to expand operations into other markets, including Chicago.

      FiberNet is holding a company that owns all of the outstanding common stock of FiberNet Telecom, Inc., a Delaware corporation and an intermediate level holding company. FiberNet Telecom, Inc. owns all of the outstanding membership interests of Local Fiber, LLC ("Local Fiber"), a New York limited liability company, and all of the outstanding membership interests of FiberNet Equal Access, LLC ("Equal Access"), also a New York limited liability company, subject to a warrant owned by Tishman Speyer Properties, L.P. to purchase up to 10% of Equal Access. The Company conducts its primary business operations through its operating subsidiaries, Local Fiber and Equal Access.

      The Company is a development stage company and has not realized any revenues. To date, the Company has incurred operating losses and operating cash flow deficits. The developmental nature of the Company's activities is such that inherent risks exist in its operations. Prior to being able to offer its services to its customers, the Company will incur significant expenditures. Such expenditures have been and will continue to be primarily for the design, development and deployment of the Company's telecommunications networks and related infrastructure and for administrative, marketing and payroll costs. After FiberNet offers services in its markets and buildings, there can be no assurance that sufficient revenues will be realized to fund the ongoing operations of the Company. As a result, the Company may require additional funds that may not be available.

      The Company has in force and is materially dependant on certain agreements with other entities, including telecommunications license agreements with on-net building landlords, interconnection agreements with other telecommunications service providers and leases with carrier hotel property owners. FiberNet also has entered into material contracts with suppliers for the components of its telecommunications networks. These contracts and agreements are critical to the Company's ability to execute its business strategy and operating plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its subsidiaries, FiberNet Telecom, Inc., FiberNet Equal Access, LLC and Local Fiber, LLC. All significant intercompany balances and transactions have been eliminated.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

      The Company's operations and ability to grow may be affected by numerous factors, including the fact that the Company is an early-stage company operating in a new and rapidly evolving market, has experienced and will continue to experience operating losses, net losses and cash flow deficits, must make significant capital expenditures before generating operating profits, which may prove insufficient to justify those expenditures, must obtain additional carrier hotel lease agreements and maintain existing agreements in major carrier hotels, must obtain additional license agreements and leases with building owners for the installation of in-building network infrastructure, requires additional capital to complete the build-out of networks and fund other needs, and depends heavily on a limited number of real estate owners and developers. The Company cannot assure the successful completion of network construction, must increase the volume of traffic on the network, may need to expand or adapt its networks in the future in order to remain competitive, may be unable to obtain licenses for key third party software on commercially acceptance terms in the future, depends on key personnel, must attract and retain qualified professionals in a tight labor market, cannot be certain of achieving the anticipated benefits from the acquisition of Devnet, may not be able to compete effectively in its highly competitive sector, has outstanding debt which may limit its ability to borrow additional funds, restrict the use of cash flows, constrain its business strategy and cause the Company to be unable to meet its debt obligations.

      Additionally, there might not be sufficient demand for the Company's services. If the Company cannot maintain the scalability, reliability and speed of the network, potential customers will not use the FiberNet's services. Service interruptions on networks could expose the Company to liability, or cause it to lose customers. The Company's failure to manage the growth of its operations or development of its information support systems could harm its business. Alternative technologies pose competitive threats. Continued competition or excess network capacity could cause prices for FiberNet's services to decline, and legislation and government regulation could adversely affect the Company. Further information on the risks of the Company are included in the risk factors of the accompanying registration statement on Form S-1 filed with the Securities and Exchange Commission for the sale of the Company's Common Stock.

Cash and Cash Equivalents

      Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. The carrying amount approximates fair value because of the short maturity of the instruments.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, once placed in service. The estimated lives are as follows:

         Computer software.......................................... 3-5  Years
         Computer hardware.......................................... 3-5  Years
         Furniture and fixtures..................................... 5-10 Years
         Leasehold improvements..................................... 9-15 Years
         Network equipment.......................................... 5-10 Years
         Network infrastructure..................................... 5-20 Years

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      Maintenance and repairs are expensed as incurred. Long-term improvements are capitalized as additions to property, plant and equipment.

Fair Value of Financial Instruments

      Due to short maturities, the Company estimates that the carrying value of its financial instruments approximates fair value.

Goodwill and Intangibles

      Cost in excess of net assets of acquired businesses is amortized on the straight-line method over 15 years. Intangibles, primarily access rights to buildings referred to as deferred charges, are amortized over 15 years, the life of the agreement with the building owners. The Company reviews long-lived assets including goodwill, other intangible assets, and property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Determination of any impairment would include a comparison of estimated future cash flows to be generated during the remaining life of the asset versus the net carrying value of the asset.

Earnings Per Share

      Basic earnings per share have been computed using the weighted average number of shares during the period. Diluted earnings per shares is computed by including the dilutive effect on common stock that would be issued assuming conversion of stock options, warrants and other dilutive securities.

Stock Option Plan

      The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options.

Accounting for Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes represent the net tax effect of temporary differences between tax carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Additionally, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is required to be recognized.

Reclassification

      Certain prior year amounts have been reclassified in the consolidated financial statements to conform to current year presentation.

Recent Accounting Pronouncements

      In 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) and Statement of Position 98-5, "Reporting on the Costs of

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Start up Activities" (SOP 98-5) were issued. As amended by SFAS 137, SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company will adopt SFAS 133 in fiscal 2001 but since it does not have derivatives currently, there would be no impact on the financial statements or disclosures. SOP 98-5 provides guidance on accounting for the costs of start-up activities, which include pre-opening costs, organization costs and start-up costs. The Company has expensed all start-up costs as incurred, as a result, adoption of SOP 98-5 has no material impact on the Company's financial statements.

3. PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                                      December 31,  December 31,
                                                          1999          1998
                                                      ------------  ------------
      Computer software.............................. $   307,323    $    2,661
      Leasehold improvements.........................   6,844,364        69,852
      Computer equipment.............................     235,347        61,746
      Office equipment and furniture.................     381,443       360,639
      Construction in progress.......................  46,173,480     4,695,968
      Power equipment................................     190,887       190,902
      Transmission equipment.........................   1,480,242        45,134
                                                      -----------    ----------
      Total..........................................  55,613,086     5,426,902
      Accumulated depreciation.......................    (436,373)      (29,793)
                                                      -----------    ----------
      Property, plant and equipment, net............. $55,176,713    $5,397,109
                                                      ===========    ==========

4. LEASE COMMITMENTS AND CONTINGENCIES

      The Company has entered into an equipment leasing agreement requiring the payment of $1.0 million over a five year period that commenced August 1999. The present value of this amount has been included as a capital lease obligation on the consolidated balance sheet as of December 31, 1999.

      The Company has also entered into various operating lease agreements for office space in New York, New York and for other space relating to the Company's operations. Rent expense for the years ended December 31, 1999, 1998 and 1997 were approximately $0.8 million, $0.3 million and $8,000, respectively.

      Estimated future minimum operating and capital lease payments are as follows:

                                                           Operating   Capital
                                                          ----------- ----------
       2000.............................................. $ 1,073,396 $  203,031
       2001..............................................   1,086,199    232,617
       2002..............................................   1,092,049    249,997
       2003..............................................   1,119,705    261,770
       2004 and thereafter...............................   8,026,088     97,526
                                                          ----------- ----------
       Total............................................. $12,397,437 $1,044,941
                                                          =========== ==========

5. STOCK OPTIONS

      In December 1999, the Company adopted an employee equity participation program (the "1999 Stock Option Plan") covering 4,500,000 shares of Common Stock of the Company to advance the growth and success

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

of FiberNet by enabling employees, directors and consultants to acquire a proprietary interest in the Company. The Board of Directors administers the 1999 Stock Option Plan. All employees are eligible to receive awards under the 1999 Stock Option Plan, at the Board's discretion. Options granted pursuant to the 1999 Stock Option Plan (i) may be either nonqualified options and/or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) have a term of ten years and (iii) typically vest on an annual basis over three years.

      During the fiscal year ended December 31, 1999, the Company granted approximately 3.4 million options under the 1999 Stock Option Plan and 1.9 million options not under the 1999 Stock Option Plan, covering a total of 5.3 million shares, at an average exercise price of approximately $3.78 per share, with a vesting period of up to three years. The Company's previous Employee Equity Participation Program was terminated during 1999.

      The Company accounts for stock options under APB Opinion No. 25. During the years ended December 31, 1999, 1998 and 1997, the Company granted stock options to employees with exercise prices below the market price on the date of the grant. As such the Company recorded compensation expense to employees of approximately $0.8 million, $0.1 million and $0 for those years, respectively.

      If the Company had calculated stock option compensation expense as prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been the following pro forma amounts:

                                          Year Ended December      Six Months
                                                  31,                Ended
                                         -----------------------  December 31,
                                            1999         1998         1997
                                         -----------  ----------  ------------
Net loss.................... As reported $72,201,432  $2,816,487    $370,562
                             Pro forma   $74,081,018  $3,111,104      $387,225

Net loss per share--basic
 and diluted................ As reported     $ (4.30)    $ (0.18)    $ (0.04)
                             Pro forma       $ (4.41)    $ (0.20)    $ (0.03)

      Transactions during the years ended December 31, 1999, 1998 and 1997, respectively, involving stock options are summarized as follows:

                                  1999                    1998                   1997
                         ----------------------- ---------------------- ----------------------
                         Number of  Option Price Number of Option Price Number of Option Price
                          Shares     Per Share    Shares    Per Share    Shares    Per Share
                         ---------  ------------ --------- ------------ --------- ------------
Options outstanding at
 the beginning of the
 period................. 1,273,000     $2.98       600,000    $1.95          --      $ --
Granted................. 5,332,833      3.78       673,000     4.64      600,000      1.95
Terminated..............  (434,832)     4.37           --       --           --        --
                         ---------     -----     ---------    -----      -------     -----
Options outstanding at
  the end of year....... 6,171,001      3.59     1,273,000     2.98      600,000      1.95
                         ---------     -----     ---------    -----      -------     -----
Exercisable at end of
 year................... 3,336,126      2.52       120,000     1.95          --        --
                         ---------     -----     ---------    -----      -------     -----
Weighted average fair
  value of options
  granted...............               $4.32                  $2.63                  $1.37

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in December 31, 1999, 1998 and 1997: risk-free interest rates of 5.50%, 5.62% and 5.92%, respectively, expected dividend yields of 0%, expected lives of 4 years and expected volatility of 88%.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

6. STOCK OPTION GRANTS TO NON-EMPLOYEES

      During 1999, the Company granted stock options to certain consultants for services rendered in connection with the design, development and construction of the Company's telecommunications network infrastructure. As a result, the Company recognized costs of approximately $3.3 million that were capitalized and included in property, plant and equipment. The Company also granted stock options to Tishman Speyer Properties, L.P. As a result, the Company recognized costs of approximately $3.8 million that were capitalized and included in deferred charges. In addition, the Company granted stock options with a one-year vesting period to outside consultants for pre-acquisition due diligence services. As a result, FiberNet recognized approximately $658,000 of compensation expense which is included in general and administrative expense in the accompanying statement of operations for the year ended December 31, 1999.

7. STOCK RESERVED FOR FUTURE ISSUANCE

      In addition to shares of Common Stock underlying outstanding stock options, the Company has reserved for future issuance additional shares of Common Stock, relating to outstanding warrants and convertible securities. As of December 31, 1999, the Company had outstanding (i) warrants exercisable into approximately 8.7 million shares of Common Stock at exercise prices ranging from $0.50 to $1.50 per share and (ii) convertible preferred stock convertible into approximately 9.7 million shares of Common Stock with conversion prices of $1.50 and $3.00 per share.

8. SUBSIDIARY'S WARRANTS

      The Company's subsidiary, FiberNet Equal Access, LLC has issued a warrant for the purchase of up to 10% of its membership interest. Tishman Speyer Properties, L.P. is entitled to acquire a limited liability membership interest, at the exercise price of $25 per unit, subject to certain terms and conditions, and with an exercise period of three years from August 7, 1997.

9. PREFERRED STOCK

Series A Convertible Cumulative Preferred Stock

      As of November 24, 1997 the Company issued 1.0 million shares of Series A Convertible Cumulative Preferred Stock at $5.125 per share for gross proceeds of approximately $5.1 million, net of issuance costs. The Company or the holders of the outstanding shares had the right to convert them into common stock, at any time up to November 24, 2000. Each share of preferred stock could be converted into one share of common stock. The holders were entitled to receive annual cumulative dividends at the rate of 6% per annum based on a liquidation value of $5.125 per share. As of February 24, 1998, the Company paid the dividend to the Series A convertible preferred cumulative stock for $75,000 and converted all of the Series A Convertible Cumulative Preferred Stock into common stock.

Series B Voting Preferred Stock

      On November 24, 1997 the Company issued 80,000 shares of Series B Voting Preferred Stock. Each share was entitled to 100 votes to be voted at any meeting of shareholders. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Series B Voting Preferred Stock then outstanding, were entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earning, before any payment shall be made in respect of the Company's Common Stock, but after payment to holders of Series A Preferred Stock, an amount equal to $1.00 per share. As of May 7, 1999, all of the issued and outstanding shares of the Series B Voting Preferred Stock were redeemed by the Company for $.001 per share.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Series C Voting Preferred Stock

      On May 7, 1999 the Company issued approximately 133,000 shares of Series C Voting Preferred Stock. Each share shall be entitled to 117.03 votes to be voted at any meeting of shareholders. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Series C Voting Preferred Stock then outstanding, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earning, before any payment shall be made in respect of the Company 's Common Stock an amount equal to $1.50 per share. Each holder of each share of Series C Voting Preferred Stock shall have the right to convert such share for one share of Common Stock at a conversion price of $1.50 per share, subject to adjustment. The holders of the Series C Voting Preferred Stock shall be entitled to share in any dividends declared and paid by the Company to the Common Stock on a ratable basis. (See Note 14)

Series D, E and F Preferred Stock

      As of November 30, 1999 the Company issued approximately (i) 309,000 shares of Series D Preferred Stock, (ii) 292,000 shares of Series E Preferred Stock and (iii) 346,000 shares of Series F Preferred Stock. The shares of Series D, E and F Preferred Stock shall not be entitled to any votes to be voted at any meeting of shareholders. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Series D, E and F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earning, before any payment shall be made in respect of the Company 's Common Stock an amount equal to $15.00, $15.00 and $30.00 per share, respectively. Each holder of each share of Series D, E and F Preferred Stock shall have the right to convert such share for ten shares of Common Stock at conversion prices of $1.50, $1.50 and $3.00 per share, respectively, subject to adjustment. The holders of the Series D, E and F Preferred Stock shall be entitled to receive dividends at a rate of 4%, 8% and 8% per annum, respectively. Such dividends shall be payable semi-annually and at the option of the Company in cash or in additional shares of the respective series of Series D, E or F Preferred Stock. (See Note 14).

10. RELATED PARTY TRANSACTIONS

      As part of the May 7, 1999 financing discussed in Note 14, the size of the Company's board of directors was expanded from three to six directors, with the addition of, a managing partner of Signal Equity Partners, the sole member of Concordia, and the president of Taurus Telecommunications. The sole member of Concordia was also appointed as the Company's president and chief executive officer. Also in connection with this transaction, certain shareholders granted an irrevocable proxy to Signal Equity Partners, Trident Telecom Partners and Concordia Telecom Management to vote all of the shares beneficially owned by certain shareholders at all meetings of our stockholders. This proxy will terminate upon a public offering of the Company's Stock.


      On March 29, 1999, the Company entered into an agreement with one of its directors, for financial advisory services in connection with its financing needs. Pursuant to this agreement the Company granted stock options to purchase 250,000 shares of its common stock. Stock options to purchase 125,000 shares vested on March 29, 1999 and the remaining 125,000 options vested in equal monthly installments during the one year term of the agreement.

      During 1999, the Company made payments to Petrocelli Electric Co., a related party, of approximately $1.3 million for consulting and contracting services rendered. Other consulting fees to related parties included

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

approximately: (i) $100,000 to Santo Petrocelli, a former officer (ii) $96,000 to Richard D. Sayers, a current director, (iii) $85,000 to Frank Chiaino, a former officer and (iv) $83,000 to Landtel Telecommunications, a current affiliated entity. The Company also issued approximately 973,000 warrants and shares of Common Stock as consideration for accounts payable of $527,000 due to related parties, including Petrocelli Electric Co., LPS Consultants, Inc., Landtel Telecommunications and Frank Chiaino. The pricing of these transactions has been determined on an arms-length basis.

      The Company capitalized services from Petrocelli Electrical Services, a related party, of approximately $2.5 million and $12,000 during 1998 and 1997, respectively. Additionally, the Company expensed approximately $140,000 and $20,000 of consultant fees from this related party during 1998 and 1997, respectively. As of December 31, 1998 and 1997, the Company had a payable of approximately $1.2 million and $153,000, respectively.

      The Company capitalized services of approximately $57,000 and $6,000 of consulting services from Landtel Telecommunications during 1998 and 1997, respectively. Additionally, the Company expensed approximately $57,000 and $100,000 of consultant fees from this related party during 1998 and 1997, respectively. As of December 31, 1998 and 1997, the Company had a payable of approximately $163,000 and $87,000, respectively.

      The Company recognized approximately $75,000 of consulting fees from LPS Consultants, Inc. during 1998. As of December 31, 1998, the Company had a payable of approximately $17,000.

11. INCOME TAXES

      A reconciliation of the actual income tax (provision) benefit and the tax computed by applying the U.S. federal rate (35%) to the loss from continuing operations, before income taxes for the three years ended December 31, 1999 follows:

                                              1999         1998        1997
                                          ------------  -----------  ---------
Computed tax at statutory rate........... $(25,432,427) $  (985,770) $(232,725)
State and local, net of FIT benefit......          885          --         --
Preferred stock dividends................      264,882          --         --
Other....................................        7,700          --         --
Debt conversion..........................   17,150,000          --         --
Minority interest........................      (36,550)     (83,115)    (8,134)
Valuation allowance......................    8,045,510    1,068,885    240,859
                                          ------------  -----------  ---------
Total.................................... $        --   $       --   $     --
                                          ============  ===========  =========

                                              1999         1998        1997
Deferred taxes:                           ------------  -----------  ---------
Deferred expenses........................ $  4,466,054  $ 1,293,966  $     --
Stock options............................    1,441,607          --         --
Depreciation.............................      (14,231)      (3,731)       --
Net operating loss.......................    3,861,740      418,541        --
Valuation allowance......................   (9,755,170)  (1,708,776)       --
                                          ------------  -----------  ---------
Net deferred tax asset................... $        --   $       --   $     --
                                          ============  ===========  =========

      As of December 31, 1999, the Company has federal income tax net operating loss carryforwards of approximately $11.0 million. The federal tax loss carryforwards begin expiring in 2012. Full valuation allowances have been recorded against all temporary differences.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      During 1999 the Company did not record a current or deferred federal tax provision.

12. EMPLOYMENT CONTRACTS

      The Company has various employment contracts with key executive employees. The total compensation under these contracts for 2000 and future years is as follows:

                                                                        Amount
                                                                      ----------
       2000.......................................................... $1,187,500
       2001..........................................................    679,583
       2002..........................................................     37,500
       2003..........................................................        --
       2004..........................................................        --
                                                                      ----------
         Total....................................................... $1,904,583
                                                                      ==========

13. MINORITY INTEREST

      The ownership of Local Fiber, LLC was divided into Class A Members (the Company) owning 90% and Class B Members (Metromedia Fiber Network Services, Inc.) owning 10%. The Class A Members requested that Class B Members enter into a license agreement with the Company, and as an inducement therefore, the Class A Members made capital contributions on behalf of Class B Members in connection with each Class A Members' capital contribution. On December 17, 1999, the Company purchased all of the Class B membership interests from Metromedia Fiber Network Services, Inc. (See Note 15).

14. SIGNIFICANT TRANSACTIONS

      On May 7, 1999 (the "Closing Date"), the Company entered into a securities purchase agreement with certain investors, including Signal Capital Partners, L.P., Trident Telecom Partners LLC and Concordia Telecom Management, L.L.C., for the sale of $14.1 million of securities, consisting of $13.9 million aggregate amount of 4% to 8% Senior Secured Convertible Notes due 2004 (the "May Convertible Notes") and 133,333 shares of convertible Series C Preferred Stock with an aggregate redemption value of $0.2 million, or $1.50 per share, (the "Series C Preferred Stock," together with the May Convertible Notes, the "Securities"). The Securities are convertible into shares of the Company's Common Stock at a conversion price of $1.50 per share, which represented the approximate fair market value of the Company's common stock when the conversion price of the Securities was determined. The May Convertible Notes are secured by, among other things, a pledge by the Company of the shares of Common Stock of its wholly-owned subsidiaries. Together with the sale of the May Convertible Notes, the Company issued approximately 7.9 million warrants to purchase common stock to the purchasers of the May Convertible Notes (the "Warrants"). The Warrants are exercisable at $0.67 to $1.50 per share and expire five years after the Closing Date.

      In connection with the issuance of the May Convertible Notes and the related Warrants, the Company recorded an original issue discount on the May Convertible Notes in the amount $5.4 million. The original issue discount was amortized over the five-year life of the May Convertible Notes. Certain financing costs related to the issuance of the May Convertible Notes were capitalized as deferred charges and amortized over the five-year life of the May Convertible Notes.

      As of June 18, 1999, the Company converted certain accounts payable to related parties, totaling $0.5 million, into shares of Common Stock and warrants.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      On September 28, 1999, the Company entered into another securities purchase agreement with certain investors, including Signal Equity Partners, L.P. (formerly Signal Capital Partners, L.P.) and Waterview Partners, L.P. for the sale of $7.8 million of 8% Senior Secured Convertible Notes due 2004. On October 19, 1999, the Company issued an additional $4.7 million of 8% Senior Secured Convertible Notes due 2004 to certain other investors, for a total of $12.5 million (the "September Convertible Notes"). The September Convertible Notes were convertible into shares of the Company's common stock at a conversion price of $3.00 per share, subject to anti-dilution adjustments. The September Convertible Notes were secured by, among other things, a pledge by the Company of the shares of Common Stock of its wholly-owned subsidiaries. In connection with this transaction, the Company recorded a non-recurring, non-cash charge for a beneficial conversion feature in the amount of $7.9 million, included in interest expense on beneficial conversion in the accompanying statement of operations, to reflect the market price of the common stock as of the dates of issuance thereof.

      In connection with the issuance of $7.8 million of the September Convertible Notes on September 28, 1999, certain financing costs, totaling approximately $135,000, were capitalized as deferred charges and amortized over the five-year life of those September Convertible Notes.

      On November 30, 1999, holders of the Company's May Convertible Notes and September Convertible Notes converted their principal and accrued interest into shares of Common Stock. Subsequently, certain holders of the 4% May Convertible Notes exchanged their Common Stock for Series D Preferred Stock;, certain holders of the 8% May Convertible Notes exchanged their Common Stock for Series E Preferred Stock; and certain holders of the September Convertible Notes exchanged their Common Stock for Series F Preferred Stock.

      The Series D Preferred Stock and Series E Preferred Stock are convertible into Common Stock at a price of $1.50 per share, and the Series F Preferred Stock is convertible into Common Stock at a price of $3.00 per share. In connection with the transaction, the Company recorded a non-recurring, non-cash charge for a beneficial conversion feature in the amount of $49.2 million, to reflect the market price as of the date thereof.

      In December 1999, the Company entered into a master purchase agreement with Nortel, under which the Company will purchase optical networking equipment and related services for up to $60 million from Nortel at predetermined volume-base pricing.

15. METROMEDIA FIBER NETWORK SERVICES, INC. PRIVATE NETWORK AGREEMENT

      Pursuant to a Private Network Agreement dated as of December 17, 1999 and other related agreements by and between Metromedia Fiber Network Services, Inc. ("MFN") and the Company ("the Network Agreement"), the Company issued five million shares at an assumed price of $8.69 per share. As part of the Network Agreement, the Company issues four million shares (of the total five million) to acquire an exclusive right of use of dark fiber in multiple markets for a total price of approximately $34.8 million. This amount has been reflected in the accompanying consolidated financial statements as property, plant and equipment. As part of the remaining part of the Network Agreements, the Company issued one million shares (of the total five million) to repurchase a 10% membership interest in Local Fiber, LLC held by MFN. The transaction was recorded as a purchase business combination. The Company recorded approximately $8.7 million of goodwill in the accompanying consolidated financial statements, which will be amortized over a period of 15 years. The Company has recorded a purchase allocation on a preliminary basis and will complete the allocation by the fourth quarter of 2000.

                          FIBERNET TELECOM GROUP, INC.
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

16. NON-RECURRING EXPENSES

      During 1999, the Company recorded non-recurring expenses of $4.3 million, comprised of a $3.7 million non-cash charge, relating to a settlement of certain litigation, and $0.6 million, relating to the decommission of the Company's Lucent 5ESS-2000 telecommunication switch located at its facility at 60 Hudson Street in New York, New York.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FiberNet Telecom Group, Inc.:

We have reviewed the accompanying balance sheet of FiberNet Telecom Group, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations for the three-month and six-month periods ended June 30, 2000 and 1999, and the consolidated statements of cash flows for the six-month periods ended June 30, 2000 and 1999. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

New York, New York
August 10, 2000

                          FIBERNET TELECOM GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                   (IN 000'S)

                                                        June 30,   December 31,
                                                          2000         1999
                                                       ----------- ------------
                                                       (Unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $  23,587    $  9,512
  Accounts receivable.................................      2,621          26
  Prepaid expenses and other..........................        562         134
                                                        ---------    --------
    Total current assets..............................     26,770       9,672
Property, plant and equipment, net....................     67,475      55,177
Goodwill, net.........................................      8,377       8,667
Deferred charges, net.................................     12,301       3,698
Other assets..........................................      3,630         374
                                                        ---------    --------
TOTAL ASSETS..........................................  $ 118,553    $ 77,588
                                                        =========    ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $   3,709    $  3,733
  Accrued expenses....................................      2,703       4,447
  Deferred revenues...................................        774          --
  Capital lease obligation--current portion...........        217         203
                                                        ---------    --------
    Total current liabilities.........................      7,403       8,383
Notes payable, less discount..........................      6,015          --
Capital lease obligation..............................        844         956
                                                        ---------    --------
    Total liabilities.................................     14,262       9,339
Stockholders' equity:
  Common Stock, $.001 par value, 150,000,000 and
    50,000,000 shares authorized and 28,519,759 and
    25,932,464 shares issued and outstanding,
    respectively......................................         28          26
  Series C Voting Preferred Stock $.001 par value
    83,688 and 133,333 issued and outstanding,
    respectively. (Preference in involuntary
    liquidation value, $1.50 per share)...............        125         200
  Series D Preferred Stock $.001 par value, 316,376
    and 310,173 shares issued and outstanding,
    respectively. (Preference in involuntary
    liquidation value, $15.00 per share)..............     23,623      22,553
  Series E Preferred Stock $.001 par value, 305,627
    and 293,872 shares issued and outstanding,
    respectively. (Preference in involuntary
    liquidation value, $15.00 per share)..............     23,457      21,430
  Series F Preferred Stock $.001 par value, 361,731
    and 347,819 shares issued and outstanding,
    respectively. (Preference in involuntary
    liquidation value, $30.00 per share)..............     27,763      25,329
  Series G Preferred Stock $.001 par value, 2,000,000
    shares issued and outstanding (Preference in
    involuntary liquidation value, $10.00 per share)..     34,000          --
  Additional paid in capital and other................    105,336      74,507
  Accumulated deficit.................................   (110,041)    (75,796)
                                                        ---------    --------
    Total stockholders' equity........................    104,291      68,249
                                                        ---------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............  $ 118,553    $ 77,588
                                                        =========    ========

 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                   (IN 000'S)

                                                     Six Months Ended June 30,
                                                     --------------------------
                                                         2000          1999
                                                     ------------  ------------
Revenues...........................................  $      1,768  $         --
Operating expenses:
  Direct costs.....................................           813            --
  Selling, general and administrative expenses.....         9,793         2,984
  Stock related expense............................         2,237            --
  Depreciation and amortization....................         2,415           111
                                                     ------------  ------------
Total operating expenses...........................        15,258         3,095
                                                     ------------  ------------
Loss from operations...............................       (13,490)       (3,095)
Interest expense, net..............................         1,223           199
                                                     ------------  ------------
Net loss...........................................       (14,713)       (3,294)
Preferred stock dividends..........................       (19,532)           --
                                                     ------------  ------------
Net loss applicable to common stockholders.........  $    (34,245) $     (3,294)
                                                     ============  ============
Net loss applicable to common stockholders per
  share--basic and diluted.........................  $      (1.25) $      (0.21)
Weighted average shares outstanding................    27,453,872    16,025,248


 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                   (IN 000'S)

                                                 Three Months Ended June 30,
                                                 ----------------------------
                                                     2000           1999
                                                 -------------  -------------
Revenues........................................ $       1,657  $          --
Operating expenses:
  Direct costs..................................           610             --
  Selling, general and administrative expenses..         5,502          2,267
  Stock related expense.........................           541             --
  Depreciation and amortization.................         1,240            107
                                                 -------------  -------------
Total operating expenses........................         7,893          2,374
                                                 -------------  -------------
Loss from operations............................        (6,236)        (2,374)
Interest expense, net...........................         1,273            200
                                                 -------------  -------------
Net loss........................................        (7,509)        (2,574)
Preferred stock dividends.......................       (16,680)            --
                                                 -------------  -------------
Net loss applicable to common stockholders...... $     (24,189) $      (2,574)
                                                 =============  =============
Net loss applicable to common stockholders per
  share--basic and diluted...................... $       (0.86) $       (0.16)
Weighted average shares outstanding.............    28,094,644     16,050,218


 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                   (IN 000'S)

                                                     Six Months Ended June 30,
                                                     -------------------------
                                                         2000           1999
                                                     -------------  ------------
Cash flows from operating activities:
  Net loss applicable to common stockholders........ $     (34,245) $     (3,294)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................         2,415           111
    Preferred stock dividends.......................        19,532            --
    Stock related expense...........................         2,237            --
    Other non-cash expense..........................           918         1,000
    Change in assets and liabilities:
      (Increase) decrease in accounts receivable,
        prepaid expenses and other assets...........        (3,279)          113
      Increase (decrease) in accounts payable,
        accrued expenses and deferred revenues......         1,948        (1,928)
                                                     -------------  ------------
Cash used in operating activities...................       (10,474)       (3,998)
Cash flows from investing activities:
  Investment in Devnet L.L.C. ......................        (3,000)           --
  Capital expenditures..............................       (14,080)       (5,038)
                                                     -------------  ------------
Cash used in investing activities...................       (17,080)       (5,038)
Cash flows from financing activities:
  Net proceeds from debt financings.................        18,427        12,952
  Net proceeds from issuance of equity securities...        23,300         2,606
  Repayment of capital lease obligation.............           (98)           --
                                                     -------------  ------------
Cash provided by financing activities...............        41,629        15,558
                                                     -------------  ------------
Net increase in cash................................        14,075         6,522
Cash at beginning of period.........................         9,512           257
                                                     -------------  ------------
Cash at end of period............................... $      23,587  $      6,779
                                                     =============  ============
Supplemental disclosures of cash flow information:
  Interest paid..................................... $          76  $         --
  Income taxes paid.................................            --            --

 The accompanying notes are an integral part of these consolidated statements.

                          FIBERNET TELECOM GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BUSINESS OPERATIONS

      FiberNet Telecom Group, Inc. ("FiberNet" or the "Company") is an all-optical, facilities-based communications provider focused on providing wholesale broadband connectivity for data, voice and video transmission on its state-of-the-art fiber-optic networks in major metropolitan areas. The Company offers an advanced high bandwidth, fiber-optic solution to support the growing demand for network capacity in the intra-city market, or local loop. The Company has established operations in the New York metropolitan area and expects to expand operations into other target markets, including Chicago, Los Angeles, San Francisco, Boston and Washington D.C.

      FiberNet is a holding company that owns all of the outstanding common stock of FiberNet Telecom, Inc., a Delaware corporation and an intermediate level holding company. FiberNet Telecom, Inc. owns all of the outstanding membership interests of Local Fiber, LLC ("Local Fiber"), a New York limited liability company, and all of the outstanding membership interests of FiberNet Equal Access, LLC ("Equal Access"), also a New York limited liability company. The Company conducts its primary business operations through its operating subsidiaries, Local Fiber and Equal Access.

      The Company was a development stage enterprise through December 31, 1999. During the fiscal quarter ended March 31, 2000, the Company began offering its services to customers and recognizing revenues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      The interim unaudited consolidated financial statements in this report have been prepared in accordance with the United States Securities and Exchange Commission's Regulation S-X and consequently do not include all disclosures required under generally accepted accounting principles. The interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company and accompanying notes for the year ended December 31, 1999, contained in the Company's Annual Report on Form 10-KSB. The Form 10-KSB includes information with respect to the Company's significant accounting and financial reporting policies and other pertinent information. The Company believes that all adjustments of a normal recurring nature that are necessary for a fair presentation of the results of the interim periods presented in this report have been made. Certain balances have been reclassified to conform to the current period presentation. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      FiberNet generates revenues from selling network capacity and related services to other communications service providers. The majority of the Company's revenues are generated on a monthly recurring basis under long-term contracts, typically three to five years in length. Most of its customers are

                          FIBERNET TELECOM GROUP, INC.

                                  (UNAUDITED)

obligated to make minimum payments for the utilization of its networks and facilities. Customers may elect to purchase additional services in excess of minimum contractual requirements.

      Revenues are derived from three general types of services:

    . Transport services. FiberNet's transport services include the offering of broadband circuits on its metropolitan transport networks and in-building networks. Over its metropolitan transport networks, the Company can provision circuits from one of its carrier point facilities to another carrier point facility or to an on-net building via an interconnection with its in-building network in that building. The Company can also provision circuits vertically between floors in a carrier point facility or an on-net building.

    . Colocation facility services. FiberNet's colocation services include providing customers with the ability to locate their communications and networking equipment at its carrier point facilities in a secure technical operating environment. The Company also can provide its customers with colocation services in the central equipment rooms of certain of its on-net buildings. If a customer purchases colocation services, the Company typically requires the customer to make a minimum commitment for transport services, as well.

    . Communications access management services. FiberNet's access management services include providing its customers with the non-exclusive right to market and provide their retail services to tenants in its on-net and off-net buildings. Customers typically enter into an agreement with the Company to gain access to all or a significant number of its properties. For all of its off-net buildings and some of its on-net buildings, the Company has the exclusive right to manage communications access. Once a customer has entered into an agreement with the Company for access services, FiberNet typically requires that customer to utilize its in-building network infrastructure for connectivity to end-user tenants.

      The Company recognizes revenue on transport services, colocation facility services and communication access management and other services ratably over the term of the contract with each customer.

Direct Costs

      The Company classifies expenses of an identifiable activity related to a contract with a customer that is substantially complete as direct costs. Costs of contracts in process are accumulated, but there are no interim charges to income. General and administrative costs are charged to expense as incurred. If necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified.

Impairment of Long-Lived Assets

      The Company reviews the carrying value of long-lived assets for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss would be recognized equal to an amount by which the carrying value exceeds the fair value of the assets.

                          FIBERNET TELECOM GROUP, INC.

                                  (UNAUDITED)

3. PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                                June 30, 2000 December 31, 1999
                                                ------------- -----------------
      Computer software........................    $   968         $   307
      Leasehold improvements...................        885             297
      Computer equipment.......................        654             235
      Office equipment and furniture...........        418             381
      Construction in progress.................      6,261          54,393
      Network equipment and infrastructure.....     60,507             --
                                                   -------         -------
      Total....................................     69,693          55,613
      Accumulated depreciation.................     (2,218)           (436)
                                                   -------         -------
      Property, plant and equipment, net.......    $67,475         $55,177
                                                   =======         =======

4. SIGNIFICANT AND SUBSEQUENT EVENTS

      On July 31, 2000, FiberNet acquired the remaining 97% of the membership interests of Devnet L.L.C. ("Devnet") not already beneficially owned by the Company pursuant to the Agreement and Plan of Reorganization, dated as of June 2, 2000. Devnet manages the communications access and infrastructure for approximately 40 million square feet of class A commercial real estate in major markets nationwide. In connection with the acquisition, the Company issued 3,461,162 shares of its Common Stock and paid approximately $15 million in exchange for approximately 97% of the membership interests in Devnet. The acquisition will be accounted for under the purchase method of accounting. FiberNet had previously acquired approximately 3% of the Devnet membership interests for a purchase price of $3 million in April 2000. The acquisition of the remaining Devnet membership interests gave the Company control of 100% of Devnet. The Company has not yet allocated the purchase price of approximately $60 million to the assets and liabilities of Devnet and will complete the allocation within one year. In connection with the acquisition, the Company paid an aggregate of $500,000 to related parties for financial advisory services.

      On June 22, 2000, the Company amended its master purchase agreement with Nortel Networks Inc. ("Nortel") to expand the scope of this agreement from $60.0 million to $260.0 million and to extend the term of the agreement to 2002. On December 31, 1999, FiberNet entered into this master purchase agreement giving it the right to purchase optical networking equipment and related services at predetermined volume-based pricing.

      On June 30, 2000, FiberNet issued and sold 2,000,000 shares of Series G Preferred Stock to Nortel in a private placement for an aggregate purchase price of $20.0 million. Each share of Series G Preferred Stock was convertible into one share of Common Stock of FiberNet at $10.00 per share, subject to anti-dilution adjustments. In connection with this transaction, the Company recorded a nonrecurring non-cash charge for a beneficial conversion feature in the amount of $14.0 million to reflect the market price of the Common Stock as of the date of the issuance.

      On July 31, 2000 FiberNet issued and sold 426,333 shares of Series H Preferred Stock, $.001 par value per share (the "Series H Preferred Stock") to Nortel in a private placement for an aggregate purchase price consisting of $22.5 million in cash plus the cancellation by Nortel of the 2,000,000 shares of the Series G Preferred Stock, including all accrued and unpaid dividends thereon. Each share of Series H Preferred Stock is convertible into ten shares of Common Stock at $10.00 per share, subject to anti-dilution adjustments. This amount is reflected in the accompanying balance sheet net of the value of warrants to purchase 425,000 shares of Common Stock of the Company issued in connection with this transaction. The value of these warrants was

                          FIBERNET TELECOM GROUP, INC.

                                  (UNAUDITED)

estimated on the date of issuance using an acceptable pricing model. In connection with this transaction, the Company recorded a nonrecurring non-cash charge for the beneficial conversion feature in the amount of $12.2 million to reflect the market price of the Common Stock as of the date of the issuance.


      On August 11, 2000 FiberNet issued and sold 62,500 shares of Series I Preferred Stock, $.001 par value per share (the "Series I Preferred Stock") to Nortel in a private placement for an aggregate purchase price of $7.5 million. Each share of Series I Preferred Stock is convertible into ten shares of Common Stock at $12.00 per share, subject to anti-dilution adjustments. The Company anticipates recording a beneficial conversion feature in connection with this issuance. To date, Nortel has invested a total of $50.0 million in preferred stock of the Company.

      On May 26, 2000, FiberNet entered into an amended, expanded agreement with Tishman Speyer Properties, L.P. ("TSP"). Under the agreement, FiberNet will issue up to 1.6 million shares of its Common Stock to TSP as the Company enters into license agreements for the deployment and operation of its in-building networks in certain class A commercial office properties owned or managed by TSP. As of June 30, 2000, approximately 700,000 shares have been issued under the agreement for a total value of $6.4 million, based on fair market value on the date of issuance. This amount is included in deferred charges on the accompanying balance sheet and is being amortized over 15 years, the term of the underlying license agreement. In a related transaction, TSP exchanged a warrant it held for membership interests in Equal Access, an indirect wholly-owned subsidiary of FiberNet. This exchange had no impact on the financial statements of the Company.

      On May 23, 2000, FiberNet's board of directors approved, and on July 27, 2000 the Company's stockholders ratified, the adoption of an equity incentive plan, which amends and restates the Company's 1999 stock option plan. The equity incentive plan provides for the grant of incentive stock options, non-qualified stock options and other performance and non-performance based equity awards, including restricted stock, performance awards, stock appreciation rights, or SARs, and other types of awards based on the Company's Common Stock.

      On April 27, 2000, the Company began trading its Common Stock on the Nasdaq National Market System under the ticker symbol "FTGX". Previously, the Company's Common Stock was quoted on the OTC Bulletin Board under the same ticker symbol.

      On April 11, 2000, the Company entered into a $75.0 million Senior Secured Credit Facility (the "Credit Facility") with Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Toronto Dominion (Texas), Inc. and Nortel. In addition to the initial lenders, First Union National Bank and IBM Credit Corporation are currently lenders under the Credit Facility. FiberNet intends to use the funds available under the Credit Facility for the acquisition and construction of its network infrastructure and for general corporate purposes. The Credit Facility has a term of four and one-half years, consisting of revolving availability for the first eighteen months and a term loan for the remaining three years. The Credit Facility is secured by the Company's assets, except for the assets pledged in connection with its capital lease obligations, and contains certain restrictive covenants customary for a financing of this type. As of June 30, 2000, $21.0 million was outstanding under the Credit Facility. This amount is included in notes payable in the accompanying balance sheet net of a discount of $14.9 million. This discount represents the value of warrants to purchase approximately 1,500,000 shares of Common Stock of the Company at a price of $18.06 per share issued to the lenders in connection with the Credit Facility. The discount is being amortized over the term of the Credit Facility. The fair value of the warrants was estimated on the date of issuance using an acceptable pricing model.

      In February 2000, FiberNet entered into a two year services agreement with Bechtel Corporation and Bechtel Associates Professional Corporation for engineering services, labor, materials and equipment in connection with the design and installation of the Company's in-building networks.

Report of Independent Public Accountants

To Devnet L.L.C.:

We have audited the accompanying balance sheets of Devnet L.L.C., (a Delaware limited liability company), as of December 31, 1999 and 1998, and the related statements of operations, members' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Devnet L.L.C. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP
                                          Arthur Andersen LLP

New York, New York
July 31, 2000

                                 DEVNET L.L.C.

                                 BALANCE SHEETS

                                                             December 31,
                                                            1999        1998
                                                         ----------  ----------
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $1,733,036  $1,965,106
  Accounts receivable...................................    365,769     158,801
                                                         ----------  ----------
     Total current assets...............................  2,098,805   2,123,907
Property, plant and equipment, net......................    165,831      59,216
Lease acquisition costs, net............................    355,033     381,576
                                                         ----------  ----------
     TOTAL ASSETS....................................... $2,619,669  $2,564,699
                                                         ==========  ==========
            LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Accounts payable including related party of $85,166
    in 1998............................................. $  119,245  $  333,729
  Accrued expenses and other............................  2,003,708     134,847
  Deferred revenue......................................  4,219,139   2,060,198
                                                         ----------  ----------
     Total current liabilities..........................  6,342,092   2,528,774
Members' capital........................................ (3,722,423)     35,925
                                                         ----------  ----------
     TOTAL LIABILITIES AND MEMBERS' CAPITAL............. $2,619,669  $2,564,699
                                                         ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                            STATEMENTS OF OPERATIONS

                                                      Year Ended December 31,
                                                         1999         1998
                                                      -----------  -----------
Revenues............................................. $ 1,865,419  $   750,272
Operating expenses:
  Direct costs.......................................   3,023,467    1,499,787
  General and administrative.........................   2,572,613    1,794,842
  Depreciation and amortization......................      53,222       32,607
                                                      -----------  -----------
     Total operating expenses........................   5,649,302    3,327,236
                                                      -----------  -----------
Loss from operations.................................  (3,783,883)  (2,576,964)
Interest income, net.................................      38,360       19,940
Other................................................     (12,825)      (5,767)
                                                      -----------  -----------
Net loss............................................. $(3,758,348) $(2,562,791)
                                                      ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                         STATEMENTS OF MEMBERS' CAPITAL

Balance, at December 31, 1997.....................................  $    98,573
  Members' contributions..........................................    2,500,143
  Net loss .......................................................   (2,562,791)
                                                                    -----------
Balance, at December 31, 1998.....................................       35,925
  Net loss .......................................................   (3,758,348)
                                                                    -----------
Balance, at December 31, 1999.....................................  $(3,722,423)
                                                                    ===========




   The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                           December 31,
                                                         1999         1998
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................... $(3,758,348) $(2,562,791)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities--
     Depreciation and amortization...................      53,222       32,607
     Other...........................................      12,825        5,767
  Changes in operating assets and liabilities--
     Accounts receivable.............................    (206,968)     (71,401)
     Leasehold acquisition costs.....................         --      (398,146)
     Other assets....................................         --       106,205
     Accounts payable................................    (214,484)      43,025
     Accrued expenses................................   1,868,861      134,847
     Deferred revenues...............................   2,158,941    2,060,198
                                                      -----------  -----------
       Net cash used in operating activities.........     (85,951)    (649,689)
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment.....    (153,619)     (34,900)
  Proceeds from sale of property, plant and
    equipment........................................       7,500          --
                                                      -----------  -----------
       Net cash used in investing activities.........    (146,119)     (34,900)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' contributions.............................         --     2,500,143
                                                      -----------  -----------
     Net cash provided by financing activities.......         --     2,500,143
                                                      -----------  -----------
     Net (decrease) increase in cash and cash
       equivalents...................................    (232,070)   1,815,554
CASH AND CASH EQUIVALENTS, beginning of year.........   1,965,106      149,552
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, end of year............... $ 1,733,036  $ 1,965,106
                                                      ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

      Devnet L.L.C., ("Devnet" or the "Company"), provides access to office buildings and the intra-building passive transport infrastructure to competitive local exchanges carriers, incumbent local exchange carriers, application Service Providers and internet Service Providers ("Service Providers"). Devnet has acquired long term, exclusive communications access rights to office space in markets nationwide. In turn, the Company has licensed such rights to Service Providers on a largely non-exclusive basis in exchange for a share of revenue, rents and service fees generated by the Service Providers.

      At December 31, 1999, Devnet has Telecommunications Services Lease Agreements ("Services Leases") with ten property owners. The Services Leases cover multiple properties and allow for additional properties to be added in the future. Devnet's Services Leases provide for exclusive rights relating to telecommunications access and the installation, management and operation of a passive transport infrastructure. Devnet's agreements with property owners typically have a five-year initial term with multiple renewal options. In some instances, Devnet's exclusivity is subject to a tenant's right to utilize a provider of its choice and to the existence of certain legacy distribution infrastructure.

      Devnet has exclusive signed and pending agreements for more than 40 million square feet of commercial office space. Owners of these buildings include TIAA-CREF (23 million square feet), HIRO REIT (3 million square feet), Greenfield Partners (300,000 square feet), Prime REIT (10 million square feet) and Douglas Elliman, Beitler (2 million square feet).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company generates revenue from fixed and variable license fees and infrastructure charges to Service Providers. Fixed license fees, which are typically based on the total square footage of a building under contract, are paid monthly in advance over the life of the contract. Variable fees consist of a percentage of gross sales achieved by Service Providers and are paid quarterly in arrears. Revenue is recognized as services are performed and revenue can be measured reliably.

      Prorated contract revenues and costs are reflected in income each period. Changes in estimates are recorded in the period in which they become known. Losses on contracts are recognized in full when they become known. Amendments to contracts resulting in additional revenues are recognized in the period when future services are performed.

Deferred Revenue

      In exchange for the option to enter into Service Leases with Devnet's real estate portfolio, Devnet received advance payments from customers in 1999 and 1998 of approximately $2,286,000 and $2,084,000, respectively. These payments are being deferred over various terms equal to the estimated customer life, of five to ten years.

                                 DEVNET L.L.C.

      In addition Onsite Access, Inc. ("Onsite"), a customer, granted 228,775 warrants in connection with the issue of access rights to Devnet's real estate portfolio, with 200,000 additional warrants available to Devnet upon selection of optional additional sites by the customer prior to November 1, 2001. The warrants vest upon performance of the terms stated in the contract, including the execution of non-disturbance agreements with each of the properties selected by Onsite. The warrants are not exercisable until Onsite is publicly traded. Onsite is currently not publicly traded, and the Onsite warrants have no value at December 31, 1999. They will be recorded under the guidelines specified for available for sale securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As of December 31, 1999, none of these warrants have vested.

Segment Reporting

      Devnet enters into exclusive lease agreements with office property owners to provide telecommunications carriers access to the properties. The Company has determined that it is a single segment operating company.

Cash and Cash Equivalents

      Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. The carrying amount approximates fair value due to the short maturity of the instruments.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, once placed in service. The estimated useful lives are as follows:

      Computer equipment............................................ 5 Years
      Leasehold improvements........................................ 5-10 Years
      Furniture and fixtures........................................ 7 Years
      Network infrastructure........................................ 15 Years

      Maintenance and repairs are charged to expense as incurred. Long-term improvements are capitalized as additions to property, plant and equipment.

Lease Acquisition Costs

      The Company paid up-front costs to TIAA-CREF during 1998. These amounts were capitalized and are being amortized over the life of the lease.

Fair Value of Financial Instruments

      Due to short maturities, the Company estimates that the carrying value of its financial instruments approximates fair value. These instruments include accounts receivable, accounts payable, accrued expenses, deferred revenue and customer deposits.

                                 DEVNET L.L.C.

Income Taxes

      As Devnet is a limited liability company, Devnet is not liable for any federal or state income taxes, nor is it entitled to any tax benefit resulting from operating losses. Each member of the Company has the responsibility to include its share of taxable income or to deduct its share of the Company's losses in its individual income tax return.

Recent Accounting Pronouncements

      In 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was reissued. As amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company will adopt SFAS No. 133 in fiscal 2001 and has not quantified the impact of this statement on its financial statements.

3. PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                                               As of December
                                                                    31,
                                                                1999     1998
                                                              --------  -------
   Computer equipment........................................ $ 30,523  $26,708
   Leasehold improvements....................................   35,424   18,614
   Furniture and fixtures....................................   62,916   32,068
   Network infrastructure....................................   96,297      --
                                                              --------  -------
                                                               225,160   77,390
   Accumulated depreciation..................................  (59,329) (18,174)
                                                              --------  -------
   Property, plant and equipment, net........................ $165,831  $59,216
                                                              ========  =======

4. RELATED PARTY TRANSACTIONS

      Payables due to a related party represent amounts due to Devnet Energy Group, LLC ("Devnet Energy"), an affiliated company under common control, for shared expenses such as office rent and payroll. Payroll costs were allocated based on the estimated portion of employees' time spent on Devnet Energy, and rent was allocated based on estimated office space occupied by Devnet Energy. The methodology used to allocate these costs is considered reasonable.

5. LEASE COMMITMENTS AND CONTINGENCIES

      The Company has entered into an operating lease agreement for office space and equipment. Rent expense for the years ended December 31, 1999 and 1998 was $78,444 and $77,986, respectively.

      Estimated future minimum operating lease payments are as follows:

   Year ending December 31:
   ------------------------
      2000............................................................  $ 74,485
      2001............................................................    79,326
      2002............................................................    62,349
                                                                        --------
      Total...........................................................  $216,160
                                                                        ========

                                 DEVNET, L.L.C.

6. EMPLOYMENT CONTRACTS

      The Company has various employment contracts with key executive employees. Expenses related to these contracts for the years ended December 31, 1999 and 1998 were approximately $351,000 and $483,000, respectively. Future payments under these contracts total $330,000 in 2000. The Company does not have any commitments under these contracts beyond December 31, 2000.

7. SIGNIFICANT CUSTOMERS

      For the years ended December 31, 1999 and 1998, revenue generated from major customers exceeding 10% of total revenue is summarized as follows:

                                                    1999              1998
                                             ------------------ ----------------
                                                         % of             % of
                                                         Total            Total
                                              Revenue   Revenue Revenue  Revenue
                                             ---------- ------- -------- -------
   Winstar.................................. $  651,771    35%  $236,529    32%
   Teligent.................................    503,605    27%   197,821    26%
   STF......................................    458,269    25%   180,090    24%
   US West..................................        --    --     119,244    16%
                                             ----------   ---   --------   ---
                                             $1,613,645    87%  $733,684    98%
                                             ==========   ===   ========   ===

8. SUBSEQUENT EVENT

      On July 31, 2000, the Company completed a merger with FiberNet Telecom Group, Inc. ("FiberNet") whereby FiberNet acquired the remaining 97% membership interest in the Company in exchange for $15.0 million in cash and 3,461,162 shares of stock. The transaction is accounted for under the purchase method of accounting. FiberNet previously acquired 3% membership interest in the Company for $3.0 million in cash on April 12, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Devnet L.L.C.:

We have reviewed the accompanying balance sheet of Devnet L.L.C. as of June 30, 2000, and the related statements of operations for the six-month periods ended June 30, 2000 and 1999, and the statements of cash flows for the six-month periods ended June 30, 2000 and 1999. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ ARTHUR ANDERSEN LLP
                                          Arthur Andersen LLP

New York, New York
July 31, 2000

                                 DEVNET L.L.C.

                                 BALANCE SHEETS

                                                        June 30,     December
                                                          2000       31, 1999
                                                       -----------  -----------
                                                       (unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents .......................... $ 2,141,251   $1,733,036
  Accounts receivable.................................     475,600      365,769
                                                       -----------  -----------
    Total current assets..............................   2,616,851    2,098,805
Property, plant and equipment, net....................     579,258      165,831
Lease acquisition costs, net..........................     341,761      355,033
                                                       -----------  -----------
TOTAL ASSETS.......................................... $ 3,537,870  $2,619,669
                                                       ===========  ===========
           LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Accounts payable.................................... $   436,352  $   119,245
  Accrued expenses and other..........................   2,106,208    2,003,708
  Deferred revenue....................................   4,846,462    4,219,139
                                                       -----------  -----------
    Total current liabilities.........................   7,389,022    6,342,092
Members' capital......................................  (3,851,152)  (3,722,423)
                                                       -----------  -----------
TOTAL LIABILITIES AND MEMBERS' CAPITAL................ $ 3,537,870  $ 2,619,669
                                                       ===========  ===========


            The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                       Six Months Ended June
                                                                30,
                                                         2000         1999
                                                      -----------  -----------
Revenues                                              $ 1,488,613  $   864,898
Operating expenses:
  Direct costs.......................................   1,694,705    1,511,734
  General and administrative.........................   2,940,805    1,081,525
  Depreciation and amortization......................      33,285       21,978
                                                      -----------  -----------
    Total operating expenses.........................   4,668,795    2,615,237
Loss from operations.................................  (3,180,182)  (1,750,339)
Interest income, net.................................      51,453       25,727
                                                      -----------  -----------
Net loss............................................. $(3,128,729) $(1,724,612)
                                                      ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                      Six Months Ended June
                                                               30,
                                                         2000         1999
                                                     ------------  -----------
Cash flows from operating activities:
 Net loss........................................... $(3,128,729)  $(1,724,612)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization.....................       33,285       21,978
 Changes in operating assets and liabilities:
  Accounts receivable...............................     (109,831)     (58,545)
  Accounts payable..................................      317,107     (186,339)
  Accrued expenses..................................      102,500      648,183
  Deferred revenues.................................      627,323      135,353
                                                     ------------  -----------
    Net cash used in operating activities...........   (2,158,345)  (1,163,982)
                                                     ------------  -----------
Cash flows from investing activities:
 Expenditures for property, plant and equipment.....     (433,440)         --
                                                     ------------  -----------
    Net cash used in investing activities...........     (433,440)         --
                                                     ------------  -----------
Cash flows from financing activities:
 Members' contributions.............................    3,000,000          --
                                                     ------------  -----------
    Net cash provided by financing activities.......    3,000,000          --
                                                     ------------  -----------
    Net increase (decrease) in cash and cash equiva-
     lents..........................................      408,215   (1,163,982)
Cash and cash equivalents, beginning of year........    1,733,036    1,965,106
                                                     ------------  -----------
Cash and cash equivalents, end of year.............. $  2,141,251  $   801,124
                                                     ============  ===========


   The accompanying notes are an integral part of these financial statements.

                                 DEVNET L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION

      Devnet L.L.C., ("Devnet" or the "Company"), provides access to office buildings and the intra-building passive transport infrastructure to competitive local exchanges carriers, incumbent local exchange carriers, application service providers and internet service providers ("Service Providers"). Devnet has acquired long term, exclusive communications access rights to office space in markets nationwide. In turn, the Company has licensed such rights to Service Providers on a largely non-exclusive basis in exchange for a share of revenue, rents and service fees generated by the Service Providers.

      Devnet has Telecommunications Services Lease Agreements ("Services Leases") with several property owners. These Services Leases cover multiple properties and allow for additional properties to be added in the future. Devnet's Services Leases provide for exclusive rights relating to telecommunications access and the installation, management and operation of a passive transport infrastructure. Devnet's agreements with property owners typically have a five-year initial term with multiple renewal options. In some instances, Devnet's exclusivity is subject to a tenant's right to utilize a provider of its choice and to the existence of certain legacy distribution infrastructure.

      Devnet has exclusive signed and pending agreements for more than 40 million square feet of commercial office space. Owners of these buildings include TIAA-CREF (23 million square feet), HIRO REIT (3 million square feet), Greenfield Partners (300,000 square feet), Prime REIT (10 million square feet) and Douglas Elliman, Beitler (2 million square feet).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company generates revenue from fixed and variable license fees and infrastructure charges to Service Providers. Fixed license fees, which are typically based on the total square footage of a building under contract, are paid monthly in advance over the life of the contract. Variable fees consist of a percentage of gross sales achieved by Service Providers and are paid quarterly in arrears. Revenue is recognized as services are performed and revenue can be measured reliably.

      Prorated contract revenues and costs are reflected in income each period. Changes in estimates are recorded in the period in which they become known. Losses on contracts are recognized in full when they become known. Amendments to contracts resulting in additional revenues are recognized in the period when future services are performed.

Deferred Revenue

      In exchange for the option to enter into Service Leases with Devnet's real estate portfolio, Devnet received advance payments from certain customers. These payments are being deferred over various terms equal to the estimated customer life, of five to ten years.

                                 DEVNET L.L.C.

                                  (UNAUDITED)

2. SUBSEQUENT EVENT

      On July 31, 2000, the Company completed a merger with FiberNet Telecom Group, Inc. ("FiberNet") whereby FiberNet acquired the remaining 97% membership interest in the Company in exchange for $15.0 million in cash and 3,461,162 shares of stock. The transaction is accounted for under the purchase method of accounting. FiberNet previously acquired 3% membership interest in the Company for $3.0 million in cash on April 12, 2000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      We have prepared the following unaudited pro forma combined financial information to reflect our acquisition of Devnet L.L.C. on July 31, 2000 and our issuances of Series H and Series I Preferred Stock, on July 31, 2000 and August 11, 2000, respectively. The unaudited pro forma combined balance sheet is intended to demonstrate how the combined companies might have looked if the acquisition of Devnet and the issuances of the Series H and Series I Preferred Stock had been completed as of June 30, 2000. The unaudited pro forma combined statements of operations are intended to demonstrate how the combined companies might have looked if the acquisition of Devnet and the issuances of the Series H and Series I Preferred Stock had been completed on January 1, 1999. We refer to the combined companies, after the acquisition of Devnet and issuances of the Series H and Series I Preferred Stock, as Pro Forma FiberNet. This unaudited pro forma combined financial information does not give effect to this offering.

      These unaudited pro forma combined financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described above had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates.

      We have prepared the unaudited pro forma combined financial information using the purchase method of accounting for the acquisition of Devnet. The pro forma adjustments are based on preliminary estimates and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial information does not include any potential synergies or increased opportunities to generate additional revenues as a result of the acquisition.

      With respect to the acquisition, the preliminary allocation of the purchase price to assets and liabilities of Devnet reflects the assumption that assets and liabilities are carried at historical amounts that approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma combined financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed. When such a review is completed, a portion of the purchase price may be ascribed to goodwill and intangible assets that have a different amortization lives than the life ascribed to these assets in preparing the accompanying unaudited pro forma combined financial statements. Thus, the resulting amortization charges, from that portion of the purchase price ascribed to goodwill and intangible assets relating to this transaction could be materially different from the amortization expense presented in the unaudited pro forma combined financial statements.

      Actual results may differ from the estimates reflected in the pro forma adjustments. The following unaudited pro forma combined financial statements are based on assumptions and include adjustments as explained in the accompanying notes. You should read these unaudited pro forma combined financial statements in conjunction with the more detailed historical financial information that is included in this document beginning on page F-1.

                          FIBERNET TELECOM GROUP, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 June 30, 2000
                                   (IN 000'S)

                             Historical            Devnet      Preferred Stock
                          ------------------     Aquisition       Financing    Pro Forma
                          FiberNet   Devnet    Adjustments (1) Adjustments (2) FiberNet
                          --------  --------  ---------------- --------------- ---------
         ASSETS
Current assets:
  Cash and cash equiva-
   lents................  $ 23,587  $  2,141      $(15,000)(a)     $29,100 (g) $ 39,828
  Accounts receivable...     2,621       476                                      3,097
  Prepaid expenses and
   other................       562       --                                         562
                          --------  --------                                   --------
  Total current assets..    26,770     2,617                                     43,487
Property, plant and
 equipment, net.........    67,475       579                                     68,054
Goodwill and intangible
 assets, net............     8,377       --         63,516 (b)                   71,893
Deferred charges, net...    12,301       --            (98)(c)                   12,203
Other assets ...........     3,630       342        (3,000)(d)                      972
                          --------  --------                                   --------
TOTAL ASSETS ...........  $118,553  $  3,538                                   $196,609
                          ========  ========                                   ========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $  3,709  $    436                                   $  4,145
  Accrued expenses......     2,703     2,106         1,725 (e)                    6,534
  Deferred revenues.....       774     4,847                                      5,621
  Capital lease obliga-
   tion--current por-
   tion.................       217       --                                         217
                          --------  --------                                   --------
  Total current liabili-
   ties.................     7,403     7,389                                     16,517
Notes payable, less dis-
 count                       6,015       --                                       6,015
Capital lease obliga-
 tion...................       844       --                                         844
                          --------  --------                                   --------
  Total liabilities.....    14,262     7,389                                     23,376
Stockholders' equity:
  Common Stock, $.001
   par value,
   150,000,000 shares
   authorized and
   28,519,759 and
   31,980,921 shares
   issued and
   outstanding,
   respectively.........        28       --              3 (f)                       31
  Series C Voting
   Preferred Stock $.001
   par value 83,688
   issued and
   outstanding.
   (Preference in
   involuntary
   liquidation value,
   $1.50 per share).....       125       --                                         125
  Series D Preferred
   Stock $.001 par
   value, 316,376 issued
   and outstanding.
   (Preference in
   involuntary
   liquidation value,
   $15.00 per share)....    23,623       --                                      23,623
  Series E Preferred
   Stock $.001 par val-
   ue, 305,627 issued
   and outstanding.
   (Preference in invol-
   untary liquidation
   value, $15.00 per
   share)...............    23,457       --                                      23,457
  Series F Preferred
   Stock $.001 par
   value, 361,731 issued
   and outstanding.
   (Preference in
   involuntary
   liquidation value,
   $30.00 per share)....    27,763       --                                      27,763
  Series G Preferred
   Stock $.001 par
   value, 2,000,000
   shares and none
   issued and
   outstanding,
   respectively
   (Preference in
   involuntary
   liquidation value,
   $10.00 per share)....    34,000       --                        (34,000)(h)      --
  Series H Preferred
   Stock $.001 par
   value, none and
   426,333 shares issued
   and outstanding,
   respectively.
   (Preference in
   involuntary
   liquidation value,
   $100.00 per share)...       --        --                         63,910 (i)   63,910
  Series I Preferred
   Stock $.001 par
   value, none and
   62,500 shares issued
   and outstanding,
   respectively
   (preference in
   involuntary
   liquidation value,
   $120.00 per share)...       --        --                          8,906 (l)    8,906
  Additional paid in
   capital and other....   105,336       --         39,839 (f)       3,936 (j)  149,111
  Accumulated deficit...  (110,041)   (3,851)        3,851 (f)     (13,652)(k) (123,693)
                          --------  --------                                   --------
  Total stockholders'
   equity...............   104,291    (3,851)                                   173,233
                          --------  --------                                   --------
TOTAL LIABILITIES AND
 STOCKHOLDERS'
 EQUITY.................  $118,553  $  3,538                                   $196,609
                          ========  ========                                   ========


    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          FIBERNET TELECOM GROUP, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1999
                                   (IN 000'S)

                              Historical            Devnet      Preferred Stock
                         ---------------------    Acquisition      Financing      Pro Forma
                          FiberNet    Devnet    Adjustments (1) Adjustments (2)   FiberNet
                         -----------  --------  --------------- ---------------  -----------
  Revenues.............. $       --   $  1,865                                   $     1,865
  Operating expenses:
  Direct costs..........         --      3,023                                         3,023
  Selling, general and
   administrative
   expenses.............      12,463     2,573                                        15,036
  Stock related
   expense..............         --        --      $   3,429(a)                        3,429
  Depreciation and
   amortization.........         520        53         4,234(b)                        4,807
                         -----------  --------                                   -----------
  Total operating
   expenses.............      12,983     5,649                                        26,295
                         -----------  --------                                   -----------
  Loss from operations..     (12,983)   (3,784)                                      (24,430)
  Interest income and
   other (expense),
   net..................      (1,284)       26                                        (1,258)
                         -----------  --------                                   -----------
  Net loss..............     (14,267)   (3,758)                                      (25,688)
  Preferred stock
   dividends............     (57,934)      --                     $ (19,865)(c)      (77,799)
                         -----------  --------                                   -----------
  Net loss applicable to
   common stockholders.. $   (72,201) $ (3,758)                                  $  (103,487)
                         ===========  ========                                   ===========
  Net loss applicable to
   common stockholders
   per share basic
   and diluted.......... $     (4.30)                                            $     (5.11)
  Weighted average
   shares outstanding...  16,798,254               3,461,162(d)                   20,259,416


    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          FIBERNET TELECOM GROUP, INC.

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1999
                                   (IN 000'S)

                              Historical            Devnet      Preferred Stock
                          --------------------   Acquisition       Financing     Pro Forma
                           FiberNet    Devnet   Adjustments(1)  Adjustments(2)    FiberNet
                          -----------  -------  --------------  ---------------  ----------
Revenues................  $       --   $   865                                   $      865
Operating expenses:
Direct costs............          --     1,512                                        1,512
Selling, general and ad-
 ministrative
 expenses...............        2,984    1,081                                        4,065
Stock related expense...          --       --     $    3,429(a)                       3,429
Depreciation and amorti-
zation..................          111       22         2,117(b)                       2,250
                          -----------  -------                                   ----------
Total operating ex-
penses..................        3,095    2,615                                       11,256
                          -----------  -------                                   ----------

Loss from operations....       (3,095)  (1,750)                                     (10,391)

Interest income
(expense), net and
other...................         (199)      26                                         (173)
                          -----------  -------                                   ----------

Net loss................       (3,294)  (1,724)                                     (10,564)
Preferred stock divi-
dends...................          --       --                      $(16,759)(c)  $  (16,759)
                          -----------  -------                                   ----------
Net loss applicable to
 common
 stockholders...........  $    (3,294) $(1,724)                                  $  (27,323)
                          ===========  =======                                   ==========


Net loss applicable to
 common stockholders per
 share--basic and
 diluted................  $     (0.21)                                           $    (1.40)

Weighted average shares
 outstanding............   16,025,248              3,461,162(d)                  19,486,410




    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          FIBERNET TELECOM GROUP, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 2000
                                   (IN 000'S)

                              Historical            Devnet      Preferred Stock
                          --------------------   Acquisition       Financing     Pro Forma
                           FiberNet    Devnet   Adjustments(1)  Adjustments(2)   FiberNet
                          -----------  -------  --------------  --------------- -----------
Revenues................  $     1,768  $ 1,489                                  $     3,257
Operating expenses:
Direct costs............          813    1,695                                        2,508
Selling, general and
 administrative
 expenses...............        9,793    2,941                                       12,734
Stock related expense...        2,237      --                                         2,237
Depreciation and
 amortization...........        2,415       33    $    2,117(b)                       4,565
                          -----------  -------                                  -----------
Total operating
 expenses...............       15,258    4,669                                       22,044
                          -----------  -------                                  -----------
Loss from operations....      (13,490)  (3,180)                                     (18,787)
Interest income
 (expense), net.........       (1,223)      51                                       (1,172)
                          -----------  -------                                  -----------
Net loss................      (14,713)  (3,129)                                     (19,959)
Preferred stock
 dividends..............      (19,532)     --                      $(3,106)(c)      (22,638)
                          -----------  -------                                  -----------
Net loss applicable to
 common stockholders....  $   (34,245) $(3,129)                                 $   (42,597)
                          ===========  =======                                  ===========
Net loss applicable to
 common stockholders per
 share--
 basic and diluted......  $     (1.25)                                          $     (1.38)
Weighted average shares
 outstanding............   27,453,872              3,461,162(d)                  30,915,034


    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. On April 12, 2000, we acquired a 3% membership interest in Devnet for $3.0 million in cash. On July 31, 2000, we acquired the remaining 97% membership interest of Devnet for 3,461,162 shares of our common stock and approximately $15 million in cash. In addition, 344,839 stock options with immediate vesting were granted. Of this amount, 281,596 were granted Devnet to employees and 63,243 were granted to non-employees.

   The total purchase price of Devnet was calculated as follows:

      Value of common stock issued..................................... $39,003
      Value of options granted to non-employees........................     839
      Cash consideration...............................................  18,000
      Acquisition-related costs........................................   1,823
                                                                        -------
      Total purchase price............................................. $59,665
                                                                        =======

  The value of the common stock issued was computed using a price per share of our common stock of $11.27, which was the average price for the five days before, after and including June 30, 2000, the date the acquisition was announced. The fair market value for options granted to non-employees was estimated using a reasonable pricing model. Direct acquisition-related costs consist of legal, accounting and other professional fees estimated to be incurred in connection with the acquisition.

   The purchase price of Devnet was allocated as follows:

      Devnet assets acquired........................................... $ 3,538
      Devnet liabilities assumed.......................................  (7,389)
      Goodwill and intangible assets...................................  63,516
                                                                        -------
      Total purchase price............................................. $59,665
                                                                        =======

  The Devnet assets acquired and liabilities assumed are derived from the historical balance sheet of Devnet as of June 30, 2000, which approximates fair market value. Estimated annual amortization expense, based on an amortization period of 15 years, the term of Devnet's underlying service leases, is $4.2 million.

2. On July 31, 2000 we issued and sold 426,333 shares of Series H Preferred Stock to Nortel Networks Inc. in a private placement for an aggregate purchase price consisting of $22.5 million in cash plus the transfer by Nortel of 2,000,000 shares of Series G Preferred Stock, including all accrued and unpaid dividends, to us for cancellation. On June 30, 2000 we issued the 2,000,000 shares of Series G Preferred Stock to Nortel for an aggregate purchase price of $20.0 million and a book value of $34 million resulting from the beneficial conversion feature of $14 million recorded at the time of issuance. The Series H Preferred Stock pays an annual dividend of 8%, payable in additional shares of Series H Preferred Stock. Each share of Series H Preferred Stock is convertible into ten shares of our common stock at a conversion price of $10.00 per share.

  On August 11, 2000 we issued and sold 62,500 shares of Series I Preferred Stock to Nortel Networks Inc. in a private placement for an aggregate purchase price consisting of $7.5 million in cash. The Series I Preferred Stock pays an annual dividend of 8%, payable in additional shares of Series I Preferred Stock. Each share of Series I Preferred Stock is convertible into ten shares of our common stock at a conversion price of $12.00 per share.

3. These unaudited pro forma combined financial statements have been prepared based on preliminary estimates of the purchase consideration and the allocation of the purchase price to the fair value of Devnet assets and liabilities as of June 30, 2000. The actual consideration and allocation may differ from that reflected in the pro forma combined financial statements after further asset valuations and other procedures have been completed.

4.  Unaudited pro forma combined balance sheet adjustments:

  (a) Represents the cash consideration paid for the acquisition of the remaining 97% membership interest of Devnet.

  (b) Represents the portion of the Devnet purchase price related to goodwill and intangible assets.

  (c) Represents the elimination of deferred charges previously incurred in connection with the acquisition.

  (d) Represents the elimination of our investment of a 3% membership interest in Devnet prior to the acquisition.

  (e) Represents the accrual of acquisition-related costs.

  (f) Represents the issuance of common stock in connection with the acquisition and elimination of Devnet's members' deficit, as follows:

                                                          Additional
                                                   Common  Paid in   Accumulated
                                                   Stock   Capital     Deficit
                                                   ------ ---------- -----------
      Value of common stock issued...............   $ 3    $39,839     $   --
      Elimination of Devnet's members' deficit...    --         --      3,851
                                                    ---    -------     ------
      Pro forma adjustment.......................   $ 3    $39,839     $3,851
                                                    ===    =======     ======

  (g) Represents the cash proceeds of $30 million from the issuance of the Series H and Series I Preferred Stock, net of origination fees paid of $900,000.

  (h) Represents the cancellation of the Series G Preferred Stock.

  (i) Represents the issuance of the Series H Preferred Stock, net of the value of warrants to purchase 425,000 shares of common stock issued as a placement fee. This assumes a book value for the Series H Preferred Stock equal to the fair market value of the underlying common stock into which the Series H Preferred Stock is convertible at a price of $16.125 per share, which was the closing price of FiberNet's common stock on the date of the transaction.

  (j) Represents the issuance of warrants to purchase 425,000 shares of common stock issued as a fee for the placement of the Series H Preferred Stock, net of transaction costs for the issuance of Series H and Series I Preferred Stock. These warrants are valued based on a reasonable pricing model.

  (k) Represents the beneficial conversion feature upon the issuance of the Series H and Series I Preferred Stock. The beneficial conversion is calculated as the difference between the convertible preferred stock price and the aggregate market value of the underlying shares of common stock on the date of the issuance of the preferred stock.

  (l) Represents the issuance of Series I Preferred Stock. This assumes a book value for the Series I Preferred Stock equal to the fair market value of underlying common stock into which the Series I Preferred Stock is convertible at a price of $14.25 per share, which was the closing price of our common stock on August 11, 2000.

5.  Unaudited pro forma combined statements of operations adjustment:

  (a) Represents compensation expense associated with stock options granted to employees. As the options vest immediately, the value is based on the intrinsic value at the date of grant calculated as follows:

      Options granted...............................................    281,596
      Intrinsic value based on difference between market value on
        date of issuance ($16.125) and exercise price ($3.9469)..... $    12.18
                                                                     ----------
                                                                     $3,429,304
                                                                     ==========

  (b) Represents the amortization of goodwill and intangible assets associated with the Devnet acquisition. The goodwill and intangible assets are amortized on a straight-line basis over 15 years, the term of the Devnet service leases.

  (c) Represents the beneficial conversion feature upon the issuance of the Series H and Series I Preferred Stock and the accrual of dividends on the Series H and Series I Preferred Stock for the period indicated.

  (d) Following is the calculation of the combined weighted average shares outstanding for the periods indicated.

                                            December 31,       June 30,
                                                1999        1999       2000
                                            ------------ ---------- ----------
   Weighted average shares outstanding.....  16,798,254  16,025,248 27,453,872
   Shares issued in acquisition............   3,461,162   3,461,162  3,461,162
                                             ----------  ---------- ----------
   Pro forma weighted average shares
     outstanding...........................  20,259,416  19,486,410 30,915,034
                                             ==========  ========== ==========

                                [FIBERNET LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

     SEC Registration Fee...................................................
     Nasdaq National Market Additional Listing Fee..........................
     NASD Filing Fee........................................................
     Printing and Engraving Fees............................................
     Legal Fees and Expenses................................................
     Accounting Fees and Expenses...........................................
     Blue Sky Fees and Expenses.............................................
     Transfer Agent and Registrar Fees......................................
     Miscellaneous..........................................................

Item 14. Indemnification of Directors and Officers.

      Our certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was one of our directors or officers or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith.

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, that is one brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law,
Article VII of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

    . from any breach of the director's duty of loyalty to us or our stockholders;

    . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . under Section 174 of the Delaware General Corporation Law; and

    . from any transaction from which the director derived an improper personal benefit.

      Our bylaws provide that we must indemnify our directors, officers, and employees to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

      Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of FiberNet, our directors and officers who sign the Registration Statement and persons who control us, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

Previous Private Placements and Sales of Unregistered Securities

      During the last three years, we have issued securities in private placement transactions as follows:

      November 1997 private placement. On November 24, 1997, we issued 1,000,000 shares of series A convertible preferred stock, at $5.125 per share, and 80,000 shares of series B voting preferred stock in a private placement. The series A convertible preferred stock was convertible into common stock at any time up to November 24, 2000. On February 24, 2000, we converted all of the outstanding series A convertible preferred stock to common stock. On May 7, 1999, we redeemed all of the outstanding series B voting preferred stock for $.001 per share. These transactions were private placements, exempt from registration pursuant to section 4(2) of the Securities Act.

      Bridge warrants. On March 23, 1999 we issued a warrant to Trident Technology Partners LLC to purchase 400,000 shares of common stock at a per share exercise price equal to $0.50, in connection with a bridge loan. The bridge warrants are exercisable in whole or in part, at any time from March 23, 1999 through March 23, 2004, upon payment of the exercise price. The warrant allows Trident to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash. The transaction was a private placement and exempt from registration pursuant to Regulation D of the Securities Act. On May 1, 2000, Trident distributed all of their warrants to its members in exchange for a redemption of their membership interests.

      May 1999 private placement. On May 7, 1999, we entered into a securities purchase agreement with a group of private investors, pursuant to which we issued:

    . 4% and 8% senior secured convertible notes, due May 7, 2004, referred to as the May notes, to investors, in the principal aggregate amount of $13.9 million, convertible into shares of our common stock at a price of $1.50 per share;

    . 133,333 shares of our series C convertible preferred stock, $0.001 par value per share for a purchase price of $1.50 per share;

    . class A warrants to purchase 6,204,000 shares of our common stock at a purchase price of $0.67 per share; and

    . class B warrants to purchase 1,700,000 shares of our common stock at a purchase price of $1.50 per share.

      The class A warrants and class B warrants may be exercised, in whole or in part, at any time from May 7, 1999 through May 7, 2004, upon payment of the exercise price. The warrants also allow the holder to pay the exercise price by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash. The exercise price may be adjusted from time to time, as provided in the warrants, in order to prevent dilution of the rights granted under the warrants. The transaction was a private placement and exempt from registration pursuant to Regulation D of the Securities Act.

      September 1999 private placement. On September 28, 1999, we entered into a securities purchase agreement pursuant to which we issued 8% senior secured convertible notes due September 28, 2004, referred to as the September notes, to a private group of investors in the aggregate principal amount of $12.5 million. The September notes are convertible into shares of our common stock at a price of $3.00 per share. The transaction was a private placement and exempt from registration pursuant to Regulation D of the Securities Act.

      Conversion Transaction. On November 30, 1999, all of the May and September notes were converted into shares of our common stock and we entered into a conversion and exchange agreement giving the holders of the 4% May notes the option of exchanging their common stock for series D preferred stock, the holders of the 8% May notes the option of exchanging their common stock for series E preferred stock, and the holders of the September notes the option of exchanging their common stock for series F preferred stock. The series C preferred stock held by purchasers of our May and September notes that did not opt to convert their common stock into series D preferred stock, series E preferred stock, or series F preferred stock automatically converted into common stock on November 30, 1999. Pursuant to the conversion and exchange agreement, we issued 4,360,935 shares of common stock, 309,143 shares of series D preferred stock and 345,515 shares of series E preferred stock to the noteholders.

      Credit Facility Warrants. On April 11, 2000, we issued warrants to purchase 1,513,842 shares of our common stock at a purchase price of $18.062 per share. The warrants were issued in connection with a $75 million senior secured credit facility. We have agreed to issue additional warrants to purchase up to an additional 1% of our common stock every six months as long as the loans under the credit facility remain outstanding, up to a maximum of 4% of our common stock. This transaction was a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

      Nortel Issuance. On June 30, 2000, we entered into a securities purchase agreement, with Nortel Networks Inc. under which we issued 2,000,000 shares of series G convertible preferred stock to Nortel for an aggregate purchase price of $20,000,000. On July 31, 2000, we entered into a second securities purchase agreement with Nortel under which we issued 426,333 shares of series H convertible preferred stock to Nortel for an aggregate purchase price of $42,633,333, consisting of $22,500,000 in cash and their 2,000,000 shares of series G preferred stock, including $133,333 of accrued dividends. On August 11, we entered into a third securities purchase agreement under which we issued 62,500 shares of series I convertible preferred stock to Nortel for an aggregate purchase price of $7.5 million. The conversion ratio for the series H series I preferred stock is ten shares of common stock for every one share of series H preferred stock, subject to certain customary anti-dilution adjustments made from time to time pursuant to the certificate of designation of the series H preferred. These transactions were private placements exempt from registration pursuant to section 4(2) of the Securities Act.

Option Grants

      On May 7, 1999, we entered into an employment agreement with Richard Sayers under which we granted Mr. Sayers stock options to purchase 250,000 shares of our common stock. Stock options to purchase 125,000 shares vested on May 7, 1999 and the remaining 125,000 options vested in equal monthly installments during the one year term of the agreement. This option grant was a private placement exempt from registration pursuant to section 4(2) of the Securities Act.

      On June 30, 1999 we entered into an option agreement with Tishman Speyer Properties, L.P., referred to as TSP, under which we granted TSP stock options to purchase 1,000,000 shares of our common stock for a purchase price of $1.50 per share. On February 1, 2000, TSP exercised its stock options to purchase all 1,000,000 shares. This option grant was a private placement exempt from registration pursuant to section 4(2) of the Securities Act.

      On October 1, 1999 we entered into an option agreement with Pacer International, Inc. under which we issued to Pacer stock options to purchase 600,000 shares of our common stock at $3.00 per share. On February 29, 2000, Pacer exercised its stock options with respect to all 600,000 shares. The transaction was a private placement and exempt from registration pursuant to Regulation D of the Securities Act.

      Prior to terminating our employee equity participation program on May 7, 1999 we had granted 1,328,168 stock options under this plan. Options to purchase an aggregate of 768,945 shares of our common stock remain outstanding under our employee equity participation program. These option grants were private placements exempt from registration pursuant to section 4(2) of the Securities Act.

      As of June 30, we had granted stock options to purchase approximately 7,072,334 shares of our common stock to 40 employees, directors and consultants pursuant to our equity incentive plan. The options typically vest annually over three years from the date of grant. The exercise price for the options ranges from $3.00 to $11.06 per share. These option grants were private placements exempt from registration pursuant to section 4(2) of the Securities Act.

Other Issuances of Unregistered Securities

      Agreement with Metromedia Fiber Network Services. On December 17, 1999 we entered into a private network agreement and a related exchange and registration agreement with Metromedia Fiber Network Services, Inc., referred to as MFN, under which we issued 5,000,000 shares of our common stock to MFN. The transaction assumed a per share price of $8.69. As a result of the transaction, MFN holds approximately eighteen percent of our common stock. The transaction was a private placement and exempt from registration pursuant to Regulation D of the Securities Act of 1933.

      Conversion Warrants. At the time of the May private placement, we had outstanding payables to Messrs. Chiaino, Petrocelli, Polan, Tortoretti and entities controlled by them. We paid these accounts payable with the following:

    . on June 30, 1999 we entered into an agreement with Mr. Chiaino under which we issued to Mr. Chiaino 41,664 shares of common stock and warrants to purchase 27,498 shares of our common stock at a purchase price of $0.67 per share.

    . on June 30, 1999 we also entered into an agreement with Petrocelli
      Electric Company Inc., LPS Consultants, Inc. and LTJ Group under which we issued 309,865 shares of our common stock, warrants to purchase 204,511 shares of our common stock at a purchase price of $0.67 per share and warrants to purchase 390,000 shares of our common stock at a purchase price of $1.50 per share.

      The warrants issued to Mr. Chiaino, Petrocelli Electric Company Inc., LPS Consultants, Inc. and LTJ Group, may be exercised, in whole or in part, at any time from June 30, 1999 through June 30, 2004, upon payment of the exercise price. The conversion warrants also allow the holders to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

      Settlement Agreement. On March 1, 2000 in settlement of certain litigation, we issued:

    . warrants to purchase 23,422 shares of our common stock at a purchase price of $0.67 per share to Trident Telecom Management, LLC;

    . 66,667 shares of our common stock and warrants to purchase 44,000 shares of our common stock at a purchase price of $0.67 per share to Trident Telecom Management, LLC, for consideration of $100,000;

    . 35,764 shares of our common stock and warrants to purchase 1,997 shares of our common stock at a purchase price of $0.67 per share to Bruno Guazzoni, for consideration of approximately $290,000;

    . 47,074 shares of our common stock and warrants to purchase 3,994 shares of our common stock at a purchase price of $0.67 per share to Pacific Alliance, LLC; and

    . 35,305 shares of our common stock and warrants to purchase 2,995 shares of our common stock at a purchase price of $0.67 per share to Emral Holdings, Ltd.

      All of the warrants issued pursuant to the settlement agreement are exercisable in whole or in part, at any time from May 7, 1999 through May 7, 2004, upon payment of the exercise price. The warrants also allow the holders to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash. The exercise price may be adjusted from time to time to prevent dilution of the rights granted under the warrants. The shares and warrants issued pursuant to this agreement were a private placement, exempt from registration pursuant to section 4(2) of the Securities Act.

      Agreement with Tishman Speyer Properties, L.P. On May 26, 2000, we entered into an agreement with Tishman Speyer Properties, L.P. under which we will issue up to 1.6 million shares of our common stock in exchange for exclusive license agreements for the deployment and operation of our FINs in selected buildings.

      Any stock issuances under this agreement will be exempt from registration pursuant to Section 4(2) of the Securities Act.

      Devnet Acquisition. In April 2000, we acquired 3% of Devnet L.L.C. In July 2000, we acquired the remaining 97%, which gave us control of 100% of Devnet. We issued 3,461,162 shares of our common stock, granted options to purchase an additional 344,839 shares of our common stock and paid approximately $18 million in cash in connection with these transactions. Devnet manages relationships between service providers and property owners and managers. Devnet has long-term exclusive contracts to control communications access to 210 class A commercial office buildings in major markets nationwide, of which 25 buildings are in our target markets. This real estate includes properties owned by Teachers Insurance and Annuity Association of America and Prime Realty Trust.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  *1.1   Form of Underwriting Agreement.

   2.1 Agreement and Plan of Reorganization, dated as of June 2, 2000, by and among us, FiberNet Holdco, Inc., FiberNet Merger Sub, Inc., Devnet
         Merger Sub, LLC, Devnet L.L.C. and FP Enterprises L.L.C. (excluding the annexes, schedules and exhibits thereto) (incorporated by reference to Exhibit 2.1 to our Form 8-K filed on June 8, 2000).

   3.1   Certificate of Incorporation, dated May 17, 2000.

   3.2   Certificate of Amendment to Certificate of Incorporation, dated July
         31, 2000.

   3.3   Certificate of Designation of Series C Preferred Stock, dated July 31,
         2000.

   3.4   Certificate of Designation of Series D Preferred Stock, dated July 31,
         2000.

   3.5   Certificate of Designation of Series E Preferred Stock, dated July 31,
         2000.

   3.6   Certificate of Designation of Series F Preferred Stock, dated July 31,
         2000.

   3.7   Certificate of Designation of Series H Preferred Stock, dated July 28,
         2000.

   3.8   Certificate of Designation of Series I Preferred Stock, dated August
         11, 2000.

   3.9   By-Laws of the Company adopted May 17, 2000.

   4.1   Form of certificate for our Common Stock.

   4.2   Form of Warrant.

   4.3   Form of Warrant.

   4.4 Registration Rights Agreement, dated as of May 7, 1999 by and among us and the stockholders listed therein (incorporated by reference to Exhibit I of our Schedule 13D filed on May 17, 1999).

   4.5 Stockholders Agreement, dated as of May 7, 1999 by and among us and the stockholders listed therein (incorporated by reference to Exhibit
         H of our Schedule 13D, filed on May 17, 1999).

   4.6   Amendment, dated as of June 30, 2000, between FiberNet Telecom Group,
         Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital
         Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7,
         1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit 4.2 to our Form
         8-K filed on July 11, 2000).

   4.7   Second Amendment, dated as of July 28, 2000, between FiberNet Telecom
         Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal
         Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit
         4.1 to our Form 8-K filed on August 4, 2000).

   4.8   Third Amendment, dated as of August 11, 2000, between FiberNet Telecom
         Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal
         Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit
         4.1 to our Form 8-K filed on August 15, 2000).

   4.9 Warrant Agreement, dated as of April 11, 2000 by and among us, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc.
         (incorporated by reference to Exhibit 4.2 of our Form 10-QSB filed on May 15, 2000).

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  *4.10  Warrant Agreement, dated as of July 31, 2000 by and among us and First
         Union National Bank.

   4.11 Warrant Escrow Agreement, dated as of April 11, 2000 by and among us, Deutsche Bank Securities Inc., Toronto Dominion (Texas), Inc. and
         Bankers Trust Company (incorporated by reference to Exhibit 4.3 of our
         Form 10-QSB filed on May 15, 2000).

   4.12  Registration Rights Agreement, dated as of June 30, 2000, between
         FiberNet Telecom Group and Nortel Networks Inc. (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on July 11, 2000).

  *5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered.

  10.1   Office Lease Agreement, between Hudson Telegraph Associates and
         FiberNet Telecom Group, Inc. dated as of February 17, 1998
         (incorporated by reference to Exhibit 10.1 to our Form 10-QSB filed on November 16, 1998).

  10.2   Master Lease Agreement, between Comdisco, Inc. and us dated as of July
         27, 1998 (incorporated by reference to Exhibit 10.1 to our Form 10-KSB filed on March 31, 1999).

  10.3   Agreement of Lease, between 570 Lexington Company, L.P. and FiberNet
         Telecom Group, Inc. dated as of August 3, 1998 (incorporated by reference to Exhibit 10.5 to our Form 10-QSB filed on May 15, 1998).

  10.4 Securities Purchase Agreement, dated as of May 7, 1999 by and among us and the purchasers listed therein (incorporated by reference to Exhibit A of our Schedule 13D filed on May 17, 1999).

  10.5   Employment Agreement, dated as of May 7, 1999 between us and Michael
         S. Liss. (incorporated by reference to Exhibit 10.4 to the our Form
         10-KSB filed on March 20, 2000).

  10.6   Employment Agreement, dated as of May 7, 1999 between us and Roy
         (Trey) D. Farmer (incorporated by reference to Exhibit 10.5 to the our Form 10-KSB filed on March 20, 2000).

  10.7 Securities Purchase Agreement, dated as of September 28, 1999 by and among us and the purchasers listed therein (incorporated by reference to Exhibit N to our Schedule 13D/A filed on October 14, 1999).

  10.8   First Amendment dated as of September 28, 1999 to the Security
         Agreement dated as of May 7, 1999 from us and our subsidiaries to the Collateral Agent listed therein (incorporated by reference to Exhibit
         4.5 of our Form 8-K filed on October 5, 1999).

  10.9   First Amendment dated as of September 28, 1999 to the Guaranty
         Agreement dated as of May 7, 1999 made by FiberNet Telecom, Inc.,
         FiberNet Equal Access, L.L.C. and Local Fiber, L.L.C. (incorporated by reference to Exhibit 4.6 of our Form 8-K filed on October 5, 1999).

  10.10 First Amendment dated as of September 28, 1999 to the Pledge Agreement dated as of May 7, 1999 between FiberNet Telecom, Inc. and the Collateral Agent listed therein (incorporated by reference to Exhibit
         4.7 of our Form 8-K filed on October 5, 1999).

  10.11  First Amendment dated as of September 28, 1999 to the Parent Pledge
         Agreement dated as of May 7, 1999 between us and the Collateral Agent listed therein (incorporated by reference to Exhibit 4.8 of our Form
         8-K filed on October 5, 1999).

  10.12 Option Agreement, between us and Pacer International, Inc. dated as of October 1, 1999 (incorporated by reference to Exhibit 10.8 to the our Form 10-KSB filed on March 20, 2000).

  10.13  Employment Agreement, dated as of October 4, 1999 between us and Les
         Hankinson (incorporated by reference to Exhibit 10.7 to the our Form
         10-KSB filed on March 20, 2000).

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  10.14  Conversion and Exchange Agreement dated as of November 30, 1999
         (incorporated by reference to Exhibit S to our Schedule 13D filed on
         December 2, 1999).

 +10.15  Private Network Agreement, dated December 17, 1999 between us and
         Metromedia Fiber Network Services, Inc. (incorporated by reference to
         Exhibit 10.9 to the our Form 10-KSB filed on March 20, 2000).

 *10.16 Master Purchase Agreement dated as of December 31, 1999, between us and Nortel Networks Inc.

 *10.17 Employment Agreement, dated as of January 18, 2000 between us and Lance L. Mickel.

  10.18 Lease Agreement, dated February 29, 2000 between 111 Eighth Avenue LLC and FiberNet Telecom Group, Inc. (incorporated by reference to Exhibit
         10.11 to the our Form 10-KSB filed on March 20, 2000).

  10.19 Credit Agreement, dated as of April 11, 2000 by and among us, the institutions party thereto from time to time as lenders, Deutsche Bank
         AG New York Branch, Deutsche Bank Securities Inc. and Toronto Dominion
         (Texas), Inc. (incorporated by reference to Exhibit 4.1 of our Form
         10-QSB filed on May 15, 2000).

  10.20  Note in favor of Deutsche Bank AG New York Branch dated as of April
         11, 2000 (incorporated by reference to Exhibit 4.16 of our Form 10-QSB filed on May 15, 2000).

  10.21  Note in favor of Nortel Networks Inc. dated as of April 11, 2000
         (incorporated by reference to Exhibit 4.16 of our Form 10-QSB filed on May 15, 2000).

  10.22  Note in favor of Toronto Dominion (Texas), Inc. dated as of April 11,
         2000 (incorporated by reference to Exhibit 4.17 of our Form 10-QSB filed on May 15, 2000).

 *10.23  Note in favor of First Union National Bank dated as of July 31, 2000.

  10.24 Borrower Security Agreement dated as of April 11, 2000 by and between us and Deutsche Bank AG New York Branch (incorporated by reference to
         Exhibit 4.5 of our Form 10-QSB filed on May 15, 2000).

  10.25 Borrower Pledge Agreement dated as of April 11, 2000 by and between us and Deutsche Bank AG New York Branch (incorporated by reference to
         Exhibit 4.6 of our Form 10-QSB filed on May 15, 2000).

  10.26 Subsidiary Security Agreement, dated as of April 11, 2000 by and between FiberNet Telecom, Inc. and Deutsche Bank AG New York Branch
         (incorporated by reference to Exhibit 4.7 of our Form 10-QSB filed on May 15, 2000).

  10.27 Subsidiary Security Agreement, dated as of April 11, 2000 by and between FiberNet Equal Access, L.L.C. and Deutsche Bank AG New York
         Branch (incorporated by reference to Exhibit 4.10 of our Form 10-QSB filed on May 15, 2000).

  10.28 Subsidiary Security Agreement, dated as of April 11, 2000 by and between Local Fiber L.L.C. and Deutsche Bank AG New York Branch
         (incorporated by reference to Exhibit 4.11 of our Form 10-QSB filed on May 15, 2000).

  10.29  Subsidiary Pledge Agreement, dated as of April 11, 2000 by and between
         FiberNet Telecom, Inc. and Deutsche Bank AG New York Branch
         (incorporated by reference to Exhibit 4.8 of our Form 10-QSB filed on May 15, 2000).

  10.30  Subsidiary Pledge Agreement, dated as of April 11, 2000 by and between
         FiberNet Telecom, Inc. and Deutsche Bank AG New York Branch
         (incorporated by reference to Exhibit 4.9 of our Form 10-QSB filed on May 15, 2000).

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  10.31  Subsidiary Guaranty Agreement, dated as of April 11, 2000 by and between FiberNet Telecom, Inc. and Deutsche Bank AG New York Branch
         (incorporated by reference to Exhibit 4.12 of our Form 10-QSB filed on
         May 15, 2000).

  10.32 Subsidiary Guaranty Agreement, dated as of April 11, 2000 by and between FiberNet Equal Access, L.L.C. and Deutsche Bank AG New York
         Branch (incorporated by reference to Exhibit 4.13 of our Form 10-QSB filed on May 15, 2000).

  10.33 Subsidiary Guaranty Agreement, dated as of April 11, 2000 by and between Local Fiber, L.L.C. and Deutsche Bank AG New York Branch
         (incorporated by reference to Exhibit 4.14 of our Form
         10-QSB filed on May 15, 2000).

 *10.34  Employment Agreement dated as of May 23, 2000 between us and Alan
         Zendle.

 *10.35  Employment Agreement dated as of June 17, 2000 between us and Warren
         Miller.

  10.36 Securities Purchase Agreement, dated as of June 30, 2000, between us and Nortel Networks Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on July 11, 2000).

  10.37 Securities Purchase Agreement, dated as of July 28, 2000, between us and Nortel Networks Inc. (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on August 4, 2000).

  10.38  Employment Agreement dated as of July 31, 2000 between us and Philip
         DiGennaro (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on August 4, 2000).

  10.39 Securities Purchase Agreement, dated as of August 11, 2000, between us and Nortel Networks Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on August 15, 2000).

  10.40  First Amendment and Consent to the Credit Agreement, dated as of July
         14, 2000 by and among us, FiberNet Operations, the institutions party thereto from time to time as lenders, Deutsche Bank AG New York
         Branch, Deutsche Bank Securities Inc. and Toronto Dominion (Texas),
         Inc.

  10.41 Second Amendment to the Credit Agreement, dated as of July 28, 2000 by and among us, FiberNet Operations, the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, Deutsche
         Bank Securities Inc. and Toronto Dominion (Texas), Inc.

 *10.42  First Amendment to Borrower Pledge Agreement, dated as of August 11,
         2000, between FiberNet Operations, Inc., and Deutsche Bank AG New York
         Branch.

 *10.43 Subsidiary Security Agreement, dated as of August 11, 2000, by and between Devnet L.L.C. and Deutsche Bank AG New York Branch.

 *10.44 Subsidiary Guaranty Agreement, dated as of August 11, 2000, by and between Devnet L.L.C. and Deutsche Bank AG New York Branch.

 *10.45 Pledge Agreement, dated as of August 11, 2000, by and between us and Deutsche Bank AG New York Branch.

 *10.46 Pledge Agreement, dated as of August 11, 2000, by and between us and Deutsche Bank AG New York Branch.

 *10.47 Guaranty Agreement, dated as of July 14, 2000, by and between us and Deutsche Bank AG New York Branch.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 *10.48  Security Agreement, dated as of July 14, 2000, by and between us and
         Deutsche Bank AG New York Branch.

  10.49 Assignment and Assumption Agreement, dated as of August 11, 2000, by and between us and FiberNet Operations, Inc. (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on August 15, 2000).

  21.1   Subsidiaries.

  23.1   Consent of Arthur Andersen LLP.

 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

  23.3   Consent of Mendelsohn Kary Bell & Natoli, P.C., Certified Independent
         Auditors.

  24.1   Powers of Attorney. (see page II-11)

*To be filed by amendment.
+Portions have been omitted pursuant to a confidential treatment request.

(b) Financial Statement Schedules

      Financial Statement Schedules are omitted because the information is included in our consolidated financial statements or notes to those consolidated financial statements.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 15, 2000.

                                          FiberNet Telecom Group, Inc.

                                                    /s/ Michael S. Liss
                                          By: _________________________________
                                                      Michael S. Liss
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

      We the undersigned officers and directors of FiberNet Telecom Group, Inc., hereby severally constitute and appoint Michael S. Liss our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of us for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Michael S. Liss           President, Chief Executive   August 15, 2000
______________________________________  Officer, and Director
           Michael S. Liss              (principal executive
                                        officer)

          /s/ Jon A. DeLuca            Chief Financial Officer      August 15, 2000
______________________________________  (principal financial and
            Jon A. DeLuca               accounting officer)

     /s/ Roy (Trey) D. Farmer III      Chief Operating Officer,     August 15, 2000
______________________________________  Executive Vice President
       Roy (Trey) D. Farmer III         and Director

        /s/ Timothy P. Bradley         Director                     August 15, 2000
______________________________________
          Timothy P. Bradley

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Steven G. Chrust            Director                     August 15, 2000
______________________________________
           Steven G. Chrust

     /s/ Philip L. DiGennaro           Director                     August 15, 2000
______________________________________
         Philip L. DiGennaro

      /s/ Charles J. Mahoney           Director                     August 15, 2000
______________________________________
          Charles J. Mahoney

      /s/ Richard E. Sayers            Director                     August 15, 2000
______________________________________
          Richard E. Sayers

       /s/ William Vrattos             Director                     August 15, 2000
______________________________________
           William Vrattos